                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                         MCDATA CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

JOHN F. MCDONNELL                                                     MCDATA CORPORATION
Chairman, President and                 [MCDATA LOGO]                 380 Interlocken Crescent
Chief Executive Officer                                               Broomfield, Colorado
                                                                      80021

To our Stockholders:

    I am pleased to invite you to attend the annual meeting of stockholders of McDATA Corporation to be held on Wednesday, August 1, 2001 at 2:00 p.m. at the Arvada Center for the Arts and Humanities located at 6901 Wadsworth Boulevard, Arvada, Colorado 80003.

    Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. We have not included a separate annual report in the proxy materials sent to you. We have included annual report information in Appendices attached to the Proxy Statement.

    If you are unable to attend the meeting in person, you may listen to audio highlights, which will be posted soon after the meeting on our investor relations Web site located at http://www.mcdata.com.

    Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting over the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

    Thank you for your ongoing support of and continued interest in McDATA Corporation.

                                          Sincerely,

                                          /s/ John F. McDonnell
                                          John F. McDonnell

--------------------------------------------------------------------------------

                               MCDATA CORPORATION
                            380 INTERLOCKEN CRESCENT
                           BROOMFIELD, COLORADO 80021
                                 (303) 460-9200

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME               2:00 p.m. Mountain Time on Wednesday, August 1, 2001

PLACE              Arvada Center for the Arts and Humanities
                   6901 Wadsworth Boulevard
                   Arvada, Colorado 80003

ITEMS OF BUSINESS  (1)  To elect a Class I Director for a three-year term (see page 7).

                   (2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2001 (see page 18).

                   (3)  To amend the 1997 Stock Option Plan (see page 18).

                   (4)  To consider such other business as may properly come before the meeting.

RECORD DATE        You are entitled to vote if you were a stockholder at the close of business on Tuesday, June 5, 2001.

MEETING ADMISSION  TWO CUT-OUT ADMISSION TICKETS ARE INCLUDED ON THE BACK COVER OF
                   THIS PROXY STATEMENT. Please contact Investor Relations at our headquarters if you need additional tickets. The meeting will begin promptly at 2 o'clock.

VOTING BY PROXY    Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or
                   (3) by mail.

                                          By Order of the Board of Directors,

                                          /s/ Thomas O. McGimpsey

                                          Thomas O. McGimpsey
                                          Vice President of Corporate Services,
                                          General Counsel and Secretary

THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ACCOMPANYING PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT JUNE 15, 2001.

                            YOUR VOTE IS IMPORTANT.
            PLEASE DATE, SIGN, AND RETURN YOUR PROXY CARD PROMPTLY.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

Proxy Statement.............................................      1
Board of Directors' Meetings................................      3
Board Organization..........................................      3
Director Compensation.......................................      4
Security Ownership of Certain Beneficial Owners and
  Management................................................      4
Certain Relationships and Related Transactions..............      6
Section 16(a) Beneficial Ownership Reporting Compliance.....      6
Election of Class I Director (Proposal 1)...................      7
Executive Officers of McDATA................................      9
Executive Compensation......................................     11
Performance Graph...........................................     17
Ratification of Appointment of Independent Auditors
  (Proposal 2)..............................................     18
Amendment of 1997 Stock Option Plan (Proposal 3)............     18
Market for McDATA's Common Equity...........................     23
Report of the Audit Committee of the Board of Directors.....     24
Other Information...........................................     25
Appendix A: 2001 McDATA Equity Incentive Plan...............    A-1
Appendix B: McDATA Corporation--Charter of the Audit
  Committee of the Board of Directors.......................    B-1
Appendix C: Description of Business.........................    C-1
Appendix D: Selected Financial Data and Management's
  Discussion and Analysis of Financial Condition and Results
  of Operations for the Fiscal Year ended December 31,
  2000......................................................    D-1
Appendix E: Report of Independent Public Accountants and
  Consolidated Financial Statements.........................    E-1
Appendix F: Unaudited Consolidated Financial Statements and
  Management's Discussion and Analysis of Financial
  Condition and Results of Operations for the Fiscal Quarter
  ended March 31, 2001......................................    F-1

                               MCDATA CORPORATION
                          PRINCIPAL EXECUTIVE OFFICES
                            380 INTERLOCKEN CRESCENT
                           BROOMFIELD, COLORADO 80021

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    The Board of Directors is soliciting proxies to be used at the 2001 annual meeting of stockholders to be held at the Arvada Center for the Arts and Humanities, 6901 Wadsworth Boulevard, Arvada, Colorado 80003 at 2:00 p.m. Mountain Time on Wednesday, August 1, 2001. This proxy statement and the proxy card will be mailed to stockholders beginning on or about June 15, 2001.

WHO CAN VOTE

    Record holders of Class A common stock and Class B common stock at the close of business on June 5, 2001 may vote at the annual meeting. On May 15, 2001, we had 81,000,000 outstanding shares of Class A common stock which were held by approximately 10,305 record holders and we had 30,320,541 outstanding shares of Class B common stock which were held by approximately 387 record holders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use. YOU ARE URGED TO VOTE BY PROXY REGARDLESS OF WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING.

HOW YOU CAN VOTE

    You can only vote your shares if you are either represented by proxy or present in person at the annual meeting. You can vote your proxy by:

    - the Internet, as described on the proxy card;

    - telephone, as described on the proxy card; or

    - mail, by completing and returning the enclosed proxy card.

    If you return a properly signed proxy card, we will vote your shares as you direct. IF YOUR PROXY CARD DOES NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE YOUR SHARES "FOR" THE ELECTION OF THE NOMINEE FOR CLASS I DIRECTOR ACCORDING TO PROPOSAL 1; "FOR" THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS ACCORDING TO PROPOSAL 2; AND "FOR" THE AMENDMENT OF THE 1997 STOCK OPTION PLAN ACCORDING TO PROPOSAL 3.

REVOCATION OF PROXIES

    You can revoke your proxy at any time before it is exercised at the annual meeting by any of these three ways:

    - by voting in person at the annual meeting;

    - by delivering a written notice of revocation dated after the proxy to our Secretary; or

    - by delivering another proxy dated after the previous proxy.

REQUIRED VOTES

    Each share of Class A common stock receives one vote on all matters properly brought before the annual meeting. Each share of Class B common stock receives one-tenth (1/10th) of one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum of a majority of the total number of votes entitled to be cast must be present in person or represented by proxy.

    The required vote of the stockholders on all proposals to be considered at the annual meeting is based upon the total number of votes actually cast at the annual meeting (including abstentions). As a result, the failure of a stockholder to vote in person or by proxy and broker non-votes (as described below) will all have the same effect as a vote "AGAINST" certain proposals. Shares held of record by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions are commonly described as "broker non-votes."

    The following is an explanation of the number of votes required for each of the matters to be voted on at the annual meeting:

    - ELECTION OF CLASS I DIRECTOR. The nominee receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

    - OTHER PROPOSALS. The affirmative vote of the holders of a majority of the votes cast is necessary for approval of the proposal to amend the 1997 Stock Option Plan and for approval of the ratification of PricewaterhouseCoopers, LLP as auditors for the calendar year 2001. Abstentions have the practical effect of a vote against these proposals, as will broker non-votes in the case of the proposal to approve the amendment of the 1997 Stock Option Plan.

    The Board of Directors of McDATA knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

    The Bank of New York, our transfer agent, will tally the votes. We will not disclose your vote except as required by law.

ANNUAL MEETING ADMISSION TICKETS

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD AND RETURN THE PROXY CARD PROMPTLY. If you are a stockholder of record and arrive at the annual meeting without an admission ticket, you will only be admitted once we verify your share ownership at the stockholders' admission counter. If you are a beneficial owner, you can obtain tickets at the stockholders' admission counter by presenting evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

                          BOARD OF DIRECTORS' MEETINGS

    Regular meetings of the Board of Directors are scheduled four (4) times during the year, and special meetings are scheduled as needed. The Board of Directors held nine (9) meetings in 2000. Attendance by incumbent Directors at meetings of the Board of Directors and its committees was at least 75%. In addition to attending Board of Directors and committee meetings, Directors carried out their responsibilities by participating in discussions with consultants and by communicating with members of management on matters affecting McDATA.

                               BOARD ORGANIZATION

    The Board of Directors has six Directors and has established an Audit Committee and a Compensation Committee described below to assist it in meeting its responsibilities. The Board of Directors has not established a Nominating Committee.

AUDIT COMMITTEE

FUNCTIONS:                   Oversees our accounting policies and practices and financial reporting and internal control structures, recommends to our
                             Board of Directors the appointment of independent auditors to audit our financial statements each year and confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial
                             structures and financial reporting. Assists the Board of
                             Directors in fulfilling its fiduciary and corporate
                             accountability responsibilities. Meets periodically with
                             independent public accountants and provides them
                             unrestricted direct access to its members.

NUMBER OF MEETINGS IN 2000:  6

MEMBERS:                     Charles C. Johnston (Chairman)
                             John W. Gerdelman
                             D. Van Skilling
                             -------------------

COMPENSATION COMMITTEE

FUNCTIONS:                   Reviews salaries, incentives and other forms of compensation for our executive officers and administers our incentive
                             compensation plan. The Compensation Committee has delegated its duties with respect to option grants for non-executive officers to a compensation subcommittee, which is chaired by
                             Mr. McDonnell, in accordance with the terms of the Company's
                             1997 Stock Option Plan.

NUMBER OF MEETINGS IN 2000:  5

MEMBERS:                     Thomas M. Uhlman (Chairman)
                             Laurence G. Walker
                             David A. Donatelli (Resigned February 2001)

                             DIRECTOR COMPENSATION

GOAL

    To attract and retain highly qualified Directors, we offer a competitive Director compensation package. This compensation package includes equity intended to align the interests of Directors with your long-term interests as stockholders. The Board of Directors periodically reviews Director compensation policies, and based on market and other information, the Board of Directors has determined that McDATA policies are in line with industry standards.

FEES

    Director's fees, paid only to Directors who are not McDATA employees, are as follows:

Annual retainer.............................................  $10,000
Attendance fee for each Board or Committee meeting..........  $ 1,000

    Any Director who is an employee of McDATA or one of its subsidiaries receives no compensation for serving as a Director. Accordingly, John F. McDonnell and David A. Donatelli did not receive fees for their services as Board or committee members in fiscal year 2000.

STOCK OPTIONS

    Our practice has been to grant Directors options to purchase 50,000 shares of our Class B common stock when they became directors and to grant them options to purchase an additional 20,000 shares of our Class B common stock each year thereafter. In October 1997, before he became a director, Mr. McDonnell was granted an option to purchase 1,000,000 shares of our Class B common stock and has not been granted options since. Mr. Donatelli has not been granted any options to purchase our common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information concerning the beneficial ownership of our common stock as of December 31, 2000. Unless otherwise indicated, the address of each listed stockholder is c/o McDATA Corporation, 380 Interlocken Crescent, Broomfield, CO 80021.

    We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on the number of shares of Class A common stock outstanding on May 15, 2001, or the number of shares of Class B common stock outstanding on May 15, 2001, as the case may be. There were 81,000,000 shares of Class A common stock outstanding on May 15, 2001, and 30,320,541 shares of Class B common stock outstanding on May 15, 2001.

    In computing the number of shares of Class B common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 15, 2001. Asterisks represent beneficial ownership of less than one percent.

                                                                                           PERCENT OF SHARES
                                                            NUMBER OF SHARES OF                OF COMMON
                                                             COMMON STOCK CLASS               STOCK CLASS
                                                             BENEFICIALLY OWNED            BENEFICIALLY OWNED
                                                         --------------------------      ----------------------
NAME AND ADDRESS OF THE BENEFICIAL OWNER                 CLASS A(1)       CLASS B        CLASS A       CLASS B
----------------------------------------                 ----------      ----------      --------      --------
5% STOCKHOLDER
Waddell & Reed Investment Management Company.......              (2)      2,419,650(3)      (2)          7.98%
T. Rowe Price Associates, Inc......................              (2)      1,819,700(3)      (2)          6.00%
Patricia L. McDonnell..............................        37,816(4)      4,051,500(5)       *          13.36%
John F. McDonnell..................................        28,311(6)      6,700,000(7)       *           22.1%
EXECUTIVE OFFICERS AND DIRECTORS
John F. McDonnell..................................        28,311(6)      6,700,000(7)       *           22.1%
Earl T. Carothers..................................             0                 0         --             --
Janet K. Cooper....................................             0                 0         --             --
Michael B. Gustafson...............................            53           150,000(8)       *              *
James E. Kuenzel...................................             0           145,000(9)      --              *
Thomas O. McGimpsey................................             0                 0         --             --
John H. Runne......................................             0               811         --              *
Jeffery O. Vogel...................................             0           125,000(10)     --              *
David M. Weishaar..................................           161           150,000(11)      *              *
John W. Gerdelman..................................             0            52,500(12)     --              *
Charles C. Johnston................................             0            52,500(13)     --              *
D. Van Skilling....................................            48            52,500(14)      *              *
Thomas M. Uhlman...................................             0            52,500(15)     --              *
Laurence G. Walker.................................             1(16)        52,600(17)      *              *
All Executive Officers and Directors as a Group
  (14 persons).....................................        28,574         7,533,411          *           24.8%

------------------------

 (1) Resulting from EMC distribution of Class A common stock on February 7,
     2001.

 (2) No Schedule 13D or 13G filed with respect to Class A common stock.

 (3) Based on Schedule 13G filings (as of December 31, 2000).

 (4) Includes 28,311 shares held jointly with Mr. McDonnell and 1,491 shares held as custodian for a custodial account.

 (5) Includes 50,500 shares held by Patricia L. McDonnell, as custodian for a custodial account.

 (6) Includes 28,311 shares held jointly by Mr. McDonnell and Patricia L. McDonnell, Mr. McDonnell's wife. Mr. McDonnell disclaims beneficial ownership of the shares of Class A common stock held by Mrs. McDonnell personally and as custodian.

 (7) Includes 40,000 shares held by the McDonnell Family Partnership, L.L.L.P., a limited liability limited partnership of which Mr. McDonnell is the general partner and 690,000 shares subject to options exercisable within 60 days after May 15, 2001. The number of shares of common stock beneficially owned by John F. McDonnell does not include 4,001,000 shares held by Patricia L. McDonnell, Mr. McDonnell's wife, and 50,500 shares held by Patricia L. McDonnell, as custodian for a custodial account. Mr. McDonnell disclaims beneficial ownership of the shares of Class B common stock held by Mrs. McDonnell personally and as custodian.

 (8) Includes 110,000 shares subject to stock options exercisable within 60 days after May 15, 2001.

 (9) Includes 114,678 shares subject to stock options exercisable within 60 days after May 15, 2001.

 (10) Includes 125,000 shares subject to stock options exercisable within 60 days after May 15, 2001.

 (11) Includes 150,000 shares subject to stock options exercisable within 60 days after May 15, 2001.

 (12) Includes 52,500 shares subject to stock options exercisable within 60 days after May 15, 2001.

 (13) Includes 52,500 shares subject to stock options exercisable within 60 days after May 15, 2001.

 (14) Includes 52,500 shares subject to stock options exercisable within 60 days after May 15, 2001.

 (15) Includes 52,500 shares subject to stock options exercisable within 60 days after May 15, 2001.

 (16) Includes 1 share of Class A common stock held by Katherine Walker, Mr. Walker's wife.

 (17) Includes 52,500 shares subject to stock options exercisable within 60 days after May 15, 2001.

 (*) Less than 1 percent

    On February 7, 2001, EMC distributed all the shares of our Class A common stock held by EMC to EMC stockholders on a pro rata basis in a transaction that was tax free to EMC. A total of 81,000,000 shares of our Class A common stock were distributed. EMC stockholders paid no consideration for the shares of Class A common stock distributed to them.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since January 1, 1999, there has not been and there is not currently proposed any transaction or series of similar transactions to which we were or are a party in which the amount exceeds $60,000 and in which any director, executive officer, holders of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described under "Executive Compensation" and (2) the transactions described in our Registration Statement on Form S-1, SEC file
No. 333-38106, declared effective on August 8, 2000.

    In connection with the February 7, 2001 distribution of our Class A common stock by EMC, the Investors Rights Agreement to which Mr. McDonnell was a party, was terminated in accordance with its terms.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock and other equity securities of our Company. Executive officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission regulation to furnish to us copies of all
Section 16(a) forms they file.

    Based solely on a review of the copies of Section 16(a) forms furnished to us and written representations that no other filings were required, we believe that all the Securities and Exchange Commission filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with for year 2000 with the exception of James E. Kuenzel, our Vice President of Engineering. On August 9, 2000, Mr. Kuenzel purchased 100 shares of McDATA Class B common stock. On August 14, 2000, 100 shares of McDATA Class B common stock were inadvertently sold on Mr. Kuenzel's behalf by his broker. No Form 4 was filed for the purchase or sale at that time. On February 27, 2001, a Form 4 was filed which reported the purchase and sale. Mr. Kuenzel has disgorged the profit received upon the sale of these shares to the Company.

                          ELECTION OF CLASS I DIRECTOR
                                  (PROPOSAL 1)

    The Board of Directors consists of 6 Directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class I Director is up for election at this annual meeting and the nominee for election is currently a Class I Director.

    We will vote your shares as you specify on your proxy card. If you sign, date and return the proxy card but do not specify how you want your shares voted, we will vote them FOR THE ELECTION OF THE NOMINEE LISTED BELOW. If you do not wish to have your shares voted for the nominee, you may so indicate in the space provided in the proxy card. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for the nominee, we will vote your shares FOR THAT OTHER PERSON. If we do not name a substitute nominee, the size of the Board of Directors will be reduced. The Board of Directors knows of no reason why the nominee would not be available to serve at the time of the annual meeting.

    Following is a brief listing of the age, term as Director, principal occupation, business experience and other directorships of the nominee for election as Director. Similar information is also provided for the other Directors whose terms of office do not expire at this annual meeting.

NOMINEE FOR DIRECTOR IN CLASS I
(THE TERM OF THIS NOMINEE DIRECTOR WOULD EXPIRE AT
THE ANNUAL MEETING OF STOCKHOLDERS IN 2004)

    JOHN W. GERDELMAN, Age 48, Managing Member, Mortonsgroup LLC, has served as a director of McDATA since May 1998. Mr. Gerdelman has been Managing Member of Mortonsgroup LLC, an early stage venture firm, since October 1999. From April 1999 to October 1999, Mr. Gerdelman was Chief Executive Officer of USA.NET, a provider of outsourced e-mail applications for consumers and business customers. Mr. Gerdelman was employed by MCI Telecommunications Corporation as an Executive Vice President from 1986 through April 1999. He received his Bachelor of Science degree in chemistry from the College of William and Mary. Mr. Gerdelman currently serves as a director of Sycamore Networks, Inc. and Genuity.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEE FOR DIRECTOR.

CONTINUING DIRECTORS IN CLASS II
(THE TERMS OF THESE CONTINUING DIRECTORS EXPIRE AT
THE ANNUAL MEETING OF STOCKHOLDERS IN 2002)

    D. VAN SKILLING, Age 67, President, Skilling Enterprises, Chairman Emeritus, Experian, has served as a director of McDATA since May 1998. Mr. Skilling retired as Chairman and Chief Executive Officer of Experian Information Solutions, Inc., formerly TRW Information Systems & Services, in April 1999. From September 1996 until April 1999, Mr. Skilling was Chairman and Chief Executive Officer of Experian. From March 1970 until September 1996,
Mr. Skilling was the Executive Vice President of TRW Information Systems and Services. He received his Bachelor of Science degree in chemistry from Colorado College and his Master of Business Administration degree in International Business from Pepperdine University. He currently serves on the Boards of Directors of The Lamson & Sessions Company , First American 1 Corporation and American Business Bank.

    THOMAS M. UHLMAN, Age 54, President, New Ventures Group, Lucent Technologies, Inc., has served as a director of McDATA since May 1998.
Mr. Uhlman has been President, New Ventures Group of Lucent Technologies since 1997. From 1996 to 1997, Mr. Uhlman was Senior Vice President,

Corporate Strategy, Business Development and Public Affairs of Lucent Technologies. From 1995 to 1996 Mr. Uhlman was the Vice President, Corporate Development of AT&T Corp. Prior to joining AT&T, he was with Hewlett-Packard Company in various advisory and management roles. He received his Ph.D. in Political Science from the University of North Carolina, his Masters Degree in management from Stanford University and his Bachelor of Arts degree in political science and psychology from the University of Rochester.

CONTINUING DIRECTORS IN CLASS III
(THE TERMS OF THESE CONTINUING DIRECTORS EXPIRE AT
THE ANNUAL MEETING OF STOCKHOLDERS IN 2003)

    CHARLES C. JOHNSTON, Age 65, Chairman, Ventex Technology, Inc. and AFD Technologies, LLC, has served as a director of McDATA since May 1998.
Mr. Johnston has been Chairman of Ventex Technology, Inc., an electronic transformer company, and AFD Technologies, LLC, a chemical company, since 1993. Mr. Johnston was founder, Chairman and CEO of ISI Systems, a computer software company, from 1970 to 1992 before it was sold to Teleglobe Corporation of Montreal, Canada. He served in various capacities at International Business Machines Corporation from 1959 until 1965 and served as Director of Grumman Corporation and Teleglobe Corporation from 1989 to 1994. He received his Bachelor of Science degree in 1957 from the Worcester Polytechnic Institute. He currently serves as a director of Bitwise Designs, Inc., Hydron Technologies, Inc., Internet Commerce Corporation and Waste Systems International, Inc.

    JOHN F. MCDONNELL, Age 56, is a founder of McDATA and has served as Chief Executive Officer and President of McDATA since its inception in 1982, and has served as Chairman of the Board of Directors since 1998. Mr. McDonnell has more than 31 years of experience in the data communications field, including 26 years in corporate and technical management and 5 years in engineering. Prior to founding McDATA, he held various corporate management and engineering positions at Storage Technology Corporation and Computer Communications, Inc.
Mr. McDonnell attended California State University at Long Beach.

    LAURENCE G. WALKER, Age 52, Chief Executive Officer, C-Port Corporation, which recently became a wholly-owned subsidiary of Motorola, has served as a director of McDATA since May 1998. Mr. Walker co-founded C-Port in November 1997 and has been Chief Executive Officer since that time. From June 1997 until October 1997, Mr. Walker was self employed. From August 1996 until May 1997,
Mr. Walker served as Chief Executive Officer of CertCo, a digital certification supplier. Prior to that, he was Vice President and General Manager of Network Product Business Unit, Digital Equipment Corporation from January 1994 to July 1996. From 1981 to 1994, he held a variety of other management positions at Digital Equipment Corporation. He received his Ph.D. and Master of Science degree in electrical engineering from the Massachusetts Institute of Technology and his Bachelor of Science degree in Electrical Engineering from Princeton.

                          EXECUTIVE OFFICERS OF MCDATA

    The following table sets forth certain information regarding our executive officers as of the date of this Proxy Statement:

NAME                                              AGE                          POSITION
----                                            --------      ------------------------------------------
John F. McDonnell.........................         56         Chairman of the Board of Directors, Chief
                                                              Executive Officer and President

Earl T. Carothers.........................         55         Vice President of Corporate Quality and
                                                              Customer Services

Janet K. Cooper...........................         47         Chief Financial Officer and Senior Vice
                                                              President of Finance and Administration

Michael B. Gustafson......................         34         Vice President of Worldwide Sales

James E. Kuenzel..........................         47         Vice President of Engineering

Thomas O. McGimpsey.......................         39         Vice President of Corporate Services,
                                                              Secretary and General Counsel

John H. Runne.............................         52         Senior Vice President of Corporate
                                                              Development

Jeffery O. Vogel..........................         45         Vice President of Solutions and Systems
                                                              Integration Services

David M. Weishaar.........................         49         Vice President of Manufacturing

EXECUTIVE OFFICERS

    JOHN F. MCDONNELL is a founder of McDATA and has served as Chief Executive Officer and President of McDATA since its inception in 1982, and has served as Chairman of the Board of Directors since 1998. Mr. McDonnell has more than 31 years of experience in the data communications field, including 26 years in corporate and technical management and 5 years in engineering. Prior to founding McDATA, he held various corporate management and engineering positions at Storage Technology Corporation and Computer Communications, Inc. Mr. McDonnell attended California State University at Long Beach.

    EARL T. CAROTHERS has been the Vice President of Corporate Quality and Customer Services since December 2000. Prior to joining McDATA, Mr. Carothers was President and CEO of Global Knowledge Group, Inc. from January 2000 to November 2000, Vice President and General Manager of the IT Solutions Division of Intergraph Corporation from October 1998 to January 2000, Vice President of Customer Service and Quality at Compaq Computer Corporation from July 1996 to September 1997, Vice President of Customer Services, Systems Integration and Sales Operations at Dell Computer Corporation from January 1994 to July 1996, and held various management positions with Digital Equipment Corporation from 1971 to 1994. Mr. Carothers has a Certificate of International Management from INSEAD, Fontainebleau, France.

    JANET K. COOPER has been the Senior Vice President of Finance and Administration and Chief Financial Officer since January 2001. Prior to joining McDATA, Ms. Cooper was Senior Vice President of Finance at Qwest Communications International, Inc. from June 2000 to January 2001, Vice President of Finance and Controller of US WEST from June 1999 to June 2000, Vice President, Treasurer and Controller of US WEST from March 1999 to June 1999,Vice President and Treasurer of

US WEST from May 1998 to March 1999, Vice President of Treasury and Tax Business of The Quaker Oats Company from 1997 to 1998, and Vice President and Treasurer of The Quaker Oats Company from 1992 to 1997. Ms. Cooper joined The Quaker Oats Company in 1978 and held various financial and managerial positions. Ms. Cooper received a Bachelor of Science in Math, Computer Science and Economics and an M.S. in Applied Mathematics from the University of Illinois, and an M.B.A. in Finance and International Business from the University of Chicago. Ms. Cooper also sits on the Board of Directors for Lennox International Inc. and The Toro Company.

    MICHAEL B. GUSTAFSON has been the Vice President of Worldwide Sales since March 1999. From May 1998, when he joined McDATA, until March 1999,
Mr. Gustafson served as a regional sales manager of McDATA. Prior to joining McDATA, Mr. Gustafson spent 9 years with IBM serving in various sales management positions, including most recently as Business Unit Executive and Director of U.S. Channel Field Sales of IBM from June 1997 until May 1998. Mr. Gustafson received his Bachelor of Science degree in business administration from Washington University in St. Louis.

    JAMES E. KUENZEL has been the Vice President of Engineering since joining McDATA in November 1999. He was previously Vice President of Engineering at Cabletron Systems Inc. from February 1998 until October 1999 and held a variety of engineering management positions at Digital Equipment Corporation over a period of twenty years, including having served as the Vice President of Engineering from January 1997 until February 1998 and as a Director of Engineering from March 1994 until January 1997. Mr. Kuenzel received his associate degree in electronics from the Philco Ford Technical Institute.

    THOMAS O. MCGIMPSEY has been the Vice President of Corporate Services since February 2001 and Vice President, Secretary and General Counsel since July 2000. Prior to joining McDATA, Mr. McGimpsey was the Senior Corporate and Securities Attorney at US WEST, Inc. and US WEST Communications, Inc. from 1998 until July 2000. From 1996 to 1998, Mr. McGimpsey was in private practice as an associate attorney at the law firm of Ballard Spahr Andrews & Ingersoll, LLP. From 1994 to 1996, Mr. McGimpsey was in private practice as an associate attorney at the law firm of Holland & Knight, LLP. Mr. McGimpsey received his Juris Doctor degree from the University of Colorado in 1991 and his Bachelor of Science Degree in Computer Science from Embry-Riddle Aeronautical University in 1984.

    JOHN H. RUNNE has been the Senior Vice President of Corporate Development since December 2000. Prior to joining McDATA, Mr. Runne was President of
Runne & Associates Inc. from 1995 and has served as Vice Chairman of the Board of EDSS, Inc, Director of Helus, Inc., a member of the Advisory Board of Presideo, Inc. and a member of the Advisory Board of SalesRepsOnline.com since 1997. Mr. Runne received his bachelor degree in business from the University of Texas.

    JEFFERY O. VOGEL has been the Vice President of Solutions and Systems Integration Services since November 2000, and prior to that was Vice President of Marketing and System Integration Services since joining McDATA in December 1998. He served as Vice President of Marketing and Business Development at Vixel Corporation, a provider of Fibre Channel software, switches, hubs and other components for storage area networks, from November 1993 until November 1998. Previously, he held sales, marketing and IT management positions at Hitachi Data Systems, Seagate Technology, Inc., Western Digital Corporation and Bank of America. Mr. Vogel received his Bachelor of Science degree in engineering from the DeVry Institute.

    DAVID M. WEISHAAR has been the Vice President of Manufacturing since joining McDATA in July 1999. From January 1999 to June 1999, Mr. Weishaar was a self-employed consultant. From November 1994 to December 1998 Mr. Weishaar served as Vice President of Manufacturing and Customer Service, and Chief Quality Officer for Stratus Computer and from June 1993 to November 1994 he served as the Vice President of Manufacturing at Stratus Computer. He has also held executive management positions at Sun Microsystems, Sequoia Systems, and ZTEL, Inc., and management positions at Digital Equipment Corporation. He received his Bachelor of Science degree in Electrical Engineering from the University of Wyoming and his Master of Business Administration degree from Northeastern University.

                             EXECUTIVE COMPENSATION

    The following table sets forth information for the fiscal year ended December 31, 2000 concerning the compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers whose total salary and bonus for such fiscal year exceeded $100,000, collectively referred to below as the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               ------------
                                                       ANNUAL COMPENSATION      SECURITIES       OTHER
                                                     -----------------------    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                          SALARY($)   BONUS($)(1)    OPTIONS(#)        ($)
---------------------------                          ---------   -----------   ------------   ------------
John F. McDonnell ......................    2000     $280,883      $ 92,155            --        $ 5,373(2)
  Chief Executive Officer and President     1999     $269,039      $ 35,131            --        $ 9,525(3)

Michael B. Gustafson ...................    2000     $115,935      $275,626       200,000        $ 8,055(4)
  Vice President of Worldwide Sales         1999     $100,384      $112,916       120,000        $45,547(5)

David M Weishaar .......................    2000     $200,000      $ 51,363            --        $   630(6)
  Vice President of Manufacturing           1999     $ 92,308      $  2,231            --        $77,339(7)

James E. Kuenzel .......................    2000     $200,000      $ 50,578            --        $39,257(8)
  Vice President of Engineering             1999     $ 33,846      $     --            --        $28,003(9)

Dee J. Perry ...........................    2000     $176,718      $ 48,064            --        $ 4,102(10)
  Chief Financial Officer and Vice          1999     $140,002      $ 14,785            --        $ 5,776(11)
  President
  of Finance and Administration

------------------------

 (1) Includes performance bonuses and commissions accrued in 2000 and 1999 whether paid in that year or a succeeding year.

 (2) For 2000, this amount includes $2,580 for term life insurance premiums, $2,347 paid to Mr. McDonnell's account in our 401(k) plan and $445 for reimbursement of travel expenses.

 (3) For 1999, this amount includes $1,806 for term life insurance premiums, $2,000 paid to Mr. McDonnell's account in our 401(k) plan and $5,719 for reimbursement of travel expenses.

 (4) For 2000, this amount includes $144 for term life insurance premiums for Mr. Gustafson, $2,000 paid to Mr. Gustafson's account in our 401(k) plan and $5,911 for reimbursement of travel expenses.

 (5) For 1999, this amount includes $96 for term life insurance premiums for Mr. Gustafson, $4,765 paid to Mr. Gustafson's account in our 401(k) plan and $40,686 for reimbursement of relocation expenses.

 (6) For 2000, this amount includes $630 for term life insurance premiums for Mr. Weishaar.

 (7) For 1999, this amount includes $301 for term life insurance premiums for Mr. Weishaar and $77,038 for reimbursement of relocation expenses.

 (8) For 2000, this amount includes $630 for term life insurance premiums, $5,605 paid to Mr. Kuenzel's account in our 401(k) plan, and $33,022 for reimbursement of relocation expenses.

 (9) For 1999, this amount includes $117 for term life insurance premiums for Mr. Kuenzel, and $27,886 for reimbursement of relocation expenses.

 (10) For 2000, this amount includes $522 for term life insurance premiums and $3,580 paid to Ms. Perry's account in our 401(k) plan.

 (11) For 1999, this amount includes $412 for term life insurance premiums for Ms. Perry and $5,364 paid to Ms. Perry's account in our 401(k) plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information for each grant of stock options during the year ended December 31, 2000 to each of the Named Executive Officers. All of these options granted by us were granted under our 1997 Stock Option Plan and have a term of 10 years, subject to earlier termination in the event an optionee's services to us cease. For more information, see "EMPLOYEE BENEFIT PLANS" below for descriptions of the material terms of these options. During the year ended December 31, 2000, we granted options to purchase an aggregate of 3,882,375 shares of Class B common stock under the 1997 Stock Option Plan. Options were granted at an exercise price equal to the fair market value (as determined under the 1997 Stock Option Plan) of our Class B common stock on the date prior to the grant. Potential realizable values are net of exercise prices before taxes, and are based on the assumption that our Class B common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on the Securities and Exchange Commission requirements and do not reflect any projection or estimate of future stock price growth. No stock appreciation rights were granted during the fiscal year ended December 31, 2000.

                                                INDIVIDUAL GRANTS
                                -------------------------------------------------
                                  NUMBER     PERCENT OF                             POTENTIAL REALIZABLE VALUE AT
                                    OF         TOTAL                                   ASSUMED ANNUAL RATES OF
                                SECURITIES    OPTIONS      EXERCISE                 STOCK PRICE APPRECIATION FOR
                                UNDERLYING   GRANTED TO   PRICE PER                          OPTION TERM
                                 OPTIONS     EMPLOYEES    SHARE ($/    EXPIRATION   -----------------------------
NAME                             GRANTED      IN 2000       SHARE)        DATE           5%              10%
----                            ----------   ----------   ----------   ----------   -------------   -------------
John F. McDonnell.............         --         --            --            --             --              --
Michael B. Gustafson..........    200,000       5.15        $11.54       3/15/10     $1,451,489      $3,678,358
David M. Weishaar.............         --         --            --            --             --              --
James E. Kuenzel..............         --         --            --            --             --              --
Dee J. Perry..................         --         --            --            --             --              --

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

    The following table sets forth information with respect to the Named Executive Officers concerning exercisable and unexercisable options held as of December 31, 2000. The dollar value of in-the-money options at December 31, 2000 is calculated by determining the difference between the fair market value of $54.75 per share and the option exercise price.

                                                             NUMBER OF SECURITIES                VALUE OF
                                                                  UNDERLYING                    UNEXERCISED
                                                                  UNEXERCISED                  IN-THE-MONEY
                                                                  OPTIONS AT                    OPTIONS AT
                                SHARES                         DECEMBER 31, 2000             DECEMBER 31, 2000
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
John F. McDonnell...........         --              --     690,000        250,000      $37,087,500    $13,437,500
Michael B. Gustafson........     40,000     $   754,800      30,000        330,000        1,593,600     15,567,600
David M. Weishaar...........         --              --     150,000        450,000        7,837,500     23,512,500
James E. Kuenzel............        322          17,408     149,678        450,000        7,783,256     23,400,000
Dee J. Perry................    300,000      14,375,000          --        200,000               --     10,750,000

CHANGE OF CONTROL ARRANGEMENTS/EMPLOYMENT AGREEMENTS

    All of our executive officers have entered into severance agreements and key employee agreements with us. Our severance agreements grant our executive officers a payment, in a lump sum or according to our normal payroll timetable, equal to four times (eight times for Ms. Cooper, our new Chief Financial Officer) the average of their quarterly compensation over the preceding eight calendar quarters, payment for all accrued but unused vacation days, the provision of health benefits for a period of time and automatic acceleration of the vesting of all stock options held if we terminate their employment upon a change in control and provide that our executive officers will not engage in any activity that conflicts with their obligations to us, induce other employees to leave us, or compete with us for a period of one year after termination of their employment. Under the terms of the key employee agreement, all confidential, proprietary or other trade secret information and all other discoveries, inventions, processes, methods and improvements made by the employee are our property. In addition, pursuant to the agreement, employees may not compete with us for one year after termination of their employment.

EMPLOYEE BENEFIT PLANS

1997 STOCK OPTION PLAN

    We currently have a 1997 Stock Option Plan, which was approved and adopted by our stockholders and directors in October 1997. As of December 31, 2000, approximately 2,576,175 million shares of our Class B common stock were reserved for issuance under the 1997 Stock Option Plan. Under the terms of the 1997 Stock Option Plan, our Board of Directors may grant incentive stock options and non-qualified stock options to our employees and non-qualified stock options to our directors, provided that certain eligibility requirements are satisfied. Our Board of Directors administers the 1997 Stock Option Plan, but has delegated to the Compensation Committee the authority to administer the plan.

    Subject to the provisions of the 1997 Stock Option Plan, our Board of Directors or Compensation Committee has the authority to select eligible persons to whom options will be granted and determine the terms of each option, including:

    - the duration of the option, which may not exceed 10 years;

    - whether an option will be an incentive stock option or a non-qualified stock option;

    - the number of shares of Class B common stock covered by the option; and

    - when the option becomes exercisable.

    The exercise price per share of Class B common stock for:

    - non-qualified options must be no less than 85% of the fair market value per share of the Class B common stock subject to the option;

    - incentive stock options must be no less than the fair market value of the Class B common stock subject to the option; and

    - incentive stock options granted to an employee owning more than 10% of the total combined voting power of all classes of our capital stock, or of any related company, must not be less than 110% of the fair market value per share of the Class B common stock.

    Initially, each incentive stock option granted is exercisable over a period determined by the Board of Directors or the Compensation Committee in its discretion, not to exceed ten years from the date of the grant as required by the Internal Revenue Code of 1986. In addition, the exercise period for an incentive stock option may not exceed five years from the date of the grant if the option is granted to an individual who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of our capital stock. The Board of Directors or the Compensation Committee generally has the right to accelerate the exercisability of any options granted under the 1997 Stock Option Plan that would otherwise be unexercisable. In the event of certain changes in control, the acquiring or successor corporation may assume or grant substitute options for options then outstanding under the 1997 Stock Option Plan, or such options shall terminate.

    The 1997 Stock Option Plan expires on September 30, 2007, except as to options or awards outstanding on that date. Subject to the terms of the 1997 Stock Option Plan, the Board of Directors or the Compensation Committee may terminate or amend the 1997 Stock Option Plan at any time.

    As of December 31, 2000, options for the purchase of an aggregate of 11,891,136 shares of Class B common stock at a weighted average exercise price of $7.41 were outstanding under the 1997 Stock Option Plan.

401(k) PLAN

    The Company has adopted a 401(k) Plan. Participants in our 401(k) plan may contribute up to 15% of their total annual compensation, not to exceed the specified statutory limit, which was $10,500 in calendar year 2000. The 401(k) plan permits, but does not require, us to make contributions to the 401(k) plan on behalf of our employees. Our current practice is to match $.50 on each dollar of an employee's contributions up to the first 6% of an employee's compensation with a total maximum matching contribution of 3% of an employee's compensation. All contributions to the 401(k) plan by or on behalf of employees are subject to the aggregate annual limits prescribed by the Internal Revenue Service. Under our 401(k) plan, our participants received full and immediate vesting of their contributions and are vested in matching contributions over a three year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to the Company's executive officers during fiscal year 2000. Actual compensation earned during fiscal year 2000 by the Named Executive Officers is shown in the Summary Compensation Table.

    COMPENSATION PHILOSOPHY

    The Company operates in the extremely competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee's objectives are to:

    - Provide a competitive total compensation package that takes into consideration the compensation practices of companies with which the Company competes for executive talent.

    - Provide variable compensation opportunities that are linked to achievement of financial, organization, management and individual performance goals.

    - Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in the Company.

    COMPONENTS OF EXECUTIVE COMPENSATION

    The compensation program for the Company's executive officers consists of the following components:

    - Base Salary

    - Management Bonus Program

    - Long-Term Stock Option Incentives

    BASE SALARY

    The Compensation Committee reviewed fiscal 2000 salaries for the Chief Executive Officer in January 2000, and the other Named Executive Officers in late 1999. Base salaries were established by the Compensation Committee based upon competitive compensation data, an executive's job responsibilities, level of experience, individual performance and contribution to the business. No specific formula was applied to determine the weight of each factor. The Compensation Committee based its determination of Mr. McDonnell's salary on both his individual performance and the salaries paid to chief executive officers of peer companies. Based on its review, Mr. McDonnell's salary was increased by five percent for 2000.

    MANAGEMENT BONUS PROGRAM

    All of our executive officers are eligible for a bonus based upon achievement of specified annual and quarterly objectives. There is no formal agreement with respect to this program and objectives for bonuses are set annually by the Board of Directors. Currently the bonus is calculated as a percentage of base compensation and can range from 25% to 50% for executive officers. For executive officers, the bonus is tied to achievement of annual planned operating profit or revenue and achievement of quarterly objectives. Typically, 70% of an executive officer's bonus is tied to achievement of annual planned profit and 30% to achievement of quarterly objectives. Unlike other executive officers, Mr. Gustafson's compensation is tied more directly to bonuses based on the achievement of annual and quarterly objectives.

    LONG-TERM STOCK OPTION INCENTIVES

    The Compensation Committee provides the Company's executive officers with long-term incentive compensation through grants of options to purchase the Company's Class B common stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of the Company's stockholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. It is the belief of the Compensation Committee that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue in employ of the Company. The Compensation Committee considers the grant of each option subjectively, reviewing factors such as the anticipated future contribution of the executive toward the attainment of the Company's long-term strategic performance goals. In 2000, the Compensation Committee typically granted new hire options to executive officers joining the Company. The Compensation Committee is evaluating the use of options for retention and the possibility of having annual option grants for executive officers. In fiscal 2000, no options were granted to Mr. McDonnell because the Compensation Committee believed that his current option status was competitive based on market data and his future vesting.

    SECTION 162(m)

    The Company has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers, unless compensation is performance-based. The Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

                                               Respectfully submitted by:

                                               THE COMPENSATION COMMITTEE
                                               Thomas M. Uhlman, Chairman
                                               Laurence G. Walker

                               PERFORMANCE GRAPH

    Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Class B Common Stock with the cumulative return of the NASDAQ Market Index and the SIC Code Computer Peripheral Equipment Index for the period commencing August 9, 2000 and ending on December 31, 2000. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

                        COMPARE CUMULATIVE TOTAL RETURN
                           AMONG MCDATA CORPORATION,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          MCDATA CORPORATION  SIC CODE 3669  NASDAQ MARKET INDEX
8/9/00                   100            100                  100
8/31/00               125.71         112.31                111.5
9/29/00               143.63          86.41                97.44
10/31/00               97.42          86.41                88.85
11/30/00               63.11          66.72                68.69
12/29/00               63.99          72.33                65.48

                     ASSUMES $100 INVESTED ON AUG. 9, 2000
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2000

------------------------

(1) The graph assumes that $100 was invested on August 9, 2000 in the Company's Class B common stock, in the NASDAQ Market Index, and the SIC Code Computer Peripheral Equipment Index, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Class B common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

    The information contained above under the captions "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS" and "PERFORMANCE GRAPH", and below under the caption "REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

    At the recommendation of the Audit Committee, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, Independent Public Accountants, as independent auditors to audit the financial statements of McDATA for calendar year 2001.

    In addition to auditing services, PricewaterhouseCoopers LLP also provided certain non-audit services to McDATA in 2000. The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The following table sets forth the fees incurred by McDATA for the services of PricewaterhouseCoopers LLP in 2000.

                               FINANCIAL INFORMATION SYSTEM
           AUDIT FEES         DESIGN AND IMPLEMENTATION FEES   ALL OTHER FEES
      ---------------------   ------------------------------   --------------
            $281,000                       $0                     $812,000*

------------------------

* Consists primarily of fees in connection with matters related to our August 9, 2000 initial public offering and our subsequent spin-off from EMC Corporation, tax planning and compliance matters, and expenses of PricewaterhouseCoopers LLP related to services rendered to McDATA.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to questions.

    It is understood that even if the selection of PricewaterhouseCoopers LLP, as independent auditors is ratified, the Board of Directors and the Audit Committee, at their discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors and Audit Committee feel that such change would be in the best interests of the company and its stockholders. If the stockholders do not ratify the Board of Directors' selection of PricewaterhouseCoopers LLP as the corporation's independent auditors for the calendar year 2001, the Board of Directors will consider the matter at its next meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                            ------------------------

                      AMENDMENT OF 1997 STOCK OPTION PLAN
                                  (PROPOSAL 3)

    On May 18, 2001, the Board of Directors voted to amend the 1997 Stock Option Plan (the "1997 Plan") and recommend shareholder approval of such amendment. The 1997 Plan would be amended and restated as the 2001 McDATA Equity Incentive Plan (the "2001 Plan"). The amendment would (a) increase the authorized number of Class B common stock shares issuable under the plan by 5 million (from
19 million to 24 million) and (b) expand the types of grants to be awarded to include restricted stock and stock bonuses, and make other necessary changes. As of May 15, 2001, we had an aggregate of 111,320,541 shares consisting of 81,000,000 outstanding shares of Class A common stock and 30,320,541 outstanding shares of Class B common stock.

    The 2001 Plan will allow us to offer equity incentives to attract, retain and motivate highly qualified individuals essential to our long-term growth and success. Such equity awards encourage employee loyalty to McDATA and align employee interests directly to the interests of our stockholders. As of May 15, 2001, we had approximately 750 employees worldwide, each of whom will be eligible to receive awards under the 2001 Plan. To support our long-term growth, we anticipate that we will continue to increase our work force. We will also be able to grant equity awards under the 2001 Plan to directors and consultants as we determine appropriate. We believe that the amendment and restatement of the 1997 Plan into the 2001 Plan will help us accomplish our recruitment and retention goals and will help keep our stock-based incentive compensation competitive with that offered by other companies in the information technology industry.

    As of May 15, 2001, there were an aggregate of 10,411,211 shares of Class B common stock issuable pursuant to outstanding vested and unvested stock options granted under the 1997 Plan. We anticipate that the 2,627,148 shares of Class B common stock available for future grants under the 1997 Plan will be sufficient to cover projected option grants ONLY THROUGH APPROXIMATELY THE MIDDLE OF 2002.

    The full text of the 2001 Plan appears as Appendix A to this Proxy
Statement.

    The affirmative vote of a majority of the total number of votes entitled to be cast (including abstentions) present in person or by proxy is required to approve the amendment of the 1997 Plan. The closing price of a share of Class B common stock on the NASDAQ National Market on May 15, 2001 was $32.65. The proceeds received by us upon exercise of the options by participants in the 2001 Plan will be used for general corporate purposes. Under the terms of the 2001 Plan, awards are made at the discretion of the Board of Directors (or a committee appointed by the Board of Directors). The type and amount of any awards to be granted under the 2001 Plan to the Company's directors and executive officers is not determinable at this time.

SUMMARY OF THE 2001 PLAN

    INCREASE IN PLAN SIZE

    A total of 19 million shares of Class B common stock were available for issuance under the 1997 Plan. Upon stockholder approval of the amendment, that total will be increased to 24 million.

    ADMINISTRATION

    The Board of Directors has delegated to the Compensation Committee the authority to administer the 2001 Plan. The Compensation Committee is comprised solely of independent Directors. The Board of Directors and the Compensation Committee have the general authority to construe, interpret and amend the 2001 Plan as well as to determine:

    - the grant recipients,

    - the grant dates,

    - the number of shares subject to the award,

    - the exercisability and vesting of the award,

    - the exercise price,

    - the type of consideration, and

    - the other terms of the award.

    The Board of Directors can amend the 2001 Plan, except that no amendment which impairs the rights and obligations under any stock award granted before the amendment will be effective unless consent is obtained from the person to whom such stock award was granted, or as necessary to comply with any laws or governmental regulations or except as necessary under the 2001 Plan to comply with the requirements of Section 422 of the Internal Revenue Code. In addition, except for amendments relating to adjustments upon changes in common stock, minor amendments to benefit the administration of the 2001 Plan, amendments which take account of favorable legislation or maintain favorable tax, exchange control or regulatory treatment for the 2001 Plan and its participants, no amendment which requires approval of the stockholders under Section 422 of the Internal Revenue

Code, the Exchange Act of 1934 or any Nasdaq or applicable exchange listing requirements, will be effective unless approved by the stockholders.

    SHARE RESERVE

    If the recipient of a stock award does not purchase the shares subject to his or her stock award before the stock award expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the 2001 Plan.

    ELIGIBILITY

    The Board of Directors or the Compensation Committee may grant incentive stock options that qualify under Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. The Board of Directors or the Compensation Committee also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates. A stock option is a contractual right to purchase a specified number of our shares at a specified price (exercise price) for a specified period of time. An incentive stock option is a stock option that has met the requirements of
Section 422 of the Internal Revenue Code. This type of option is free from regular tax at both the date of grant and the date of exercise. However, the difference between the fair market value on date of exercise and the exercise price is an item of alternative minimum tax unless there is a disqualifying disposition in the year of exercise. If two holding period tests are met--two years between grant date and sale date and one year between exercise date and sale date--all profit on the sale of our shares acquired by exercising the incentive stock option is long-term capital gain income. However, if either of the holding periods is not met, there has been a disqualifying disposition, and a portion of any profit will be taxed at ordinary income rates. A nonstatutory stock option is a stock option that either does not meet the Internal Revenue Code criteria for qualifying incentive stock options or is not intended to be an incentive stock option. It triggers a tax upon exercise. This type of option requires payment of state and federal income tax and, if applicable, FICA/FUTA on the difference between the exercise price and the fair market value on the exercise date. A restricted stock purchase award is our offer to sell our shares at a price either at or near the then fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered.

    Under certain conditions the Board of Directors or the Compensation Committee may grant an incentive stock option to a person who owns or is deemed to own stock possessing more than 10% of our total combined voting power or the total combined voting power of an affiliate of ours. The exercise price of an incentive stock option in such cases must be at least 110% of the fair market value of the stock on the grant date, and the option term must be five years or less.

    GRANTS TO EXECUTIVE OFFICERS

    Any benefits to be granted under the 2001 Plan to the chief executive officer, John F. McDonnell, the four highest compensated officers in calendar year 2000, Michael B. Gustafson, Dee J. Perry, David M. Weishaar, James E. Kuenzel, and any other executive officers of McDATA will be determined by the Compensation Committee and are not determinable at this time.

    LIMITS ON OPTION GRANTS

    There are limits on the number of shares that the Board of Directors or the Compensation Committee may grant under an option. Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer and the four highest compensated officers in a taxable year to the extent that the compensation for each officer exceeds $1,000,000. In order to qualify option grants made under the 2001 Plan for an exception to such $1 million limit, the 2001 Plan provides that no more than 2 million shares may be granted to a participant in any calendar year. In addition, an employee may not receive incentive stock options that exceed the $100,000 per year limitation set forth in
Section 422(d) of the Internal Revenue Code. In calculating the $100,000 per year limitation, we determine the aggregate number of shares under all incentive stock options granted to that employee that will become exercisable for the first time during a calendar year. For this purpose, we include incentive stock options granted under the 2001 Plan as well as under any other stock plans maintained by us or our affiliates. We then determine the aggregate fair market value of the stock as of the grant date of the option. Taking the options into account in the order in which they were granted, we treat only the options covering the first $100,000 worth of stock as incentive stock options. We treat any options covering stock in excess of $100,000 as nonstatutory stock options.

    OPTION TERMS

    The Board of Directors or the Compensation Committee may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The exercise price of nonstatutory stock options may be 85% or more of fair market value. If the value of our shares declines thereafter, the Board of Directors or the Compensation Committee may offer optionholders the opportunity to replace their outstanding higher-priced options with new lower-priced options. To the extent required by
Section 162(m) of the Internal Revenue Code, the old repriced option is deemed to be canceled and a new option granted, but both options will be counted against the Section 162(m) limit discussed above.

    The maximum option term is 10 years. Subject to this limitation, the Board of Directors or the Compensation Committee may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the optionholder's service to our affiliates and to us terminates (unless the option agreement provides otherwise). If this termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If this termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following the optionholder's death.

    The Board of Directors or the Compensation Committee may provide for the transferability of nonstatutory stock options but not incentive stock options. However, the optionholder may designate a beneficiary to exercise either type of option following the optionholder's death. If the optionholder does not designate a beneficiary, the optionholder's option rights will pass by his or her will or by the laws of descent and distribution.

    TERMS OF OTHER STOCK AWARDS

    The Board of Directors or the Compensation Committee determines the purchase price of other stock awards. However, the Board of Directors or the Compensation Committee may award stock bonuses in consideration of past services without a purchase payment. Shares that we sell or award under the 2001 Plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the Board of Directors determines. The Board of Directors or the Compensation Committee, however, may accelerate the vesting of the restricted stock.

    LIMITS ON THE ISSUANCE OF RESTRICTED STOCK AND STOCK BONUSES

    The number of shares of restricted stock and stock bonuses issuable under the 2001 Plan may not exceed 10% (or 2.4 million) of all shares in the 2001 Plan.

    OTHER PROVISIONS

    Corporate transactions not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, and stock split, may change the class and number of shares subject to the 2001 Plan and to outstanding awards. In that event, the Board of Directors will appropriately adjust the 2001 Plan as to the class and the maximum number of shares subject to the 2001 Plan, to the cap on the number of shares available for incentive stock options, and to the Section 162(m) limit. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

    We treat outstanding stock awards differently in the following situations:

    - a dissolution, liquidation or sale of substantially all of our assets;

    - a merger or consolidation in which the stockholders immediately prior to such transaction own less than 50% of the voting power of the surviving entity following the transaction; or

    - any transaction or series of related transactions in which in excess of 50% of our voting power is transferred.

    In these situations, the surviving entity will either assume or replace all outstanding awards under the 2001 Plan. If it declines to do so, then generally the vesting and exercisability of the awards will accelerate.

    PLAN TERMINATION

    The 2001 Plan will terminate on September 30, 2007 (the original termination date of the 1997 Plan) unless the Board of Directors terminates it sooner.

FEDERAL INCOME TAX CONSEQUENCES

    In general, neither the grant nor the exercise of an incentive stock option granted under the 2001 Plan will result in taxable income to the option holder or a deduction to McDATA. If the option holder does not dispose of stock received upon exercise of an incentive stock option within two years from the date the option is granted and within one year after the date of exercise, any later sale of such stock will result in a capital gain or loss to the option holder.

    If stock received upon the exercise of an incentive stock option is disposed of before the holding period requirements described above have been satisfied, the option holder will generally realize ordinary income at the time of disposition. The amount of such ordinary income will generally be equal to the difference between the fair market value of the Class B common stock on the date of exercise and the option price. In the case of a disqualifying disposition which is a sale in which a loss (if sustained) would be recognized, then the amount of ordinary income will not exceed the excess of the amount realized on such sale over the adjusted basis of the stock, that is, in general, the price paid for the stock. McDATA will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to any necessary withholding and reporting requirements.

    Certain option holders exercising incentive stock options may become subject to the alternative minimum tax, under which the difference between (i) the fair market value of stock purchased under incentive stock options, determined on the date of exercise, and (ii) the exercise price will be an item of tax preference in the year of exercise for purposes of the alternative minimum tax.

    Options granted under the 2001 Plan which are not incentive stock options are "nonstatutory options." No income results upon the grant of a nonstatutory option. When an option holder exercises a nonstatutory option, he or she will realize ordinary income subject to withholding. Generally, such income will be realized at the time of exercise and in an amount equal to the excess, measured at the time of exercise, of the then fair market value of the Class B common stock over the option price. McDATA will generally be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income realized by the option holder, subject to certain withholding and reporting requirements.

    This summary is not a complete description of the U.S. Federal income tax aspects of options granted under the 2001 Plan. Moreover, this summary relates only to Federal income taxes; there may also be Federal estate and gift tax consequences associated with the 2001 Plan, as well as foreign, state and local tax consequences.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.
                       MARKET FOR MCDATA'S COMMON EQUITY

    Our Class B common stock has been quoted on the Nasdaq National Market under the symbol "MCDT" since our initial public offering on August 9, 2000. Our
Class A common stock has been quoted on the Nasdaq National Market under the symbol "MCDTA" since EMC's distribution of that stock on February 7, 2001. Prior to those respective times there was no public market for either class of stock.

    We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and we have not declared or paid any cash dividends on our capital stock since inception, and do not anticipate paying any cash dividends in the foreseeable future. At May 15, 2001 there were approximately 10,305 stockholders of record of our Class A common stock and approximately 387 stockholders of record of our Class B common stock.

    The following table sets forth the range of high and low closing price per share of our Class A and Class B common stock reported on the Nasdaq National Market during 2000 and 2001:

2001 (CLASS A)                                                HIGH       LOW
--------------                                              --------   --------
First Quarter (commencing Feb 8, 2001)....................  $34.813    $14.375
Second Quarter (through May 15, 2001).....................  $ 32.10    $14.937

2000 (CLASS B)                                                HIGH       LOW
--------------                                              --------   --------
First Quarter.............................................      N/A        N/A
Second Quarter............................................      N/A        N/A
Third Quarter.............................................  $133.00    $ 78.25
Fourth Quarter............................................  $128.94    $ 43.00

2001 (CLASS B)
----------------------------------------------------------
First Quarter.............................................  $ 69.25    $18.375
Second Quarter............................................  $ 38.03    $18.125
(through May 15,2001)

SALE OF UNREGISTERED SECURITIES

    From January 1, 2000 to August 8, 2000, we granted stock options to purchase 3,525,425 shares of our Class B common stock at exercise prices ranging from $11.54 to $28.00 per share to employees and directors pursuant to our 1997 Stock Option Plan. On August 8, 2000, we filed a Form S-8 Registration Statement that registered our Class B common stock relating to options granted on and after August 8, 2000. From January 1, 2000 to August 8, 2000, we issued and sold an aggregate of 1,902,852 shares of our Class B common stock to employees and directors for aggregate consideration of $2,102,998 pursuant to exercise of options granted under our 1997 Stock Option Plan. The issuance of options and the issuance of Class B common stock upon the exercise of these options was exempt from registration under the Securities Act of 1933 either pursuant to Rule 701 under the Securities Act of 1933, as a transaction pursuant to a compensatory benefit plan, or pursuant to this Section 4(2) of the Securities Act of 1933, as a transaction by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act of 1933.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee oversees our accounting policies and practices and financial reporting and internal control structures, recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. Our Management has primary responsibility for preparing financial statements and the financial reporting process. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America.

    The Board of Directors has adopted a charter for the Audit Committee, a copy of which is attached as Appendix B to this Proxy Statement.

    In this context, the Audit Committee hereby reports as follows:

    1. The Audit Committee has reviewed and discussed the audited financial statements with Management.

    2. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

    3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

    4.  Based on the review and discussion referred to in paragraphs
(1) through (3) above, the Audit Committee recommended to the Board of Directors of McDATA, and the Board of Directors has approved, that the audited financial statements be included in McDATA's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

    Each of the members of the Audit Committee is independent as defined under the listing standards of NASDAQ.

    The undersigned members of the Audit Committee have submitted this Report to the Audit Committee:

                                          Respectfully submitted by:

                                          THE AUDIT COMMITTEE
                                          Charles C. Johnston, Chairman
                                          John W. Gerdelman
                                          D. Van Skilling

                               OTHER INFORMATION

EXPENSES OF SOLICITATION

    We will bear the costs of soliciting proxies from our stockholders. We have retained D. F. King & Co, Inc., at an estimated fee of $10,000 plus associated costs and expenses, to assist us in the solicitation of proxies from brokerage firms and other custodians, nominees and fiduciaries. In addition to soliciting proxies by mail, our directors, officers and employees, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of common stock held of record by such persons. We will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that are incurred by them.

    A complete list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the annual meeting, at the offices of McDATA Corporation, 380 Interlocken Crescent, Broomfield, CO 80021. Such list will also be available for examination at the annual meeting.

STOCKHOLDER PROPOSALS

    Proposals intended for inclusion in next year's Proxy Statement should be sent to our Secretary at 380 Interlocken Crescent, Broomfield Colorado, 80021 and must be received by February 16, 2002. Our Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at an annual meeting of stockholders must deliver a written notice of the proposal, together with certain specified information relating to such stockholder's stock ownership and identity, to our Secretary at least 60 (but not more than 90) days before the first anniversary of the 2001 annual meeting. We preliminarily plan to hold our annual meeting for 2002 on or about August, 2002. A copy of our Bylaws was filed as an exhibit to our Amendment Number 1 to our Registration Statement on Form S-1 filed June 13, 2000, and is available on the SEC's web site at http://www.sec.gov. The persons designated as proxies by the Company in connection with the 2002 Annual Meeting will have discretionary voting authority with respect to any stockholder proposal of which the Company did not receive timely notice.

FINANCIAL STATEMENTS AVAILABLE

    CONSOLIDATED FINANCIAL STATEMENTS FOR MCDATA AND ITS SUBSIDIARIES ARE INCLUDED IN THE APPENDICES E AND F TO THIS PROXY STATEMENT FOR 2000. ADDITIONAL COPIES OF THESE STATEMENTS AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE THEREIN), MAY BE OBTAINED WITHOUT CHARGE FROM INVESTOR RELATIONS, 380 INTERLOCKEN CRESCENT, BROOMFIELD COLORADO, 80021. THE ANNUAL REPORT ON FORM 10-K IS ALSO ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, AND NASDAQ.

Dated: June 6, 2001

                                                                      APPENDIX A

                       2001 MCDATA EQUITY INCENTIVE PLAN
          (AN AMENDMENT AND RESTATEMENT OF THE 1997 STOCK OPTION PLAN)
                            ADOPTED OCTOBER 1, 1997
                              AMENDED MAY 18, 2001
                      TERMINATION DATE: SEPTEMBER 30, 2007

1.  PURPOSES

    (a) AMENDMENT AND RESTATEMENT OF 1997 STOCK OPTION PLAN. The Plan initially was established as the 1997 Stock Option Plan adopted October 1, 1997 and amended on July 13, 2000 (the "Initial Plan"). The Initial Plan hereby is amended and restated in its entirety as the 2001 McDATA Equity Incentive Plan, effective as of the date of stockholder approval of this amendment and restatement. Terms of the Initial Plan shall remain in effect and apply to all Options granted pursuant to the Initial Plan.

    (b) ELIGIBLE STOCK AWARD RECIPIENTS. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

    (c) AVAILABLE STOCK AWARDS. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options,
       (ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) rights to acquire restricted stock. The Plan also provides for non-discretionary grants of Nonstatutory Stock Options to Non-Employee Directors of the Company.

    (d) GENERAL PURPOSE. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.  DEFINITIONS.

    (a) "AFFILIATE" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

    (b) "BOARD" means the Board of Directors of the Company.

    (c) "CODE" means the Internal Revenue Code of 1986, as amended.

    (d) "COMMITTEE" means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

    (e) "COMMON STOCK" means the Class B common stock of the Company.

    (f) "COMPANY" means McDATA Corporation, a Delaware corporation.

    (g) "CONSULTANT" means any person, including an advisor, engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services. However, the term "Consultant" shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director's fee by the Company for their services as Directors.

    (h) "CONTINUOUS SERVICE" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The

       Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

    (i) "COVERED EMPLOYEE" means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

    (j) "DIRECTOR" means a member of the Board.

    (k) "DISABILITY" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

    (l) "EMPLOYEE" means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

    (m) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    (n) "FAIR MARKET VALUE" means, as of any date, the value of the Common Stock determined as follows:

        (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in THE WALL STREET JOURNAL or such other source as the Board deems reliable.

        (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

    (o) "INCENTIVE STOCK OPTION" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

    (p) NON-EMPLOYEE DIRECTOR" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under
       Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

    (q) "NONSTATUTORY STOCK OPTION" means an Option not intended to qualify as an Incentive Stock Option.

    (r) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

    (s) "OPTION" means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

    (t) "OPTION AGREEMENT" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

    (u) "OPTIONHOLDER" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

    (v) "OUTSIDE DIRECTOR" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the
       Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

    (w) "PARTICIPANT" means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

    (x) "PLAN" means this McDATA Corporation 2001 Equity Incentive Plan.

    (y) "RESTRICTED STOCK PURCHASE AGREEMENT" means a written agreement between the Company and a holder of restricted stock evidencing the terms and conditions of an individual restricted stock grant. Each Restricted Stock Purchase Agreement shall be subject to the terms and conditions of the Plan.

    (z) "RULE 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

    (aa) "SECURITIES ACT" means the Securities Act of 1933, as amended.

    (bb) "STOCK AWARD" means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

    (cc) "STOCK AWARD AGREEMENT" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

    (dd) "STOCK BONUS AGREEMENT" means a written agreement between the Company and a holder of a stock bonus evidencing the terms and conditions of an individual stock bonus grant. Each Stock Bonus Agreement shall be subject to the terms and conditions of the Plan.

    (ee) "TEN PERCENT STOCKHOLDER" means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.  ADMINISTRATION

    (a) ADMINISTRATION BY BOARD. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

    (b) POWERS OF BOARD. The Board (or the Committee) shall have the power, subject to, and within the limitations of, the express provisions of the
       Plan:

        (i) To determine which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

        (ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

       (iii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board (or the Committee), in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

        (iv) To amend the Plan or a Stock Award as provided in Section 12.

        (v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates that are not in conflict with the provisions of the Plan.

    (c) DELEGATION TO COMMITTEE. In the discretion of the Board (or the Committee), a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may
       (1) delegate to a subcommittee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or)
       (2) delegate to a subcommittee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. The Board and Compensation Committee of the Company have created a Compensation Subcommittee consisting of the Chief Executive Officer to make grants of Stock Awards consistent with the provisions of this subsection.

4.  SHARES SUBJECT TO THE PLAN

    (a) SHARE RESERVE. As of the effective date of this restatement and this
       Section 4 (a) and subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate
       24 million (24,000,000) shares of Common Stock.

    (b) REVERSION OF SHARES TO THE SHARE RESERVE. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of

       Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

    (c) SOURCE OF SHARES. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.  ELIGIBILITY

    (a) ELIGIBILITY FOR SPECIFIC STOCK AWARDS. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

    (b) TEN PERCENT STOCKHOLDERS. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

    (c) SECTION 162(m) LIMITATION. Subject to the provisions of Section 11 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than two million (2,000,000) shares of Common Stock during any calendar year.

    (d) CONSULTANTS.

        (i) A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act ("Form S-8") is not available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant
            (A) shall be registered in another manner under the Securities Act (E.G., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

        (ii) Form S-8 generally is available to consultants and advisors only if
             (1) they are natural persons; (2) they provide bona fide services to the issuer, its parents, its majority-owned subsidiaries or (for Rule 701 purposes only) majority-owned subsidiaries of the issuer's parent; and (3) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the issuer's securities.

6.  OPTION PROVISIONS

    Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

    (a) TERM. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

    (b) EXERCISE PRICE OF AN INCENTIVE STOCK OPTION. The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

    (c) EXERCISE PRICE OF A NONSTATUTORY STOCK OPTION. The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

    (d) CONSIDERATION. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option)
       (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder or
       (3) in any other form of legal consideration that may be acceptable to the Board; provided, however, that at any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

       In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

    (e) TRANSFERABILITY OF AN INCENTIVE STOCK OPTION. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

    (f) TRANSFERABILITY OF A NONSTATUTORY STOCK OPTION. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement, as the Board or the Committee shall determine in its sole discretion, or, upon the approval of the Committee or its designee, transferred to the spouse, children, lineal ancestors and lineal descendants of the Option holder (or to a trust created solely for the benefit of the Option holder and the foregoing persons) or to an organization exempt from taxation pursuant to Section 501(c)(3) of the Code or to which tax deductible charitable contributions may be made under Section 170 of the Code (excluding such organizations classified as private foundations under applicable regulations and rulings). If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

    (g) VESTING GENERALLY. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

    (h) TERMINATION OF CONTINUOUS SERVICE. In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement or as determined by the Board or the Committee), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

    (i) EXTENSION OF TERMINATION DATE. An Optionholder's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 6(a) or (ii) the expiration of a period of three
       (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

    (j) DISABILITY OF OPTIONHOLDER. In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or
       (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

    (k) DEATH OF OPTIONHOLDER. In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder's death pursuant to subsection 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or
       (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

    (l) EARLY EXERCISE. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder's Continuous Service terminates to exercise the

       Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate.

7.  PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS

    (a) STOCK BONUS AWARDS. Each Stock Bonus Agreement shall be in such form and shall contain such terms and conditions as the Board (or Committee) shall deem appropriate. The terms and conditions of Stock Bonus Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Agreements need not be identical, but each Stock Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

        (i) CONSIDERATION. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

        (ii) VESTING. Shares of Common Stock awarded under the Stock Bonus Agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

       (iii) TERMINATION OF PARTICIPANT'S CONTINUOUS SERVICE. In the event a Participant's Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Stock Bonus Agreement.

        (iv) TRANSFERABILITY. Rights to acquire shares of Common Stock under the Stock Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Stock Bonus Agreement remains subject to the terms of the Stock Bonus Agreement.

    (b) RESTRICTED STOCK AWARDS. Each Restricted Stock Purchase Agreement shall be in such form and shall contain such terms and conditions as the Board (or Committee) shall deem appropriate. The terms and conditions of the Restricted Stock Purchase Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Purchase Agreements need not be identical, but each Restricted Stock Purchase Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

        (i) PURCHASE PRICE. The purchase price under each Restricted Stock Purchase Agreement shall be such amount as the Board shall determine and designate in such Restricted Stock Purchase Agreement. The purchase price shall not be less than eighty-five percent (85%) of the Common Stock's Fair Market Value on the date such award is made or at the time the purchase is consummated.

        (ii) CONSIDERATION. The purchase price of Common Stock acquired pursuant to the Restricted Stock Purchase Agreement shall be paid either:
             (1) in cash at the time of purchase; (2) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (3) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

       (iii) VESTING. Shares of Common Stock acquired under the Restricted Stock Purchase Agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

        (iv) TERMINATION OF PARTICIPANT'S CONTINUOUS SERVICE. In the event a Participant's Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination under the terms of the Restricted Stock Purchase Agreement.

        (v) TRANSFERABILITY. Rights to acquire shares of Common Stock under the Restricted Stock Purchase Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Purchase Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Purchase Agreement remains subject to the terms of the Restricted Stock Purchase Agreement.

    (c) LIMIT ON ISSUANCE OF RESTRICTED STOCK AND STOCK BONUS AWARDS. The number of shares of restricted stock and stock bonuses issuable under the 2001 Plan may not exceed ten percent (10%) of all shares in the 2001 Plan.

8.  COVENANTS OF THE COMPANY

    (a) AVAILABILITY OF SHARES. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

    (b) SECURITIES LAW COMPLIANCE. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.  USE OF PROCEEDS FROM STOCK

    Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10. MISCELLANEOUS

    (a) ACCELERATION OF EXERCISABILITY AND VESTING. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

    (b) STOCKHOLDER RIGHTS. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

    (c) NO EMPLOYMENT OR OTHER SERVICE RIGHTS. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or
       (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

    (d) INCENTIVE STOCK OPTION $100,000 LIMITATION. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

    (e) INVESTMENT ASSURANCES. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award,
       (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (iii) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (iv) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

    (f) WITHHOLDING OBLIGATIONS. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means:
       (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the participant as a result of the exercise or acquisition of Common Stock under the Stock Award in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

    (g) STOCK AWARDS. Stock Awards may be issued for all lawful purposes, including but not limited to retention, recruitment and compensation purposes. Further, the Board or Committee may, in its discretion, establish (or modify) its annual Stock Awards grant program for Participants (including Non-Employee Directors).

11. ADJUSTMENTS UPON CHANGES IN STOCK.

    (a) CAPITALIZATION ADJUSTMENTS. If any change is made in the Common Stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.)

    (b) CHANGE IN CONTROL. In the event of: (1) a dissolution, liquidation, or sale of all or substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then: (i) any surviving or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 11(b) for those outstanding under the Plan, or (ii) in the event any surviving or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, (a) with respect to stock awards held by persons then performing services as Employees, Consultants, or Directors, the vesting of such Stock Awards and the time during which such Stock Awards may be exercised shall be accelerated prior to such event and the Stock Awards terminated if not exercised after such acceleration and at or prior to such event, and (b) with respect to any other Stock Awards under the Plan, such Stock Awards shall be terminated if not exercised prior to such event.

12. AMENDMENT OF THE PLAN AND STOCK AWARDS

    (a) AMENDMENT OF PLAN. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Stock and except as to minor amendments to benefit the administration of the Plan, to take account of a change in legislation or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company and its Affiliates, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 and any Nasdaq or applicable securities exchange listing requirements.

    (b) STOCKHOLDER APPROVAL. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

    (c) CONTEMPLATED AMENDMENTS. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

    (d) NO IMPAIRMENT OF RIGHTS. Rights and obligations under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan, except with the consent of the person to whom such Stock Awards were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or Stock Awards granted under the Plan comply with the requirements of Section 422 of the Code.

13. TERMINATION OR SUSPENSION OF THE PLAN

    (a) PLAN TERM. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on September 30, 1997. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

    (b) NO IMPAIRMENT OF RIGHTS. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14. EFFECTIVE DATE OF PLAN

    The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

15. CHOICE OF LAW

    The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

                                                                      APPENDIX B

                               MCDATA CORPORATION
                       CHARTER OF THE AUDIT COMMITTEE OF
                             THE BOARD OF DIRECTORS

                      As adopted by the Board of Directors
                                on May 23, 2000.

                                   AUTHORITY

    The Audit Committee (the "Committee") of the Board of Directors (the "Board") of McDATA Corporation (the "Corporation") is established pursuant to
Article IV, Section 25 of the Corporation's By-laws and Section 141(c) of the Delaware General Corporation Law. The Committee shall be comprised of three (3) or more directors as determined from time to time by resolutions of the Board. Members of the Committee shall be elected by the Board at the annual meeting of the Board or at such other time as may be determined by the Board.

    The Chairman of the Committee (the "Chairman") shall be designated by the Board, PROVIDED that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman.

    The presence in person or by telephone or other similar means of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

                            PURPOSE OF THE COMMITTEE

    The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries.

    The Committee shall oversee the audit efforts of the Corporation's independent accountants and internal auditors and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation's auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants, the internal auditors and the financial and senior management of the Corporation.

                          COMPOSITION OF THE COMMITTEE

    Each member of the Committee shall be an "independent" director within the meaning of The Nasdaq Stock Market Marketplace Rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. However, as permitted by the rules of The Nasdaq Stock Market (the "Nasdaq"), under exceptional and limited circumstances, one director who does not meet certain of the criteria for "independence" may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation discloses in the annual proxy statement the nature of such person's relationship and the reasons for the Board's determination. Notwithstanding the foregoing, current employees or officers, or their immediate family members, are not allowed to serve on the Committee.

    All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. "Financial literacy" shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or senior officer with financial oversight responsibilities. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

                           MEETINGS OF THE COMMITTEE

    The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management, the head of the internal auditing department and the Corporation's independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately.

    In addition, the Committee, or the Chairman, should meet or confer with the independent accountants and management quarterly to review the Corporation's periodic financial statements prior to their filing with the Securities and Exchange Commission ("SEC"). The Chairman should work with the Chief Financial Officer and management of the Corporation to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings, or portions thereof, and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee's activities and provide copies of such minutes to the Board.

                  DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

    In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee should review and reassess annually the adequacy of the Committee's charter. The charter must specify: (1) the scope of the Committee's responsibilities and how it carries out those responsibilities; (2) the ultimate accountability of the Corporation's independent auditors to the Board and the Committee; (3) the responsibility of the Committee and the Board for the selection, evaluation and replacement of the Corporation's independent auditors; and (4) that the Committee is responsible for ensuring that the Corporation's independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation and that the Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action to ensure the independence of the independent auditors.

    While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

Selection and Evaluation of Auditors

    Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

    Review and approve the Corporation's independent auditors' annual engagement letter, including the proposed fees contained therein;

    Review the performance of the Corporation's independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

    Oversee the independence of the Corporation's independent auditors by, among other things: (1) requesting that the independent auditors deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation; and
(2) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors' independence; and

    Instruct the Corporation's independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection, evaluation and termination of the Corporation's independent auditors.

Oversight of Annual Audit and Quarterly Reviews

    Review and accept, if appropriate, the annual audit plan of the Corporation's independent auditors, including the scope of audit activities, and monitor such plan's progress and results during the year;

    Confirm through private discussions with the Corporation's independent auditors and the Corporation's management that no management restrictions are being placed on the scope of the independent auditors' work;

    Review the results of the year-end audit of the Corporation, including, among other things: (1) the audit report, the published financial statements, the management representation letter, the "Memorandum Regarding Accounting Procedures and Internal Control" or similar memorandum prepared by the Corporation's independent auditors, and any other pertinent reports and management's responses concerning such memorandum; (2) any material accounting issues among management, the Corporation's internal auditing department and the independent auditors; and (3) other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent auditors;

    Review with management and the Corporation's independent auditors such accounting policies, and changes therein, of the Corporation, including any financial reporting issues which could have a material impact on the Corporation's financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body; and

    Confirm that the Corporation's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation's independent auditors.

Oversight of Financial Reporting Process and Internal Controls

    Review the adequacy and effectiveness of the Corporation's accounting and internal control policies and procedures through inquiry and discussions with the Corporation's independent auditors and management of the Corporation;

    Review with management the Corporation's administrative, operational and accounting internal controls, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

    Review with management and the independent auditors any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control;

    Receive periodic reports from the Corporation's independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation; and

    Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation's independent auditors, the Corporation's internal auditing department and management.

                                 OTHER MATTERS

    Meet with the general counsel and/or outside counsel, when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

    Prepare a report to be included in each annual proxy statement of the Corporation containing that information required by the rules of the Nasdaq, the Securities Exchange Act of 1934 (the "1934 Act") or any other rule or regulation applicable to the Corporation or deemed appropriate by the Committee:

    Review the Corporation's policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers' expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation's independent auditors;

    Obtain from the independent auditors any information pursuant to
Section 10A of the 1934 Act;

    Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose; and

    Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

    With respect to the duties and responsibilities listed above, the Committee should:

    Report regularly to the Board on its activities, as appropriate;

    Exercise reasonable diligence in gathering and considering all material information;

    Understand and weigh alternative courses of conduct that may be available;

    Focus on weighing the benefit versus harm to the Corporation and its stockholders when considering alternative recommendations or courses of action;

    If the Committee deems it appropriate, secure independent expert advice and understand the expert's findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

    Provide management, the Corporation's independent auditors and internal auditors with appropriate opportunities to meet privately with the Committee. While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations.

                                                                      APPENDIX C

                            DESCRIPTION OF BUSINESS
         (REPRODUCED FROM THE COMPANY'S FORM 10-K FILED MARCH 2, 2001)

WHO WE ARE

    McDATA Corporation is the leading provider of high availability storage area network director switching devices that enable enterprises to connect and centrally manage large numbers of storage and networking devices. We design, develop, manufacture and sell switching devices that enable enterprise-wide high performance storage area networks, or SANs. Our products enable business enterprises to cost-effectively manage growth in storage capacity requirements, improve the networking performance of their servers and storage systems, and scale the size and scope of their SAN or other information infrastructure while allowing them to operate data-intensive applications on the SAN. We sell our products through industry leading original equipment manufacturers and resellers, including EMC and IBM, as well as systems integrators. Our goal is to build on our leadership position in providing director class switching devices to become the leading provider of a full range of switching solutions for the entire business enterprise.

INDUSTRY BACKGROUND

SIGNIFICANT GROWTH IN CRITICAL DATA REQUIREMENTS

    During the past decade, the volume and value of data created throughout business enterprises has increased dramatically. As a result, the demand for data storage capacity has exploded as enterprises increasingly need to access, process and manipulate data that is critical to their businesses. International Data Corporation, an independent information technology research firm known as IDC, estimates that multi-user disk storage grew from more than 7,000 terabytes in 1993 to more than 185,000 terabytes in 1999, and will reach more than
1.9 million terabytes in 2003. One terabyte is one trillion bytes. This growth in the volume of data storage has been driven by a number of factors including:

    - the rapid expansion of data intensive applications such as e-mail, data mining and enterprise resource planning;

    - the increase in complexity of enterprise computing environments and use of multiple, incompatible servers and operating systems;

    - the need to store redundant copies of enterprise data for business continuance applications;

    - the increase in the number of users accessing the network;

    - the growth of e-commerce;

    - the rapid growth of web hosting, digital video and other multimedia applications; and

    - the decline in the cost of storage as a result of advances in storage technology.

    In addition, organizations have recognized that rapid and reliable access to enterprise data 24 hours a day, 7 days a week, 365 days a year (24x7) is essential to operating a business. The growing dependence on data for fundamental business processes has greatly increased the number of input-output data storage transactions required of storage servers and systems. The continued deployment of client-server and Internet-based applications combined with the rapid growth of enterprise data has placed significant strain on traditional data storage architectures. Furthermore, the increased use of open-system computing environments, which link multiple applications, files and databases to networked computers, makes the task of data management increasingly difficult. As a result, data

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storage products and services have accounted for an increasing percentage of business enterprises' information technology budgets and management resources.

    Business enterprises have historically attempted to support and manage data requirements by directly attaching storage devices to the individual servers on a local area network. Servers communicate in this direct attached environment using the small computer systems interface. The small computer systems interface protocol, however, has several drawbacks, including a short transport distance, limited performance and capacity of the connection, limited configuration flexibility, low reliability and inability to support more than a limited number of connections. According to IDC, advances in technology increased local area network transmission speeds by 100 times during the 1990's, while storage-to-server data transmission speeds utilizing the small computer systems input-output interface have increased less than 20 times during this period. The result has been significant congestion at the point of communication between storage systems and servers.

    To address the limitations of traditional server-to-storage connections, Fibre Channel technology and related industry standards evolved in the early 1990's as a means to facilitate high-performance storage connectivity. Fibre Channel technology supports large data transfers at transmission speeds of one billion bits, or one gigabit, per second, and is therefore well-suited for data transfers between storage systems and servers, with guaranteed delivery and transmission distances of up to 10 kilometers. "Fibre" refers to the optical or copper cable through which the communication among data storage systems and workstations, servers and other peripherals flows. Connecting network devices through Fibre Channel technology enables the efficient and reliable transfer of data from one network device to another, allowing access from any server to any storage device on the network. Fibre Channel offers the connectivity, distance and access benefits of a network, combined with the high performance and increased capacity of a channel. Since its introduction, Fibre Channel technology has earned widespread acceptance from industry and independent testing organizations. IDC forecasts that the market for Fibre Channel host bus adapters, hubs and switches will exceed $4 billion by 2003.

THE EMERGENCE OF STORAGE AREA NETWORKS (SANS)

    The introduction of Fibre Channel technology to facilitate high performance storage connectivity has facilitated the development of storage area networks. SANs enable fast, efficient and reliable transfer of data between multiple storage devices and servers to improve the management of data within a business enterprise. SANs also permit the traffic from storage applications to be handled outside of the local area network by decoupling computer storage systems from servers, which enhances the local area network's performance. SANs advance the traditional small computer systems interface-based direct attached storage and server configuration to a network of storage devices that can be accessed by multiple servers and network users, significantly increasing the performance and availability of enterprise data storage.

    SANs are typically configured in either a switched fabric or arbitrated loop topology. A Fibre Channel switch or two or more Fibre Channel switches interconnected in such a way that data can be physically transmitted between any two ports on any of the switches is referred to as a "fabric." Fabric allows business enterprises to connect any device on the network to any other device on the network. Fabric switching configurations enable every device on the network to have full network bandwidth. Arbitrated loop topology is the simplest SAN configuration, which interconnects up to approximately 126 devices on the network. In an arbitrated loop configuration, unlike a fabric configuration, all devices share available network bandwidth on the network, resulting in decreased performance as the number of devices in the loop increases.

    A SAN incorporates one or more classes of networking devices that connect the SAN with server and storage devices. These devices are:

    - SAN DIRECTOR--the backbone device that enables the broadest connectivity of servers and storage devices in a SAN configuration. It has the highest bandwidth performance and provides the highest number of ports per size of device (which is referred to as port density) of all SAN networking devices. A director class switch, unlike other types of SAN networking devices, has incorporated throughout its design fault tolerant technology and redundancy, which allows the switch to continue performing its function when one or more of its components have failed. The redundancy is achieved by including spare or backup components in the architecture of the switch that, in the event of failure of functioning switch components, assume the function of those failed components. SAN directors support a fabric configuration and provide a highly available platform for a centralized SAN management system. SAN directors can be used in configurations that connect large numbers of servers with multi-terabyte storage arrays in either a fabric or arbitrated loop configuration.

    - SAN SWITCH--a device that addresses typical department level requirements to connect a range of server and storage devices with less capability than a SAN director. SAN switches provide increased flexibility in building larger SAN configurations and higher performance than storage hubs. Typical configurations connect a limited number of servers with multi-hundred gigabyte storage arrays.

    - SAN HUB--a networking device that addresses entry level, or workgroup, performance requirements. SAN hubs link servers with storage devices in an arbitrated loop configuration in which all devices on the network share available bandwidth. Some hubs offer basic device level management but do not offer fabric or centralized SAN management. Typical workgroup configurations use a hub to connect one to four servers with one or two storage array devices.

    To date, many Fibre Channel SAN solutions are deployed only within particular areas of an end-user's organization, as opposed to on an enterprise-wide basis. This localized deployment requires that each SAN be administered and managed locally, which hinders access to and sharing of information on a centrally-managed enterprise-wide basis.

    As organizations deploy SANs across the enterprise, they seek to address the following requirements:

    - PROVIDE THE ABILITY TO SCALE. Enterprises deploy SANs in order to provide the ability to scale servers and storage capacity independently, connecting hundreds of storage devices or subsystems to multiple servers, allowing users to scale and upgrade the capabilities of their information infrastructures for demanding enterprise data needs.

    - ENSURE INTEROPERABILITY. Enterprises require SAN infrastructure interoperability, which allows them to integrate SAN products into existing storage architectures, thereby preserving investments in legacy equipment.

    - OFFER ON-DEMAND AVAILABILITY TO DATA. Enterprises demand SAN products that are designed with significant high availability, functionality and features that address the demand for information infrastructures with substantial fault tolerance and higher availability of data.

    - PROMOTE COST EFFECTIVE USE AND MANAGEMENT OF DATA. Enterprises require SAN products designed to provide centralized monitoring and control of storage and networking devices across the enterprise. This enables enterprise users to minimize downtime by monitoring, detecting, isolating and troubleshooting faults as they occur, thereby lowering the total cost of ownership as SAN resources are utilized more efficiently.

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    - OPTIMIZE PERFORMANCE IN AN INCREASINGLY COMPLEX INFORMATION
      INFRASTRUCTURE. Enterprises rely on SANs to provide multiple users simultaneous access to stored data over independent paths within the SAN. This permits access to data by more users than is possible with traditional storage architectures. SAN switches need to provide high port count and throughput capability. These features enable higher performance and more cost effective scaling because more devices can be connected than with clustered switches.

    In order to address these requirements, organizations are increasingly adopting an enterprise-wide strategy to SAN deployment, requiring SAN infrastructure providers to adopt features and practices that deliver on the full promise of SANs.

THE MCDATA SOLUTION

    McDATA is the leading provider of high availability SAN backbone director class switching devices for connecting servers and storage devices. We combine years of experience in designing, developing and manufacturing high performance switching technologies with a knowledge of business critical applications, service and support to solve complex business problems at the core of a business enterprise's data infrastructure. Our solutions include hardware and software products, methodologies and education that enable businesses to scale their operations globally through a comprehensive, manageable, flexible data infrastructure that is optimized for rapid deployment and responsiveness to customer needs. We believe that the completeness of our hardware, software and services necessary to provide interoperable SAN solutions will enable us to be one of the first companies to offer enterprise-wide SAN solutions to our customers. The advantages of our solutions include the following:

    - SCALABILITY--DYNAMIC GROWTH. Our solutions are designed to enable users to consolidate, add or reconfigure servers and storage devices within an enterprise-wide network of data storage and switching devices. The architecture of our products is designed to permit businesses to expand their computing and storage resource needs without causing business interruption or a decline in overall storage system performance.

    - CONNECTIVITY--INTEROPERABILITY. We are at the forefront of providing products that interoperate with the majority of popular servers and storage devices. Our products are designed to protect customers' investment in their information infrastructure.

    - AVAILABILITY--INFORMATION ANYWHERE, ANYTIME. Our SAN solutions are designed to offer users a reliable and a highly available information infrastructure. Our products are designed to provide maximum availability by using fault-tolerant technology incorporating spare, or "redundant," components in the architecture of the product. These products offer internally redundant capabilities that enable customers to run their businesses on a 24x7 basis with 99.999%, or "five-nines," operational availability.

    - MANAGEABILITY--COMPREHENSIVE CONTROL FOR LOW TOTAL COST OF OWNERSHIP. Our switching and network management software solutions are designed to enable customers to manage their entire SAN fabric from a central point. For example, our Enterprise Fabric Connectivity Manager Software, or EFCM, is designed to minimize downtime by proactively monitoring, detecting and isolating fabric conditions that may interrupt the access to or availability of data. Our products are easy to install and operate, have powerful, built-in diagnostic capabilities designed to enhance troubleshooting methods that reduce the time it takes to restore a fabric to full operation. Product features simplify the overall administration, service and support of the infrastructure, permitting more efficient use of personnel and increased data availability.

    - PERFORMANCE--HIGH PRICE TO PERFORMANCE VALUE. Our products are designed to offer maximum performance throughout a fabric as the increase in business applications drives growth in storage and server connections. We have designed the technology for our products to provide customers

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      with more data transmission ports per switch. This results in a lower price per port than similarly sized products with fewer ports that must be networked together in order to provide the same number of available ports.

THE MCDATA STRATEGY

    We are focused on becoming the leading provider of enterprise-wide SAN switching solutions. The key elements of our strategy are the following:

    - CAPITALIZE ON OUR MARKET LEADERSHIP. We intend to capitalize on our market leadership in providing SAN backbone director class switching devices through continual enhancement of our existing products and the development of new products. We have experience in developing high availability switching solutions that are essential to business computing, including SAN solutions and other information infrastructures.

    - LEVERAGE TECHNOLOGY LEADERSHIP TO PROVIDE AN ENTERPRISE-WIDE SOLUTION. We intend to leverage our leadership in high availability SAN backbone director class switching devices technology for the data center environment with our common application specific integrated circuit, or ASIC, architecture into products that are suitable for other segments of the enterprise. To extend the industry leading technology of our high availability SAN backbone director class switching devices, we plan to offer a complete portfolio of managed switching solutions for the entire enterprise. We will leverage our backbone infrastructure experience to enable customers to architect, design and deploy large scale, centrally managed, enterprise-wide SAN solutions with a high level of infrastructure availability, performance and manageability. The key attributes of our SAN backbone director class product, our experience in the enterprise and our expanded hardware and software products will provide customers with a complete line of solutions for their entire enterprise SAN infrastructure requirements.

    - EXTEND LEADERSHIP IN INTEROPERABILITY. We intend to lead the development and establishment of the next generation of standards for the SAN and information infrastructure industry. We have developed and operate a state-of-the-art interoperability lab that enables us to develop products that we certify as interoperable with a wide variety of SAN and other information infrastructures. Our leadership of the Open Standards Fabric Initiative and our continued investment in our interoperability efforts will enable us to define and support standards for new SAN market opportunities.

    - DEVELOP AND DEPLOY A FABRIC MANAGEMENT SYSTEM. We intend to leverage our Enterprise Fabric Connectivity Manager installed base to deploy a fabric switching and network management software system that enables multi-device, multi-vendor software-based management. We will combine the capabilities of our ASIC technology with our management software products to achieve high availability through the fabric. We will invest in our network management software tools to continuously improve overall fabric performance. Our network management software works in conjunction with McDATA management software tools and other system and storage management platforms to provide a proactive, single system view capability that is required to provide the highest availability of data.

    - EXPAND MULTI-CHANNEL DISTRIBUTION CAPABILITY ACROSS THE ENTERPRISE. We will continue to develop and expand our direct assist sales model with our existing and future original equipment manufacturer, reseller and systems integrator customers. With these new relationships, we intend to develop new markets both in the United States and abroad. In 2000 we entered into renewed arrangements with EMC and IBM. In February 2001, we entered into an OEM purchase agreement with Hewlett-Packard Company regarding the sale of our products. Our future success depends in part on the successful creation of an open market channel through distributors and resellers. To this end, we have developed a network of leading distributor and reseller partners. We intend to enter into agreements with additional distributors and resellers, both in the United States and abroad, to increase our geographic coverage and address new vertical markets.

    - INCREASE BRAND AWARENESS. We plan to actively build awareness of our brand to position ourselves as the leading provider of high performance, highly available SAN and information infrastructure products for enterprise business applications. We will extend our brand through our distribution and original equipment manufacturer partners. We intend to promote our brand through increased investment in a range of marketing programs, including advertising in industry print publications, trade show participation, direct marketing and public relations.

MCDATA PRODUCTS

    McDATA designs, develops, manufactures and sells switching devices and related software that enable enterprise-wide high performance SANs. We are a technology and market leader for SAN backbone director class switching devices. We are developing a comprehensive suite of SAN switching products that leverage the core technology advantages of our hardware and software design architecture to address the connectivity needs of business enterprises. Our products are as follows:

    - ED-5000 ENTERPRISE FIBRE CHANNEL DIRECTOR. The ED-5000 provides high performance switching for mass storage clusters and client-server environments. The ED-5000 is a 32-port Fibre Channel switch that offers high-performance connectivity and high availability as well as shared network management protocol support in high-end open systems, such as those using UNIX, Windows2000 and Linux. The product is a high-end solution for applications requiring gigabit performance and 24x7 operation. The ED-5000 provides full redundancy in a non-blocking, any-to-any, 32-port, configuration within the switch. The major sub-assemblies of the ED-5000 are "hot-swappable," meaning that a replacement may be substituted for a defective assembly while the product is performing its normal functioning, thereby allowing customers to replace and service the unit without interrupting the basic operation of the switch.

    - ES-3016 SWITCH. The ES-3016 is a 16-port enterprise fabric switch that encompasses many of the high-availability features previously found only in data center offerings. Targeted to the needs of department environments, the ES-3016 Switch provides an excellent foundation from which to build a department-sized SAN or to connect a growing department network into the enterprise-wide SAN.

    - ES-1000 FIBRE CHANNEL SWITCH. The ES-1000 is an entry level Fibre Channel switching device that, when combined with the ED-5000 Director, enables an end-to-end switching solution for the consolidation of workgroup and department level storage and servers. High availability features include redundant fans, power supplies and other components. The ES-1000 switch is equipped to be managed with our enterprise software products, providing a centralized, fabric-wide statistical view of the entire storage network.

    - SOFTWARE PRODUCTS. Our management software products, branded Enterprise Fabric Connectivity Manager (or EFCM) and Product Manager (or PM), which are licensed separately from our other products, leverage our director class experience to provide open-systems network management capabilities. This software platform utilizes standards-based and proprietary technologies to provide user-friendly distributed network management configuration and control capabilities. Using Java-based and client-server technologies, we have designed the EFCM and PM management architecture to be operating system independent.

    - OPENREADY-TM- SOLUTIONS. Our OpenReady-TM- solutions (formerly known as FabricReady-TM-) are comprised of our director products and other SAN networking devices and form comprehensive enterprise storage connectivity solutions. These OpenReady offerings are preconfigured and qualified with hardware, software and services necessary to provide interoperable SAN solutions. OpenReady offerings provide customers and channel partners with an integrated, application based SAN solution for solving business critical problems across the enterprise. It offers customers a predictable and reliable way to deploy SAN solutions into their production environments while substantially minimizing overall risks and the costs associated with new technologies. OpenReady services combine our long standing commitment and investments in interoperability with the capability to provide complete end-to-end SAN infrastructure solutions based on the integration and rigorous testing of applications. We currently provide OpenReady solutions for NT and Sun consolidation and local area network-free back-up applications.

    - Protocol routers and host bus adapters represent significant enabling technologies that provide an essential part of a total OpenReady solution. Host bus adapters are required to provide the Fibre Channel interface on the server platforms. We offer the majority of popular interfaces from leading vendors such as Emulex Corporation, JNI and QLogic as part of a qualified packaged solution to end-user and systems integrator channels.

    - The small computer system interface to Fibre Channel router devices are another key element in our OpenReady solutions portfolio. The EB-1200 is sold as part of a bundled solution to end-user and systems integrator channels. The EB-1200 provides two 16-bit small computer system interface ports and one 1.062 gigabit Fibre Channel port connection for customers requiring Fibre Channel connectivity to existing small computer system interface devices. Additionally, we are working with router companies, including Crossroads Systems, Inc., Chaparral Network Storage, Inc. and Pathlight to integrate and qualify third party software to enable serverless back-up.

    - FICON-TM- BRIDGE. We designed and manufacture the FICON-TM- feature card within IBM's 9032 Model 5 Director that functions as a bridge between FICON and ESCON protocols. FICON is designed to provide Fibre Channel connectivity to mainframe storage devices. FICON takes advantage of the American National Standards Institute Fibre Channel standard transport with the introduction of IBM's performance-enhancing S/390 layer. The FICON Bridge card helps provide customers with investment protection for currently installed ESCON control units, such as disk storage and tape control units.

TECHNOLOGY

    We have developed ASIC technology that serves as the foundation for the development of a complete family of SAN products. Our ASICs provide building blocks at the circuit level for implementing Fibre Channel switches. These ASICs combine a number of Fibre Channel functions in a single chip that substantially reduces the number of components needed in our Fibre Channel switches. Our years of design expertise in Fibre Channel technology and large scale switching solutions allows us to deploy high availability SAN fabrics.

    These ASICs are used in our next generation switch products, and have been shipped and are in production. The implementation of our new switch architecture is based on a common hardware and software design. The architecture enables product designs that span from the high-end Data Center to low-end workgroup storage computing environments with gigabit performance and 24x7 operation.

    Our technology/architecture allows us to offer director class switches with a higher number of data transmission ports per switch than similarly sized products and department and workgroup switches with a higher port density per unit of rack space than similarly sized products. Switches with fewer ports must be networked together to provide the same number of available ports. Our comparatively high number of available ports per switch allows our switches to offer higher performance than switches that must be networked together because none of our switch ports needs to be diverted to network to other switches, which degrades overall performance of the switching solution. Our next generation switch enables a fabric to scale up to 8000 ports. In addition to the support of high data throughput speed of the switch, our architecture supports very low latency, generally indicating a two microsecond delay regardless of the number of the ports of the switch. The architecture supports transmission of up to
2.125 gigabits per second and in the future will support transmission of up to 10 gigabits per second.

    We expect that our next generation of switch products will include the following characteristics:

    - system status monitoring;

    - ability to automatically replace faulty internal component parts without interruption of data transmission through the switch;

    - non-disruptive serviceability;

    - component failure detection and reporting;

    - user friendly operation;

    - automated call home facilities;

    - network management that supports both in-band and out-of-band systems; and

    - management via our EFCM software management products.

    Our software product architecture is based on a McDATA-developed embedded real-time operating system which provides state-of-the-art characteristics. Coupled with hardware architecture, the software design delivers Fibre Channel services for the entire family of SAN products, using a single, common code image.

SALES AND MARKETING

    Our sales and marketing approach is focused on an indirect sales model executed through original equipment manufacturers, such as EMC, resellers, such as IBM, and systems integrator customers. We support these distribution customers in a direct assist model with our field sales and service personnel. In addition, our professional and educational services teams are recognized within the industry as technical experts with proven deployment methodologies and a comprehensive Fibre Channel education curricula.

    Our original equipment manufacturer and reseller customers incorporate our switches into their end-user products that are installed and field-serviced by the original equipment manufacturer technical support organizations. IBM Global Services provides our first level of field support for all products that are sold directly or through our indirect channel partners. The sales cycle used in selling to an original equipment manufacturer customer can vary significantly in terms of its length and complexity. Often, it involves the use of our testing labs or those of our strategic partners, where substantial testing takes place. It also often involves the submission of proposal documentation and presentations to the customer. This sales process generally involves the combined efforts of our sales and marketing, engineering and management teams and can take from several weeks to more than one year.

    In May of 2000, we entered into a five-year agreement to sell our products to EMC under which we will manufacture our products for EMC's internal use or for delivery directly to EMC's end user customers. Under the terms of this agreement, we are obligated to provide varying degrees of support for these products to EMC's end user customers.

    We also entered into a Resale Agreement with IBM in February of 2000 that governs IBM's purchases of our products and appoints IBM as a non-exclusive authorized reselling agent of ours to resell our products and services to IBM reseller and end-user customers. This agreement also grants to IBM the non-exclusive, non-transferable worldwide right and license to use and to distribute software in connection with these products. The agreement does not transfer any intellectual property and does not commit IBM to purchase any products from us. The agreement has an initial term of five years. Either IBM or we may terminate the agreement in the event of a material breach without cure within 30 days or in the event of any insolvency.

    We also intend to continue to sell our products to a limited number of systems integrators who combine our products with products of other vendors to provide complete SAN solutions. Systems integrators typically provide installation, service and technical support to their end-user customers.

    As of December 31, 2000, our sales organization was located in several major cities in North America and one in each of Germany, the United Kingdom and Japan. Our sales and marketing organization consisted of 172 people, including field sales personnel, systems engineers, channel sales professionals, professional and educational services providers and sales operations professionals.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    SOME OF THE INFORMATION PRESENTED IN THIS APPENDIX C CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). ALTHOUGH MCDATA CORPORATION ("MCDATA" OR THE "COMPANY", WHICH MAY ALSO BE REFERRED TO AS "WE," "US" OR "OUR") BELIEVES THAT ITS EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF ITS KNOWLEDGE OF ITS BUSINESSES AND OPERATIONS, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM OUR EXPECTATIONS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTATIONS
INCLUDE:

    - changes in our relationship with EMC Corporation ("EMC") and International Business Machines Corporation ("IBM");

    - a loss of any of our key customers, distributors, resellers or our manufacturer;

    - our ability to expand our product offerings and any transition to new products;

    - component quality and availability;

    - the development of the storage area network and switch markets;

    - any change in business conditions, our sales strategy or product development plans;

    - competition in the storage area network and switch markets (including competitive pricing pressures);

    - our ability to attract and retain highly skilled individuals;

    - continued market acceptance of our products, name recognition of our products and changes in customer buying patterns;

    - delays in the development of new products and new technology; and

    - one-time events and other important risks and factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission, including the risk factors discussed in this Annual Report.

    You should not construe these cautionary statements as an exhaustive list or as any admission by us regarding the adequacy of the disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by our forward-looking statements or other statements. In addition, you are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements.

                                                                      APPENDIX D

                            SELECTED FINANCIAL DATA
         (REPRODUCED FROM THE COMPANY'S FORM 10-K FILED MARCH 2, 2001)

    You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information appearing elsewhere in this document. The consolidated statements of operations data set forth below with respect to the years ended December 31, 2000, 1999 and 1998, and the consolidated balance sheets data as of December 31, 2000 and 1999 are derived from our audited financial statements appearing in Item 14 of our Annual Report. The consolidated statement of operations data set forth below with respect to the year ended December 31, 1997, and the consolidated balance sheet data as of December 31, 1998 was derived from audited financial statements not included herein. The consolidated statement of operations data set forth below with respect to the year ended December 31, 1996 and the consolidated balance sheet data at December 31, 1997 and 1996 are derived from unaudited consolidated financial statements not included herein, which, in the opinion of our management, reflect all normal recurring adjustments that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results of any future period.

                                                                       YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------------------
                                                           2000       1999       1998     1997(1)    1996(1)
                                                         --------   --------   --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenue..........................................  $248,686   $95,263    $36,548    $33,023    $32,200

Total cost of revenue..................................   119,543    50,280     13,105     11,270      8,004
                                                         --------   -------    -------    -------    -------
Gross profit...........................................   129,143    44,983     23,443     21,753     24,196
Operating expenses.....................................    85,724    45,913     32,008     22,983     15,265
                                                         --------   -------    -------    -------    -------
Income (loss) from operations..........................    43,419      (930)    (8,565)    (1,230)     8,931
                                                         --------   -------    -------    -------    -------
Net income (loss)......................................  $ 30,764   $(1,616)   $(5,118)   $  (574)   $ 5,770
                                                         ========   =======    =======    =======    =======

Basic net income (loss) per share......................  $   0.31   $ (0.02)   $ (0.06)   $ (0.01)   $  0.06
                                                         ========   =======    =======    =======    =======
Shares used in computing basic net income (loss)
  per share(2).........................................    99,989    91,638     91,000     91,000     91,000

Diluted net income (loss) per share....................  $   0.28   $ (0.02)   $ (0.06)   $ (0.01)   $  0.06
                                                         ========   =======    =======    =======    =======
Shares used in computing diluted net income (loss)
  per share(2).........................................   107,953    91,638     91,000     91,000     91,000

                                                                             DECEMBER 31,
                                                         ----------------------------------------------------
                                                           2000       1999       1998       1997       1996
                                                         --------   --------   --------   --------   --------
                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Total assets...........................................  $511,369   $48,424    $39,383    $39,463    $26,593
Working capital........................................   404,359    15,813     14,028     24,666     13,092
Debt payable to parent.................................        --     1,900      1,900      1,900         --
Long-term portion of Capital lease obligations.........     1,624     1,175      1,262        335        388
Total stockholders equity..............................   453,813    29,624     25,999     31,115     16,431

--------------------------

(1) In October 1997, EMC reorganized McDATA to separate our Fibre Channel devices business from EMC. As part of this reorganization, we became a company focused on designing, developing, manufacturing and selling Fibre Channel switching devices. As a result, the historical financial information for the three years ended December 31, 1997 has been adjusted to reflect the impact of the reorganization as if it occurred at the beginning of 1995.

(2) Per share computations for 1996 and 1997 have been calculated using the actual number of shares issued on October 1, 1997 because the capital structure for prior periods was not indicative of the current structure.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES APPEARING ELSEWHERE IN THIS DOCUMENT.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    SOME OF THE INFORMATION PRESENTED IN THIS APPENDIX D CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). ALTHOUGH MCDATA CORPORATION ("MCDATA" OR THE "COMPANY", WHICH MAY ALSO BE REFERRED TO AS "WE," "US" OR "OUR") BELIEVES THAT ITS EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF ITS KNOWLEDGE OF ITS BUSINESSES AND OPERATIONS, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM OUR EXPECTATIONS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTATIONS
INCLUDE:

    - changes in our relationship with EMC Corporation ("EMC") and International Business Machines Corporation ("IBM");

    - a loss of any of our key customers, distributors, resellers or our manufacturer;

    - our ability to expand our product offerings and any transition to new products;

    - component quality and availability;

    - the development of the storage area network and switch markets;

    - any change in business conditions, our sales strategy or product development plans;

    - competition in the storage area network and switch markets (including competitive pricing pressures);

    - our ability to attract and retain highly skilled individuals;

    - continued market acceptance of our products, name recognition of our products and changes in customer buying patterns;

    - delays in the development of new products and new technology; and

    - one-time events and other important risks and factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission, including the risk factors discussed in this Annual Report.

    You should not construe these cautionary statements as an exhaustive list or as any admission by us regarding the adequacy of the disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by our forward-looking statements or other statements. In addition, you are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements.

                             RESULTS OF OPERATIONS

    The following table sets forth certain financial data for the periods indicated as a percentage of total revenues.

                                                               YEARS ENDED DECEMBER 31
                                                         ------------------------------------
                                                           2000          1999          1998
                                                         --------      --------      --------
Revenue:
  Product revenue..................................        23.5%         30.9%         14.3%
  Product revenue--Parent..........................        69.5          50.5          15.4
  Service revenue--Parent..........................         7.0          18.6          70.3
                                                          -----         -----         -----
    Total revenue..................................       100.0         100.0         100.0
Cost of revenue:
  Cost of product revenue..........................        12.7          22.4          10.4
  Cost of product revenue--Parent..................        33.1          24.4           8.8
  Cost of service revenue--Parent..................         2.3           6.0          16.7
                                                          -----         -----         -----
    Total cost of revenue..........................        48.1          52.8          35.9
                                                          -----         -----         -----
Gross profit.......................................        51.9          47.2          64.1
                                                          -----         -----         -----
Operating Expenses:
  Research and development.........................        15.2          25.2          50.0
  Selling and marketing............................        13.6          16.6          28.2
  General and administrative.......................         3.0           4.1           9.3
  Amortization of deferred Compensation............         2.6           2.3            --
                                                          -----         -----         -----
    Total operating expenses.......................        34.4          48.2          87.5
                                                          -----         -----         -----
Income (loss) from operations......................        17.5          (1.0)        (23.4)
Interest income (expense), net.....................         3.3          (0.9)          0.8
                                                          -----         -----         -----
Income (loss) before income taxes..................        20.8          (1.9)        (22.6)
Income tax expense (benefit).......................         8.4          (0.2)         (8.6)
                                                          -----         -----         -----
Net income (loss)..................................        12.4%         (1.7)%       (14.0)%
                                                          =====         =====         =====

YEARS ENDED DECEMBER 31, 2000 AND 1999

REVENUES

    Total revenue increased by approximately 161% to $248.7 million for 2000 from $95.3 million for 1999. This increase was primarily due to an increase in product revenue, including sales of McDATA's ED-5000 Enterprise Director, which is sold primarily to EMC and of the FICON Bridge card sold exclusively to IBM, to $231.4 million in 2000 from $77.6 million in 1999. Service revenue from EMC decreased to $17.3 million in 2000 from $17.7 million in 1999, primarily because revenue under the Company's ESCON service agreement decreased by approximately 16.4% to $14.5 million in 2000 from $17.3 million in 1999. We anticipate that service fee revenue from EMC under the ESCON service agreement will continue to decrease in the future. As ESCON revenue continues to decrease we anticipate that it will represent an increasingly smaller percentage of total revenue.

GROSS PROFIT

    Gross profit increased by approximately 187% to $129.1 million in 2000 from $45.0 million in 1999. Gross profit percentages increased to 51.9% in 2000 from 47.2% in 1999. Gross profit percentages on product sales were approximately 51% in 2000 compared to approximately 43% in the prior year, reflecting a much higher proportion of sales of our ED-5000 product in the current year, which has earned significantly higher profits than the mix of products sold in the prior year. We expect our gross profit percentage from product sales to EMC to decline in future periods as a result of recently negotiated pricing on future products partially offset by expected declines in unit manufacturing costs.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased by approximately 58% to $37.8 million for 2000 from $24.0 million for 1999. The increase was due primarily to increased staffing levels, as the number of engineering employees increased to 197 at December 31, 2000 from 154 at December 31, 1999, and to expenditures for prototype materials, design consulting services and other materials and services.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased by approximately 115% to $34.0 million for 2000 from $15.8 million for 1999. This increase was due primarily to increased staffing levels, as the number of selling and marketing employees increased to 172 at December 31, 2000 from 79 at December 31, 1999, increases in costs associated with consulting and public relations programs to increase brand awareness, and increases in costs associated with expanding and operating our field offices and integration laboratory for product demonstration and systems integration testing.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by approximately 90% to $7.5 million for 2000 from $3.9 million for 1999. This increase was due primarily to increased staffing levels, as the number of administrative employees increased to 105 at December 31, 2000 from 56 at December 31, 1999, increases in costs associated with recruiting and relocating employees and increases in costs for business system consulting and facility move expenses.

    AMORTIZATION OF DEFERRED COMPENSATION. During 2000 and 1999, we recorded deferred compensation, net of forfeitures, of $9.0 million and $27.1 million, respectively, in connection with stock options grants. We are amortizing this amount on a straight-line basis over the vesting period of the applicable options, resulting in amortization expense of $8.4 million and $2.9 million in the years ended December 31, 2000 and 1999, respectively (of which approximately $1,907,000 and $709,000, respectively, is included in cost of product and service revenue).

    PROVISION FOR INCOME TAXES. The effective tax rates for the years ended December 31, 2000 and 1999 were 40.4% and 10.3%, respectively. The effective tax rate in 2000 increased primarily due to the amortization of deferred compensation, which is not deductible for income tax purposes. As a result of becoming independent of the consolidated EMC group for tax filing purposes, we expect our future tax rates to approximate statutory federal and state income tax rates with the exception of the amortization of deferred compensation.

YEARS ENDED DECEMBER 31, 1999 AND 1998

REVENUE

    Product revenue, including sales to EMC, increased approximately 613% to $77.6 in 1999 from $10.9 million in 1998. This increase primarily reflects increased sales of our ED-5000 Fibre Channel Director to EMC and the FICON Bridge card to IBM during 1999. Service revenue from EMC, which consists primarily of fees earned under McDATA's service fee arrangement for producing ESCON director products, decreased approximately 31% to $17.7 million for 1999 from $25.7 million for 1998. Actual revenue realized from McDATA's service fee arrangement has declined due to reduced shipments of ESCON director products in 1999 in comparison to 1998.

GROSS PROFIT

    Our gross profit increased approximately 92% to $45.0 million for 1999 from $23.4 million for 1998. Our gross profit percentage decreased to 47% in 1999, from 64% in 1998. This decrease in gross profit percentage is primarily due to the change in mix between products and sales service fees. Gross profit percentage on the service fee arrangement has exceeded those earned from product sales. Gross profit percentage on product revenue in 1999 of approximately 43% increased from 1998, reflecting a larger component of 1999 activity attributable to sales of McDATA's director class product; the gross profit percentage on the director class product is higher than the margins earned on non-director class products manufactured by third parties and resold by us.

OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses increased approximately 31% to $24.0 million in 1999 from $18.3 million in 1998. This increase in expenses primarily reflects increased staffing levels and expenses related to the completion of development for Fibre Channel products introduced during 1999.

    SELLING AND MARKETING. Selling and marketing expenses increased approximately 53% to $15.8 million in 1999 from $10.3 million in 1998. The increased expenditures in 1999 primarily reflect increased staffing levels, establishment of compensation plans related to field sales and support activities and investments in demonstration equipment and facilities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased approximately 16% to $3.9 million in 1999 from $3.4 million in, 1998. The increased expenditures in 1999 primarily reflected increased staffing levels and increased expenditures in facilities and networking equipment to support our overall expansion in staffing levels.

    AMORTIZATION OF DEFERRED COMPENSATION. During 1999, we recorded deferred compensation, net of forfeitures, of $27.1 million in connection with stock option grants. We are amortizing this amount on a straight-line basis over the vesting period of the applicable options, resulting in amortization expense of $2.9 million in 1999 (of which, approximately $709,000 is included in cost of product and service revenue). No compensation was recorded in 1998.

    PROVISION FOR INCOME TAXES. The effective tax rates for 1999 and 1998, were 10.3% and 37.9%, respectively. The effective tax rate for 1999 was significantly reduced by the portion of the pre-tax loss associated with amortization of deferred compensation, a portion of which is not deductible for income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

    We have funded our operations through the end of 2000 primarily through funds generated from operations and funds received from the initial public offering of our capital stock in August 2000. Net cash provided by operating activities was $22.7 million for the year ended December 31, 2000, reflecting net income for the year offset by net increases in working capital components consistent with growth of the business.

    Net cash used in investing activities was $229.7 million, primarily related to purchases of short-term and long-term investments using proceeds from our initial public offering, purchases of equipment for use by our employees and for developing, testing and demonstrating our products, and expansion of our facilities.

    Net cash provided by financing activities totaled $374.7 million in 2000, reflecting the sale of shares in our initial public offering as well as proceeds from the exercise of employee stock options, partially offset by the repayment of debt to Parent and increases in the repayment of capital lease obligations.

    Our principal sources of liquidity at December 31, 2000 consisted of our cash and short-term investment securities on hand, which totaled approximately $365.7 million, and our equipment financing arrangements, which totaled approximately $4.1 million at December 31, 2000. A note payable to Parent in the principal amount of $1.9 million was repaid during 2000 with proceeds from the initial public offering. Borrowings under our equipment financing arrangements are secured by the related capital equipment and are payable through December 31, 2003.

    We believe our existing cash and short-term investment balances and borrowing facilities to be negotiated with a bank, if needed, will be sufficient to meet our capital and operating requirements at least through the next twelve months, although we could be required, or could elect, to seek additional funding prior to that time.

    On February 9, 2001, we entered into a lease and associated agreements with Deutsche Bank AG, New York Branch ("Deutsche Bank") for the lease of a 167,000 (approx.) square foot multi-story office and engineering building to be constructed on a 109 acre parcel of land located in Broomfield, Colorado. For further information on the lease, please see "ITEM 2. PROPERTIES" in the Annual Report. Construction must be completed no later than February 2003. As part of the transaction, we have guaranteed a residual value of the facility to Deutsche Bank of approximately 85% of the total original cost. We have agreed to restrict up to $60 million (plus 5 percent) of our investment securities as collateral for specified obligations of ours under the lease. These investment securities are restricted as to withdrawal and are managed by a third party subject to certain limitations. In addition, the lease agreement requires that the Company maintain compliance with certain affirmative and negative covenants, representations and warranties, including certain defined financial covenants.

    Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, and market acceptance of our products.

INFLATION

    We believe that our revenue and results of operations have not been significantly impacted by inflation during the last three fiscal years.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company adopted SFAS 133 on January 1, 1999. To date, the Company has not entered into any derivative instruments, so the adoption has had no effect on the financial position or results of operations of the Company.

    In December 1999, the Securities and Exchange Commission (the "Commission") issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, as amended. SAB 101 summarizes certain of the Commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company has applied the provisions of SAB 101 and the related interpretive guidance in the consolidated financial statements. The adoption of SAB 101 did not have a material impact on the Company's financial condition or results of operations.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION NO. 25, ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of previously fixed stock options or awards, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective as of July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material impact on the Company's financial condition or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

    The Company is exposed to market risk, primarily from changes in interest rates, foreign currency exchange rates and credit risks.

INTEREST RATE RISK

    The Company earns interest income on both its cash and cash equivalents and its investment portfolio. The Company's investment portfolio consists of readily marketable investment-grade debt securities of various issuers and maturities ranging from overnight to two years. All investments are denominated in U.S. dollars and are classified as "available for sale." These instruments are not leveraged, and are not held for trading purposes. As interest rates change, the amount of unrealized gain or loss on these securities will change.

    Changes in market interest rates may impact the future earnings of the Company. For example, if interest rates were to increase or decrease 1% and such increase or decrease affected the Company's entire balance of cash and cash equivalents and investments as of December 31, 2000, and assuming that such holdings remained constant through the year 2001, the result would be an increase or decrease in the Company's interest income for the year 2001 of $3.9 million. A 1% increase or decrease in interest rates would approximate a 15% increase or decrease from the interest rates earned by the Company during the year ending December 31, 2000.

FOREIGN CURRENCY EXCHANGE RISK

    The Company operates sales and support offices in several countries. All of the Company's sales contracts have been denominated in U.S. dollars, therefore the Company's transactions in foreign currencies are limited to operating expense transactions. Due to the limited nature and amount of these transactions, we do not believe we have had material exposure to foreign currency exchange risk.

CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments, short- and long-term investments and trade receivables. The Company places its temporary cash investments and short- and long-term investments in investment grade instruments and limits the amount of investment with any one financial institution. The Company evaluates the credit risk associated with each of its customers and has concluded that it does not have a material exposure to credit risk with its customers.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED LOSSES IN THE PAST AND MAY NOT SUSTAIN PROFITABILITY IN THE FUTURE.

    We have incurred losses in all but the five most recent fiscal quarters since 1997, when we focused our business on the design, development and manufacture of Fibre Channel switching devices. We may incur losses in the future. We cannot be certain that we can sustain our revenue growth rates or that we can sustain profitability. Our future operating results will depend on many factors, including the growth of the Fibre Channel market, market acceptance of new products, demand for our products and levels of product and price competition. In addition, we expect to incur continued significant product development, sales and marketing, and general and administrative expenses and, as a result, we may not be able to sustain profitability.

WE DEPEND ON TWO KEY DISTRIBUTION RELATIONSHIPS FOR MOST OF OUR REVENUE AND THE LOSS OF EITHER OF THEM COULD SIGNIFICANTLY REDUCE OUR REVENUES.

    We depend on EMC for most of our total revenue. Sales and services to EMC, which is an original equipment manufacturer customer, represented approximately 76% of our total revenue for the fiscal year ended December 31, 2000. In addition, IBM represented approximately 14% of our total revenue for the same period. We anticipate that our future operating results will continue to depend heavily on sales to EMC and IBM. Therefore, the loss of either EMC or IBM as a customer, or a significant reduction in sales to either EMC or IBM in any fiscal period, could significantly reduce our revenue.

A LARGE PERCENTAGE OF OUR QUARTERLY SALES OCCURS AT THE END OF THE QUARTER, CONTRIBUTING TO POSSIBLE QUARTERLY FLUCTUATIONS IN REVENUE THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    Our quarterly results have historically reflected an uneven pattern in which a disproportionate percentage of a quarter's total sales occurs in the last month, weeks or even days of each quarter. This pattern makes the prediction of revenue, earnings and working capital for each financial period especially difficult and increases the risk of unanticipated variations from budgeted quarterly results and financial condition. Additional factors that affect us which could cause our revenue and operating results to vary in future periods include:

    - the size, timing, terms and fluctuations of customer orders, particularly large orders from our significant original equipment manufacturer or reseller customers;

    - our ability to attain and maintain market acceptance of our products;

    - seasonal fluctuations in customer buying patterns;

    - the timing of the introduction or enhancement of products by us, our significant original equipment manufacturer or reseller customers or our competitors;

    - our ability to obtain sufficient supplies of single- or limited-source components of our products; and

    - increased operating expenses, particularly in connection with our strategies to increase brand awareness or to invest in accelerated research and development.

    Our uneven sales pattern makes it difficult for our management to predict near-term demand and adjust manufacturing capacity accordingly. If orders for our products vary substantially from the predicted demand, our ability to assemble, test and ship orders received in the last weeks and days of each quarter may be limited, which could seriously harm quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

WE CURRENTLY HAVE LIMITED PRODUCT OFFERINGS AND MUST SUCCESSFULLY INTRODUCE NEW AND ENHANCED PRODUCTS THAT RESPOND TO RAPID TECHNOLOGICAL CHANGES AND EVOLVING INDUSTRY STANDARDS.

    In 2000, we derived approximately 68% of our revenue from sales of our ED-5000 product. We expect that revenue from our Director class switching products will continue to account for a substantial portion of our revenue for the foreseeable future. Therefore, continued market acceptance of this product is critical to our future success. Factors such as performance, market positioning, the availability and price of competing products, the introduction of new technologies and the success of our original equipment manufacturer, reseller and systems integrator customers will affect the market acceptance of our products.

    In addition, our future success depends upon our ability to address the changing needs of customers and to transition to new technologies and industry standards. The introduction of competing products embodying new technologies or the emergence of new industry standards could render our products non-competitive, obsolete or unmarketable and seriously harm our market share, revenue and gross margin. Risks inherent in this transition include the inability to expand production capacity to meet demand for new products, the impact of customer demand for new products or products being replaced, and delays in the initial shipment of new products. There can be no assurance that we will successfully manage these transitions.

IF WE FAIL TO EXPAND OUR DISTRIBUTION CHANNELS AND MANAGE OUR DISTRIBUTION RELATIONSHIPS, OUR REVENUE COULD BE SIGNIFICANTLY REDUCED.

    Our success will depend on our continuing ability to develop and manage relationships with significant original equipment manufacturers, resellers and systems integrators, as well as on the sales efforts and success of these customers. We cannot assure you that we will be able to expand our distribution channels, manage our distribution relationships successfully or that our customers will market our products effectively. Our failure to expand our distribution channels or manage successfully our distribution relationships or the failure of our OEM and reseller customers to sell our products could reduce our revenue.

WE ARE DEPENDENT ON A SINGLE OR LIMITED NUMBER OF SUPPLIERS FOR CERTAIN KEY COMPONENTS OF OUR PRODUCTS, AND THE FAILURE OF ANY OF THOSE SUPPLIERS TO MEET OUR PRODUCTION NEEDS COULD SERIOUSLY HARM OUR ABILITY TO MANUFACTURE OUR PRODUCTS, RESULT IN DELAYS IN THE DELIVERY OF OUR PRODUCTS AND HARM OUR REVENUE.

    We currently purchase several key components from single or limited sources. We purchase application specific integrated circuits, or ASICs, printed circuit boards and power supplies from single sources, and gigabit interface converters and 1x9 transceivers from limited sources. Additional sole- or limited-sourced components may be incorporated into our products in the future. Delays in the delivery of components for our products could result in decreased revenue. We do not have any long-term supply contracts to ensure sources of supply. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results. If our suppliers are unable to provide, or we are unable otherwise to obtain these components for our products on the schedule and in the quantities we require, we will be unable to manufacture our products. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers, which, if not effectively managed, could prevent us from satisfying our production requirements. If we fail to effectively manage our relationships with these key suppliers, or if our suppliers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to manufacture and ship products to our customers could be delayed, and our competitive position, reputation, business, financial condition and results of operations could be seriously harmed.

THE LOSS OF OUR CONTRACT MANUFACTURER, OR THE FAILURE TO FORECAST DEMAND ACCURATELY FOR OUR PRODUCTS OR TO MANAGE OUR RELATIONSHIP WITH OUR CONTRACT MANUFACTURER SUCCESSFULLY, WOULD NEGATIVELY IMPACT OUR ABILITY TO MANUFACTURE AND SELL OUR PRODUCTS.

    We rely on a third-party manufacturer to manufacture all of our circuit boards and to perform extensive testing and assembly of our products. We do not have a long-term supply contract with this manufacturer and, therefore, it is not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. We generally place orders for circuit boards with our contract manufacturer approximately four to five months prior to the anticipated delivery date, with order volumes based on forecasts of demand for our products. If we fail to forecast demand for our products accurately, we may be unable to obtain adequate manufacturing capacity from our contract manufacturer to meet our customers' delivery requirements, or we may accumulate excess inventories. We may be unable to respond adequately to unexpected increases in customer purchase orders, and therefore be unable to benefit from this incremental demand. Our contract manufacturer has not provided assurances to us that adequate capacity will be available to us within the time required to meet additional demand for our products.

    In addition, we coordinate our efforts with those of our component suppliers and our contract manufacturer in order to rapidly achieve volume production. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers and with our contract manufacturer, which, if not effectively managed, could prevent us from satisfying our production requirements. If we should fail to manage effectively our relationships with our component suppliers and our contract manufacturer, or if any of our suppliers or our manufacturer experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to ship products to our customers could be delayed, and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production can be expensive and time consuming. If we are required to change or choose to change contract manufacturers, we may lose revenue and damage our customer relationships.

IF WE FAIL TO SUCCESSFULLY DEVELOP THE MCDATA BRAND, OUR REVENUE MAY NOT GROW.

    Our name is not widely recognized as a brand in the marketplace. We have operated substantially as a separate company from McDATA Holdings Corporation and EMC only since October 1997. EMC, which currently accounts for the majority of our revenue, markets our products under its own brand name. As a result, we have not fully established our brand name. We believe that establishing and maintaining the McDATA brand is a critical component in maintaining and developing strategic original equipment manufacturer, reseller and systems integrator relationships, and the importance of brand recognition will increase as the number of vendors of competitive products increases. Our failure to successfully develop our brand may prevent us from expanding our business and growing our revenue. Similarly, if we incur excessive expenses in an attempt to promote and maintain the McDATA brand, our business, financial condition and results of operations could be seriously harmed.

THE STORAGE AREA NETWORK MARKET IN WHICH WE COMPETE IS STILL DEVELOPING, AND IF THIS MARKET DOES NOT CONTINUE TO DEVELOP AND EXPAND AS WE ANTICIPATE, OUR BUSINESS WILL SUFFER.

    The market for storage area networks, or SANs, and related products has only recently begun to develop and continues to evolve. Because this market is relatively new, it is difficult to predict its potential size or future growth rate. Our ED-5000 product, from which we derived approximately 68% of our total revenues in 2000, is used extensively in SANs. Accordingly, continued widespread adoption of SANs as an integral part of data-intensive enterprise computing environments is critical to our future success. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like SANs. Our success in generating net revenue in this developing market will depend on, among other things, our ability to:

    - educate our potential original equipment manufacturer, reseller and systems integrator customers and end users about the benefits of SANs and the use of our products in the SAN environment; and

    - predict, develop and base our products on standards that ultimately become industry standards.

THE SALES CYCLE FOR OUR PRODUCTS IS LONG, AND WE MAY INCUR SUBSTANTIAL NON-RECOVERABLE EXPENSES AND DEVOTE SIGNIFICANT RESOURCES TO SALES THAT DO NOT OCCUR WHEN ANTICIPATED OR AT ALL.

    Our original equipment manufacturer, reseller and systems integrator customers typically conduct significant evaluation, testing, implementation and acceptance procedures before they begin to market and sell new solutions that include our products. This evaluation process is lengthy and may extend up to one year or more. This process is complex and may require significant sales, marketing and management efforts on our part. This process becomes more complex as we simultaneously qualify our products with multiple customers. As a result, we may expend significant resources to develop customer relationships before we recognize any revenue from these relationships.

UNDETECTED SOFTWARE OR HARDWARE DEFECTS IN OUR PRODUCTS COULD RESULT IN LOSS OF OR DELAY IN MARKET ACCEPTANCE OF OUR PRODUCTS AND COULD INCREASE OUR COSTS OR REDUCE OUR REVENUE.

    Our products may contain undetected software or hardware errors when first introduced or when new versions are released. Our products are complex, and we have from time to time detected errors in existing products, and we may from time to time find errors in our existing, new or enhanced products. In addition, our products are combined with products from other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. These errors could result in a loss of or delay in market acceptance of our products and would increase our costs, reduce our revenue and cause significant customer relations problems.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE SUCCESSFUL.

    Our success depends to a significant degree upon the continued contributions of our key management, technical, sales and marketing, finance and operations personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on John F. McDonnell, our President and Chief Executive Officer and the Chairman of our Board of Directors. In addition, our engineering and product development teams are critical in developing our products and have developed important relationships with customers and their technical staffs. The loss of any of these key personnel could harm our operations and customer relationships. We do not have key person life insurance on any of our key personnel.

    We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing, and finance and operations personnel. As we increase our production and sales levels, we will need to attract and retain additional qualified skilled workers for our operations. In recent years there has been great demand among companies in the technology industry for these personnel. In particular, competition for these personnel has become increasingly intense in the greater Denver, Colorado metropolitan area, where we have our headquarters and certain of our manufacturing facilities, and the greater Toronto, Canada metropolitan area, where we have an engineering group. We cannot assure you that we will continue to be able to attract and retain qualified personnel, or that delays in hiring required personnel, particularly engineers, will not delay the development or introduction of products or negatively impact our ability to sell our products.

IF WE CANNOT COMPETE SUCCESSFULLY IN THE FUTURE AGAINST EXISTING OR POTENTIAL COMPETITORS, OUR OPERATING RESULTS WILL SUFFER.

    The market for our Fibre Channel switching products is competitive, and is likely to become even more so. Our primary competitor in the Fibre Channel switch market is Brocade Communications Systems, Inc. Other companies are also providing Fibre Channel switches and other products to the SAN market, including Qlogic Corporation, Gadzoox Networks, Inc., Vixel Corporation and INRANGE Technologies Corporation. In the future, we may also compete with networking companies that may develop SAN products or other companies in related or other industries for which future direct participation in the market for switching devices may become strategic.

    EMC has agreed not to develop or manufacture products that compete with our products for two years after the completion of our initial public offering in August 2000. Upon the expiration of the two-year period, we have no agreement that would restrict EMC from competing with us in the development or manufacture of these products. In addition, EMC has recently agreed to resell certain products offered by two of our competitors. Moreover, under a cross license agreement between us and EMC, we have granted EMC a license under our patents to make, use and sell any products that EMC was selling or distributing up to August 9, 2000, including products that compete with ours.

    Continued or increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share or the failure of our products to achieve or maintain market acceptance. Some of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, more established distribution channels or substantially greater resources than we have. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.

WE DO NOT HAVE SIGNIFICANT EXPERIENCE IN INTERNATIONAL MARKETS AND MAY HAVE UNEXPECTED COSTS AND DIFFICULTIES IN DEVELOPING INTERNATIONAL REVENUE.

    We intend to expand the marketing and sales of our products internationally. We have limited experience in marketing, distributing and supporting our products internationally and may not be able to maintain or increase international market demand for our products. In addition, our international operations are generally subject to inherent risks and challenges that could harm our operating results, including:

    - expenses associated with developing and customizing our products for foreign countries;

    - multiple, conflicting and changing governmental laws and regulations;

    - tariffs, quotas and other import restrictions on computer peripheral equipment;

    - longer sales cycles for our products;

    - reduced or limited protections of intellectual property rights;

    - compliance with international standards that differ from domestic standards; and

    - political and economic instability.

    Any negative effects on our international business could harm our business, operating results and financial condition as a whole. To date, none of our international revenue or costs have been denominated in foreign currencies. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. A portion of our international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in those foreign currencies.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

    We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality and/or license agreements with our employees, consultants and corporate partners. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and the steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

    We may be a party to intellectual property litigation in the future, either to protect our intellectual property or as a result of alleged infringements of others' intellectual property. These claims and any resulting litigation could subject us to significant liability for damages or could cause our proprietary rights to be invalidated. Litigation, regardless of the merits of the claim or outcome, would likely be time consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

    - stop using the challenged intellectual property or selling our products or services that incorporate it;

    - obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may not be available on reasonable terms, or at all; and

    - redesign those products or services that are based on or incorporate the challenged intellectual property.

    If we are forced to take any of these actions, we may be unable to manufacture and sell our products, and our revenue would be reduced.

    We currently hold a sublicense to certain IBM patents under the terms of a cross license agreement between IBM and EMC. We have granted IBM a license to all of our patents under this cross license agreement. Under the terms of that agreement, effective upon EMC's February 7, 2001 distribution of our shares of our Class A common stock indirectly held by it to its stockholders, the sublicense we hold to those IBM patents terminated. We are not aware of any issued or pending IBM patents that are infringed by our products, but if IBM were to allege any such infringement, we may have difficulty negotiating a settlement. If we were unable to negotiate a settlement with IBM, our ability to produce an infringing product could be affected, which could materially and adversely affect our business.

IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD INCUR SUBSTANTIAL COSTS IN DEFENDING OURSELVES.

    Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or that employees have misappropriated confidential information or trade secrets. We may receive claims of this kind or other claims relating to our employees in the future as we seek to hire qualified personnel. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves or our employees from such claims could divert the attention of our management away from our operations.

OUR STOCK PRICE IS VOLATILE.

    Since the initial public offering of our Class B common stock in August 2000 and the distribution of our Class A common stock by EMC in February 2001, the market price of our stock has been volatile. Because we are a technology company, the market price of our stock is subject to the same volatility and fluctuations that have recently characterized the stock prices of other technology companies. This volatility is often unrelated or disproportionate to the operating performance of these companies and, as a result, the price of our stock could fall regardless of our performance.

RISK RELATED TO OUR RELATIONSHIP WITH EMC

WE HAVE ENTERED INTO AGREEMENTS WITH EMC THAT, DUE TO OUR PRIOR
PARENT-SUBSIDIARY RELATIONSHIP, MAY CONTAIN TERMS LESS BENEFICIAL TO US THAN IF THEY HAD BEEN NEGOTIATED WITH UNAFFILIATED THIRD PARTIES.

    In October 1997, in connection with the reorganization of our business, we entered into certain agreements with EMC relating to our business relationship with EMC after the 1997 reorganization. In addition, we have recently entered into agreements with EMC relating to our relationship with EMC after the completion of our initial public offering in August 2000 and the distribution by EMC of our Class A common stock in February 2001. We have also recently entered into an OEM Purchase and License Agreement with EMC that governs EMC's purchases of McDATA products and grants EMC rights to use, support and distribute software for use in connection with these products. The agreement does not provide for the purchase of a guaranteed minimum amount of product. These agreements were negotiated and made in the context of our prior parent-subsidiary relationship. As a result, some of these agreements may have terms and conditions, in the case of the OEM agreement, including the terms of pricing, that are less beneficial to us than agreements negotiated with unaffiliated third parties. Revenue from EMC represented approximately 76% of our total revenue for the fiscal year ended December 31, 2000. In addition, in some instances, our ability to terminate these agreements is limited, which may prevent us from being able to negotiate more favorable terms with EMC or from entering into similar agreements with third parties.

WE DEPEND HEAVILY ON EMC AS OUR KEY OEM CUSTOMER; IF OUR RELATIONSHIP WITH EMC ADVERSELY CHANGES, OUR REVENUE WILL BE SIGNIFICANTLY REDUCED.

    For the fiscal year ended December 31, 2000, our product sales to EMC represented approximately 69% of our total revenue. In addition, during the same period, revenue under our service agreement with EMC Corporation, pursuant to which we manufacture and supply ESCON switching devices for IBM, represented approximately 6% of our total revenue. EMC has recently agreed to resell products offered by two of our competitors, and nothing restricts EMC from expanding those relationships in a manner that could be adverse to us. If our business relationship with EMC ends or significantly changes, resulting in reduced sales to EMC, our revenue will be significantly reduced.

PROVISIONS OF OUR AGREEMENTS WITH EMC RELATING TO OUR RELATIONSHIP WITH EMC AFTER THE DISTRIBUTION BY EMC OF OUR CLASS A COMMON STOCK INDIRECTLY HELD BY IT TO ITS STOCKHOLDERS MAY AFFECT THE OPERATION OF OUR BUSINESS, LIMIT OUR ABILITY TO FINANCE OUR OPERATIONS OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY.

    Under the terms of the Tax Sharing Agreement between EMC and us, until 27 months after the date of EMC's distribution of our Class A common stock indirectly held by it to its stockholders, we may not, without the consent of EMC or the receipt by EMC of a private letter ruling from the Internal Revenue Service that the tax treatment of the distribution will not be adversely affected:

    - enter into any transaction that would result in any person acquiring a 50% or greater interest in us;

    - take or fail to take any other action which would cause the distribution to be taxable to EMC stockholders;

    - issue stock or other equity interests in us, or redeem or repurchase any of our capital stock which would involve the acquisition by one or more persons of more than 35% of our stock; or

    - undertake any transaction which would be treated as a liquidation or reorganization for tax purposes.

    These restrictions may prevent us from being acquired, either in a negotiated transaction or otherwise, from using shares of our common stock as payment in the acquisition by us of other companies or from financing our operations through sales of securities.

    Under the terms of the Master Confidential Disclosure and License Agreement between EMC and us, EMC has granted us a license under existing EMC patents. If we are acquired, our acquirer will retain this license as long as our acquirer grants to EMC a license under all of the acquirer's patents for all products licensed under the agreement under the same terms as the license we have granted to EMC under the agreement. The potential loss of the license from EMC after an acquisition of us by a third party may make an acquisition of us by a third party unlikely.

WE MAY BE OBLIGATED TO INDEMNIFY EMC IF THE DISTRIBUTION IS NOT TAX FREE.

    The Tax Sharing Agreement that we have entered into with EMC obligates us to indemnify EMC from taxes relating to the failure of EMC's distribution to EMC's stockholders of our Class A common stock (that it indirectly holds) to be tax free if that failure results from, among other things:

    - any act or omission by us that would cause the distribution to fail to qualify as a tax free distribution under the Internal Revenue Code;

    - any act or omission by us that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the distribution by EMC of our Class A common stock indirectly held by it to its stockholders;

    - any acquisition by a third party of our stock or assets; or

    - any issuance by us of stock or any change in ownership of our stock.

    As a result, we may be liable to EMC under the Tax Sharing Agreement upon the occurrence of events that are beyond our control. If the distribution of our Class A common stock fails to qualify as a tax-free distribution, EMC would incur tax liability as if our Class A common stock that was distributed by EMC had been sold by EMC for its fair market value in a taxable transaction. In the event that we are required to indemnify EMC because the distribution of our Class A common stock fails to qualify as a tax-free distribution, our liability could exceed 35% of the value of the Class A common stock distributed by EMC as determined on the date of the distribution.

                                                                      APPENDIX E

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of McDATA Corporation:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity, cash flows and comprehensive income (loss) present fairly, in all material respects, the financial position of McDATA Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Broomfield, Colorado
January 24, 2001, except for Note 16 which is as of February 9, 2001

                               MCDATA CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $174,630   $  6,897
  Short-term investments....................................   191,060         --
  Accounts receivable, net of allowance for doubtful
    accounts of $284 and $95, respectively..................    14,708      9,993
  Receivable from Parent....................................    44,089      3,591
  Inventories, net..........................................    23,105      6,952
  Deferred tax asset........................................     9,232      2,615
  Prepaid expenses and other current assets.................     3,467      3,115
                                                              --------   --------
Total current assets........................................   460,291     33,163
Property and equipment, net.................................    26,894     13,800
Long-term investments.......................................    22,378         --
Other assets, net...........................................     1,806      1,461
                                                              --------   --------
    Total assets............................................  $511,369   $ 48,424
                                                              ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt--Parent...................................  $     --   $  1,900
  Accounts payable..........................................    26,547      9,013
  Accrued liabilities.......................................     9,058      4,480
  Deferred revenue..........................................     7,778        371
  Income taxes payable......................................    10,103         --
  Obligations under capital leases..........................     2,446      1,586
                                                              --------   --------
Total current liabilities...................................    55,932     17,350
Obligations under capital leases............................     1,624      1,175
Deferred tax liability......................................        --        275
Commitments and contingencies (Note 13)
Stockholders' equity:
  Preferred stock, $0.01 par value, 25,000,000 shares
    Authorized, no shares issued or outstanding.............        --         --
  Common stock, Class A, $0.01 par value, 250,000,000 shares
    authorized, 81,000,000 shares issued and outstanding....       810        810
  Common stock, Class B, $0.01 par value, 200,000,000 shares authorized, 28,907,689 and 11,980,936 shares issued and
    outstanding, respectively...............................       289        120
  Additional paid-in capital................................   454,009     60,265
  Deferred compensation.....................................   (24,850)   (24,245)
  Accumulated other comprehensive income....................       117         --
  Retained earnings (accumulated deficit)...................    23,438     (7,326)
                                                              --------   --------
Total stockholders' equity..................................   453,813     29,624
                                                              --------   --------
    Total liabilities and stockholders' equity..............  $511,369   $ 48,424
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Revenues:
Product revenue.............................................  $ 58,541   $29,466    $ 5,242
Product revenue--Parent.....................................   172,824    48,111      5,632
Service revenue--Parent.....................................    17,321    17,686     25,674
                                                              --------   -------    -------
    Total revenue...........................................   248,686    95,263     36,548
Cost of revenues:
Cost of product revenue.....................................    31,518    21,337      3,786
Cost of product revenue--Parent.............................    82,314    23,245      3,208
Cost of service revenue--Parent.............................     5,711     5,698      6,111
                                                              --------   -------    -------
    Gross profit............................................   129,143    44,983     23,443
Operating expenses:
Research and development....................................    37,818    24,001     18,298
Selling and marketing.......................................    33,955    15,787     10,305
General and administrative..................................     7,492     3,940      3,405
Amortization of deferred compensation (excludes amortization of deferred compensation included in costs of product and
  service revenue of $1,907, $709 and $0, respectively).....     6,459     2,185         --
                                                              --------   -------    -------
    Operating expenses......................................    85,724    45,913     32,008
                                                              --------   -------    -------
Income (loss) from operations...............................    43,419      (930)    (8,565)
Interest income.............................................     8,761       241        632
Interest expense............................................      (525)   (1,113)      (309)
                                                              --------   -------    -------
Income (loss) before income taxes...........................    51,655    (1,802)    (8,242)
Income tax expense (benefit)................................    20,891      (186)    (3,124)
                                                              --------   -------    -------
Net income (loss)...........................................  $ 30,764   $(1,616)   $(5,118)
                                                              ========   =======    =======

Basic net income (loss) per share...........................     $0.31    $(0.02)    $(0.06)
                                                              ========   =======    =======
Shares used to compute basic net income (loss) per share....    99,989    91,638     91,000
                                                              ========   =======    =======
Diluted net income (loss) per share.........................     $0.28    $(0.02)    $(0.06)
                                                              ========   =======    =======
Shares used to compute diluted net income (loss) per
  share.....................................................   107,953    91,638     91,000
                                                              ========   =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                COMMON STOCK
                                                ---------------------------------------------
                                                       CLASS A                 CLASS B          ADDITIONAL
                                                ---------------------   ---------------------    PAID-IN       DEFERRED
                                                  SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL     COMPENSATION
                                                ----------   --------   ----------   --------   ----------   ------------
Balance at December 31, 1997..................  81,000,000     $810     10,000,000     $100      $ 30,797      $     --
Issuance of common stock, Class B upon
  exercise of stock options...................          --       --          2,000       --             2            --
Net loss......................................          --       --             --       --            --            --
                                                ----------     ----     ----------     ----      --------      --------
Balances at December 31, 1998.................  81,000,000      810     10,002,000      100        30,799            --
Issuance of common stock, Class B upon
  exercise of stock options...................          --       --      1,978,936       20         1,960            --
Deferred compensation.........................          --       --             --       --        27,139       (27,139)
Amortization of deferred compensation.........          --       --             --       --            --         2,894
Tax benefit of stock options..................          --       --             --       --           367            --
Net loss......................................          --       --             --       --            --            --
                                                ----------     ----     ----------     ----      --------      --------
Balances at December 31, 1999.................  81,000,000      810     11,980,936      120        60,265       (24,245)
Issuance of common stock, Class B through
  initial public offering, net of issuance
  costs.......................................          --       --     14,375,000      144       376,463            --
Issuance of common stock, Class B upon
  exercise of stock options...................          --       --      2,551,753       25         2,760            --
Deferred compensation.........................          --       --             --       --         8,971        (8,971)
Amortization of deferred compensation.........          --       --             --       --            --         8,366
Tax benefit of stock options..................          --       --             --       --         5,550            --
Unrealized gain on investments................          --       --             --       --            --            --
Net income....................................          --       --             --       --            --            --
                                                ----------     ----     ----------     ----      --------      --------
Balances at December 31, 2000.................  81,000,000     $810     28,907,689     $289      $454,009      $(24,850)
                                                ==========     ====     ==========     ====      ========      ========


                                                 ACCUMULATED
                                                -------------   RETAINED        TOTAL
                                                    OTHER       EARNINGS    STOCKHOLDER'S
                                                COMPREHENSIVE   (DEFICIT)      EQUITY
                                                -------------   ---------   -------------
Balance at December 31, 1997..................      $ --         $  (592)      $ 31,115
Issuance of common stock, Class B upon
  exercise of stock options...................        --              --              2
Net loss......................................        --          (5,118)        (5,118)
                                                    ----         -------       --------
Balances at December 31, 1998.................        --          (5,710)        25,999
Issuance of common stock, Class B upon
  exercise of stock options...................        --              --          1,980
Deferred compensation.........................        --              --             --
Amortization of deferred compensation.........        --              --          2,894
Tax benefit of stock options..................        --              --            367
Net loss......................................        --          (1,616)        (1,616)
                                                    ----         -------       --------
Balances at December 31, 1999.................        --          (7,326)        29,624
Issuance of common stock, Class B through
  initial public offering, net of issuance
  costs.......................................        --              --        376,607
Issuance of common stock, Class B upon
  exercise of stock options...................        --              --          2,785
Deferred compensation.........................        --              --             --
Amortization of deferred compensation.........        --              --          8,366
Tax benefit of stock options..................        --              --          5,550
Unrealized gain on investments................       117              --            117
Net income....................................        --          30,764         30,764
                                                    ----         -------       --------
Balances at December 31, 2000.................      $117         $23,438       $453,813
                                                    ====         =======       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2000        1999       1998
                                                              ---------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $  30,764   $(1,616)   $(5,118)
Adjustments to reconcile net income (loss) to cash..........
  Flows from operating activities:
    Depreciation and amortization...........................      8,689     5,734      4,213
    Inventory provision.....................................      2,541     1,907      1,326
    Noncash compensation expense............................      8,366     2,894         --
    Deferred income taxes...................................     (7,149)     (701)     1,011
    Tax benefit from stock options exercised................      5,550       367         --
    Changes in current assets and liabilities:
      Accounts receivable...................................     (4,715)   (7,357)    (2,344)
      Receivable from Parent................................    (40,498)    6,818      9,318
      Inventories...........................................    (19,487)   (6,054)    (4,693)
      Prepaid expenses and other current assets.............       (352)   (1,090)    (1,145)
      Other assets, net.....................................       (592)    1,605     (1,946)
      Accounts payable......................................     17,534     5,117      1,922
      Accrued liabilities...................................      4,578      (362)     1,438
      Deferred revenue......................................      7,407       371         --
      Income taxes payable..................................     10,103        --         --
                                                              ---------   -------    -------
Net cash provided by operating activities...................     22,739     7,633      3,982
                                                              ---------   -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................    (16,419)   (3,305)    (6,238)
Purchases of available for sale securities..................   (264,052)       --         --
Maturities of available for sale securities.................     35,000        --         --
Sales of available for sale securities......................     15,802        --         --
                                                              ---------   -------    -------
Net cash used in investing activities.......................   (229,669)   (3,305)    (6,238)
                                                              ---------   -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of short-term debt--Parent..........................     (1,900)       --         --
Payment of obligations under capital leases.................     (2,829)   (1,522)    (1,054)
Proceeds from sale of stock, net of issuance costs..........    379,392     1,980          2
                                                              ---------   -------    -------

Net cash provided by (used in) financing activities.........    374,663       458     (1,052)
                                                              ---------   -------    -------

Net increase (decrease) in cash and cash equivalents........    167,733     4,786     (3,308)
Cash and cash equivalents, beginning of period..............      6,897     2,111      5,419
                                                              ---------   -------    -------
Cash and cash equivalents, end of period....................  $ 174,630   $ 6,897    $ 2,111
                                                              =========   =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Net income (loss)...........................................  $30,764    $(1,616)   $(5,118)

Other comprehensive income net of tax:
  Unrealized gain on investments, net of tax of $71, $0 and
    $0, respectively........................................      117         --         --
                                                              -------    -------    -------
Comprehensive income (loss).................................  $30,881    $(1,616)   $(5,118)
                                                              =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--OVERVIEW AND BASIS OF PRESENTATION

    On October 1, 1997 EMC Corporation (EMC or the Parent) formed McDATA Corporation (McDATA or the Company) which is incorporated in Delaware. The Company was formed when EMC transferred cash and net assets to McDATA pursuant to an Asset Transfer Agreement. In exchange, EMC received 81,000,000 shares of the Company's Class A common stock. Concurrently, with the Asset Transfer Agreement, minority stockholders contributed $10,000,000 in cash in exchange for 10,000,000 shares of the Company's Class B common stock. Each share of the Company's Class A common stock entitled its holder to one vote, and each share of the Company's Class B common stock entitles its holder to one-tenth (1/10) of one vote. After the issuance and sale of the Company's Class A and Class B common stock to EMC and the minority stockholders, respectively, EMC owned 89% of the Company and the minority stockholders owned 11% of the Company. As McDATA was under the control of EMC at the date of formation, there was no change in the accounting basis of the Company's assets and liabilities in the consolidated financial statements.

    During the periods presented, McDATA was a majority-owned subsidiary of EMC. On August 9, 2000, the Company completed an initial public offering of 14,375,000 shares of its Class B Common stock (including the exercise of the underwriters' over-allotment option) and realized proceeds, after calculation of underwriter's commissions, of approximately $377 million net of offering costs of approximately $2.7 million. After completion of the offering, McDATA remained a majority-owned subsidiary of EMC. As of December 31, 2000, EMC owned
81 million shares of the Company's Class A common stock, or approximately 74% of the outstanding common stock of the Company. EMC's ownership of the Class A common stock represented approximately 97% of the combined voting power of the Company's Class A and B common stock.

    On February 7, 2001, EMC distributed its shares in McDATA Class A common stock to EMC's stockholders of record as of January 24, 2001 (see Note 16).

    McDATA designs, develops, manufactures and sells Fibre Channel switching devices that enable enterprise-wide high performance storage area networks. The Company sells its products through original equipment manufacturers and resellers, including EMC Corporation and IBM, as well as systems integrators. The Company also provides services for EMC's ESCON switch business under a service agreement with EMC.

    The consolidated financial statements include the assets, liabilities, operating results and cash flows of McDATA and have been prepared using EMC's historical bases in the assets and liabilities and the historical results of operations of McDATA. Because McDATA's operations were substantially independent of EMC's operations during all periods presented in the financial statements, the Company's management does not believe that there were any corporate expenses incurred by EMC that should be allocated to the Company. Accordingly, no intercompany expense allocations have been included in the financial statements. The consolidated financial statements do include certain allocations of interest income and expense from participation in EMC's cash management system (see
Note 12). The following is a list of the Company's wholly-owned subsidiaries as of December 31, 2000:

                                                              COUNTRY OF
NAME                                                          FORMATION    DATE OF FORMATION
----                                                          ----------   -----------------
McDATA Technology Systems Ltd (formerly Ecksberg Nominees
  Ltd.).....................................................   Ireland      April 4, 1999

McDATA F.S.C................................................  Barbados      July 28, 1999

McDATA Japan KK.............................................    Japan      October 16, 2000

                               MCDATA CORPORATION

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the assets, liabilities, results of operations, cash flows and changes in stockholders' equity of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

REVENUE RECOGNITION

    The Company generally recognizes revenue from product sales upon shipment provided that (a) evidence of an arrangement exists (b) delivery has occurred
(c) the price to the customer is fixed or determinable and (d) collectibility is assured. The Company accrues for warranty costs and sales returns at the time of shipment based on its experience. In transactions that include multiple products and/or services, the Company allocates the sales value among each of the deliverables based on their relative fair values. Service revenue is recognized over the contractual period or as the services are rendered. Revenue from the service agreement with EMC (see Note 12) is recorded as earned pursuant to the terms of the servicing contract.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk are cash equivalents, short and long-term investments and accounts receivable. The Company has a cash investment policy that limits investments to investment grade instruments and limits the amount of investment with any single financial institution.

    The Company performs ongoing evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company's customers include EMC as well as original equipment manufacturers, distributors, systems integrators and end users. The majority of the Company's customers operate in the computer industry.

    During 2000, the Company earned approximately 68% of its total revenue from the sales of its ED-5000 Enterprise Director. The Company had the following customers that accounted for greater than 10% of each respective period's revenue:

                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                             2000           1999           1998
                                                           --------       --------       --------
Customer A (Parent).................................          76%            69%            86%
Customer B..........................................          14%            13%            --
Customer C..........................................          --             11%            --

                               MCDATA CORPORATION

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    These customers accounted for the following percentages of the Company's gross accounts receivable, which is comprised of accounts receivable and receivable from Parent:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000          1999
                                                              --------      --------
Customer A (Parent).........................................     75%           26%
Customer B..................................................     15%           31%
Customer C..................................................     --            18%

CASH EQUIVALENTS

    Cash equivalents are short-term, highly liquid investments that are readily convertible to cash and have remaining maturities of ninety days or less at date of purchase.

INVESTMENTS

    The Company's investments consist of marketable debt securities that are classified as either short-term or long-term based on Management's intent with regard to holding the securities. As of December 31, 2000, all investments are classified as "available-for-sale" and recorded at fair value in the accompanying consolidated balance sheet. Fair values are determined using quoted market prices.

STATEMENT OF CASH FLOWS SUPPLEMENTAL INFORMATION

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                       2000       1999       1998
                                                     --------   --------   --------
Cash flow information:
Interest incurred, expensed and paid...............  $   525     $1,113     $  309
Income taxes received from (paid to) parent........   (7,957)     4,302       (202)
Income taxes paid directly to taxing authorities...    4,763         --         --

Non cash activities:
Capital lease obligations incurred.................    4,138      1,944      2,323
Transfer of inventory to fixed assets..............      793      1,357         --

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of financial instruments, including cash equivalents, gross accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company, with similar terms, the carrying value of the capital lease obligations approximate their fair value. The fair values of the Company's investments are disclosed in Note 3.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset is separately identifiable and is less than

                               MCDATA CORPORATION

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) its carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

EARNINGS AND LOSS PER SHARE

    Basic net income or loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options.

    Following is a reconciliation between basic and diluted earnings per share as of December 31, 2000 (in thousands except per share information):

                                                                         PER SHARE
                                                    INCOME     SHARES     AMOUNT
                                                   --------   --------   ---------
Net income--basic EPS............................  $30,764     99,989     $ 0.31
Effect of stock options..........................       --      7,964      (0.03)
                                                   -------    -------     ------
Net income--diluted EPS..........................  $30,764    107,953     $ 0.28
                                                   =======    =======     ======

    Potentially dilutive securities totaling 198,550, 11,940,514 and 11,262,750, were excluded from the historical diluted income or loss per common share calculations because of their anti-dilutive effect for 2000, 1999 and 1998, respectively.

STOCK-BASED COMPENSATION

    The Company accounts for grants of stock options and common stock purchase rights according to Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUES TO EMPLOYEES (APB 25), and related interpretations. Any deferred stock compensation calculated pursuant to APB 25 is amortized ratably over the vesting period of the individual options, generally four years.

ADVERTISING

    The Company expenses advertising costs as incurred. Advertising expenses for 2000, 1999 and 1998 were approximately $1,449,000, $531,000 and $696,000, respectively.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred.

SOFTWARE DEVELOPMENT COSTS

    In accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED, the Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of designing, coding and testing activities. For all periods presented the amount of costs eligible for capitalization, after consideration of factors such as realizable value, were not

                               MCDATA CORPORATION

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) material and, accordingly, all software development costs have been charged to research and development expenses in the consolidated statements of operations.

INTERNAL-USE SOFTWARE DEVELOPMENT COSTS

    The Company accounts for its development and implementation of internal-use software according to Statement of Position No. 98-1, ACCOUNTING FOR THE COST OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. This statement provides guidance regarding the conditions under which the costs of internal-use software should be capitalized. Costs of developing and implementing software for internal use, which meet certain criteria, were capitalized and are being amortized over the expected useful life of the software of between two and five years. The Company capitalized approximately $3,239,000, $401,000 and $1,913,000 during 2000, 1999 and 1998, respectively. Amortization expense totaled $1,090,000, $424,000 and $0 during 2000, 1999 and 1998, respectively.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the 2000 presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company adopted SFAS 133 on January 1, 1999. To date, the Company has not entered into any derivative instruments, so the adoption has had no effect on the financial position or results of operations of the Company.

    In December 1999, the Securities and Exchange Commission (the "Commission") issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, as amended. SAB 101 summarizes certain of the Commission's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company has applied the provisions of SAB 101 and the related interpretive guidance in the consolidated financial statements. The adoption of SAB 101 did not have a material impact on the Company's financial condition or results of operations.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AN INTERPRETATION OF APB OPINION NO. 25, ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of previously fixed stock options or awards, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 was effective as of July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material impact on the Company's financial condition or results of operations.

                               MCDATA CORPORATION

NOTE 3--INVESTMENTS

    Investments consisted of the following available for sale securities as of December 31, 2000 (in thousands):

                                                  UNREALIZED   UNREALIZED
                                      AMORTIZED    HOLDING      HOLDING       FAIR
                                        COST        GAINS        LOSSES      VALUES
                                      ---------   ----------   ----------   --------
Debt securities:
U.S. Government agency..............  $ 71,242       $ 34          $1       $ 71,275
State and local government..........   142,008        158           3        142,163
                                      --------       ----          --       --------
                                      $213,250       $192          $4       $213,438
                                      ========       ====          ==       ========

    Amortized cost is determined based on specific identification. Realized gains on sales of securities were $2,000 in 2000. There were no realized losses on sales of securities in 2000.

    As of December 31, 2000, the contractual maturities of these securities were as follows (in thousands):

                                                          AMORTIZED     FAIR
                                                            COST       VALUES
                                                          ---------   --------
Less than 1 year........................................  $190,980    $191,060
Greater than 1 year.....................................    22,270      22,378
                                                          --------    --------
                                                          $213,250    $213,438
                                                          ========    ========

NOTE 4--INVENTORIES

    Inventories, which include material, labor and factory overhead, are stated at the lower of cost (first-in, first-out method) or market. The Company evaluates the need for reserves associated with obsolete, slow-moving and nonsalable inventory by reviewing net realizable values on a quarterly basis. The Company's inventories do not include materials purchased and held by the Company's component subcontractors, as this inventory is not owned by the Company. The components of inventory were as follows (in thousands):

                                                                DECEMBER 31,
                                                             -------------------
                                                               2000       1999
                                                             --------   --------
Raw materials..............................................  $19,058     $6,450
Work-in-progress...........................................      872      1,081
Finished goods.............................................    7,490      1,485
                                                             -------     ------
                                                              27,420      9,016
Less reserves..............................................   (4,315)    (2,064)
                                                             -------     ------
                                                             $23,105     $6,952
                                                             =======     ======

                               MCDATA CORPORATION

NOTE 5--PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. For financial reporting purposes, depreciation is recorded principally on a straight-line method over the estimated useful lives of the asset as follows:

        Equipment and furniture....  3-5 years
        Computer software..........  2-5 years
        Capital lease equipment....  The shorter of the useful life of 3-5 years or lease term
        Leasehold improvements.....  The shorter of the useful life of 3-5 years or lease term

    Accelerated depreciation methods are generally used for income tax purposes. Expenditures that substantially extend the useful life of an asset are capitalized. Ordinary repair and maintenance expenditures are expensed as incurred. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed from the accounts and the related gains or losses are included in the statement of operations.

    Property and equipment consisted of the following (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Equipment and furniture.................................  $ 36,298   $ 24,225
Computer software.......................................     8,079      5,992
Leasehold improvements..................................     3,298      1,748
Construction in progress................................     4,852         65
                                                          --------   --------
                                                            52,527     32,030
Less accumulated depreciation and amortization..........   (25,633)   (18,230)
                                                          --------   --------
                                                          $ 26,894   $ 13,800
                                                          ========   ========

    Depreciation expense was $8,256,000, $5,300,000 and $3,773,000 in 2000, 1999
and 1998 respectively. Equipment and furniture at December 31, 2000 and 1999 includes assets under capitalized leases of $9,469,000 and $5,896,000, respectively, with related accumulated amortization of $5,342,000 and $3,168,000, respectively.

    The minimum future lease payments under capital leases as of December 31, 2000 are as follows (in thousands):

2001........................................................  $2,749
2002........................................................   1,628
2003........................................................     271
                                                              ------
                                                               4,648
Less amount representing interest...........................    (578)
                                                              ------
Present value of minimum lease payments (including $2,446
  classified as current)....................................  $4,070
                                                              ======

                               MCDATA CORPORATION

NOTE 6--PREPAID EXPENSES AND OTHER ASSETS

    Prepaid expenses and other current assets consisted of the following (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
Prepaid technology license fees...........................  $    --    $ 1,702
Other.....................................................    3,467      1,413
                                                            -------    -------
                                                            $ 3,467    $ 3,115
                                                            =======    =======

    Other assets consisted of the following (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
Intangible assets and goodwill............................  $ 2,408    $ 2,408
Other.....................................................    1,263        485
                                                            -------    -------
                                                              3,671      2,893
Less accumulated amortization.............................   (1,865)    (1,432)
                                                            -------    -------
                                                            $ 1,806    $ 1,461
                                                            =======    =======

    The identifiable intangible assets and goodwill are being amortized on a straight-line method over five years.

NOTE 7--ACCRUED LIABILITIES

    Accrued liabilities consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Wages and employee benefits.................................   $6,425     $2,104
Warranty reserves...........................................      956        986
Other taxes.................................................    1,011        612
Other accrued liabilities...................................      666        778
                                                               ------     ------
                                                               $9,058     $4,480
                                                               ======     ======

NOTE 8--NOTE PAYABLE TO PARENT COMPANY

    On October 1, 1997, the Company entered into an unsecured term note with its Parent in the amount of $1,900,000. The note required quarterly payments of interest in arrears, with principle to be paid in 2007 or upon the consummation of a sale of all or part of the Company, including an initial public offering. On August 9, 2000, the Company consummated an initial public offering and proceeds from the offering were used to payoff the note. The note was classified as a current liability as of December 31, 1999 in anticipation of the initial public offering. The note bore simple interest at the prime rate. Interest expense incurred and paid to the Parent for 2000, 1999 and 1998 totaled $109,000, $154,000 and $161,000, respectively.

                               MCDATA CORPORATION

NOTE 9--STOCKHOLDERS' EQUITY

    The Company has both Class A and Class B common stock. Holders of Class A and Class B common stock have voting rights equal to one vote and one-tenth vote, respectively, for each share held. Holders of Class A and Class B common stock share equal rights as to dividends.

    On May 23, 2000 the Board of Directors approved a 2-for-1 stock split of the Company's Class A and B common stock. All share and per share amounts have been adjusted for all periods presented to give retroactive effect to this stock split. The Board of Directors also authorized, after giving effect to the stock split, an increase in the authorized shares of the Company's Class A common stock to 250,000,000 shares and an increase in the Class B common stock to 200,000,000 shares. In addition, the Board of Directors authorized 25,000,000 shares of undesignated preferred stock. All of these transactions were consummated on or about July 12, 2000.

    No dividends attributable to common stock were declared or paid during 2000, 1999 or 1998.

NOTE 10--EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

DEFINED CONTRIBUTION PLAN

    The Company has a defined contribution plan (the McDATA Retirement Savings
Plan) that covers eligible employees. The Company matches 50% of an employee's contribution up to 6% of annual eligible compensation, subject to restrictions of such plans. Such Company contributions are made in cash, and amounted to $769,000, $550,000 and $393,000 in 2000, 1999 and 1998, respectively.

PROFIT SHARING PLAN

    Effective October 1, 1997, the Board of Directors authorized a profit sharing plan whereby the Company contributes a portion of each year's profits to a profit sharing pool. The profit sharing amount is determined annually by the Board of Directors and is distributed to employees approximately 50% in cash and approximately 50% on the employees' behalf as contributions to the McDATA Retirement Savings Plan. The Company recorded an expense related to this plan of $1,946,000, $0 and $0 for 2000, 1999 and 1998, respectively.

STOCK OPTION PLAN

    The 1997 Stock Option Plan (the Plan), adopted on October 1, 1997, provides for the grant of either incentive or nonstatutory options to employees for the purchase of Class B common stock. The Company has reserved 19,000,000 shares for issuance under the Plan. Options under the Plan become exercisable over a four-year period with one-fourth exercisable on each annual anniversary of grant date and expire ten years from the date of grant.

                               MCDATA CORPORATION

NOTE 10--EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS (CONTINUED)
    The following summarizes option transactions for the period from December 31, 1997 to December 31, 2000:

                                                                  WEIGHTED-                 WEIGHTED-
                                                       SHARES      AVERAGE                   AVERAGE
                                                      COVERED     EXERCISE      OPTIONS     EXERCISE
                                                     BY OPTIONS     PRICE     EXERCISABLE     PRICE
                                                     ----------   ---------   -----------   ---------
Outstanding at December 31, 1997...................   8,799,000    $ 1.00             --      $  --
Granted............................................   2,725,600      1.06
Exercised..........................................      (2,000)     1.00
Forfeited or expired...............................    (259,850)     1.00
                                                     ----------
Outstanding at December 31, 1998...................  11,262,750      1.02      2,173,938       1.00
Granted............................................   3,646,700      2.29
Exercised..........................................  (1,978,936)     1.00
Forfeited or expired...............................    (990,000)     1.10
                                                     ----------
Outstanding at December 31, 1999...................  11,940,514      1.40      2,584,690       1.02
Granted............................................   3,882,375     21.53
Exercised..........................................  (2,551,753)     1.09
Forfeited or expired...............................  (1,380,000)     6.80
                                                     ----------
Outstanding at December 31, 2000...................  11,891,136      7.41      3,264,855       1.30
                                                     ==========

    As of December 31, 2000, there were 2,576,175 options available for grant under the Plan.

    The status of total stock options outstanding and exercisable at December 31, 2000 was as follows:

                                                 OPTIONS OUTSTANDING
                                     --------------------------------------------         OPTIONS EXERCISABLE
                                                        WEIGHTED                        ------------------------
                                                        AVERAGE          WEIGHTED                       WEIGHTED
                                                       REMAINING         AVERAGE                        AVERAGE
                                       NUMBER         CONTRACTUAL        EXERCISE       NUMBER OF       EXERCISE
EXERCISE PRICES                      OF SHARES        LIFE (YEARS)        PRICE          SHARES          PRICE
---------------                      ----------       ------------       --------       ---------       --------
$1.00.........................        4,791,326            6.8            $ 1.00        2,395,826        $1.00
$1.13-$2.75...................        3,824,935            8.4              2.15          869,029         2.13
$11.54-$13.75.................        2,060,900            9.2             12.35               --           --
$28.00-$47.25.................          891,875            9.6             28.65               --           --
$56.81-$93.36.................          322,100            9.9             74.77               --           --
                                     ----------                                         ---------
Total.........................       11,891,136            8.0              7.41        3,264,855        $1.30
                                     ==========                                         =========

    The Company applies APB 25 and related interpretations in accounting for its stock-based compensation plan. During 2000 and 1999, in connection with the grant of certain stock options to employees, the Company recorded deferred stock-based compensation, net of forfeitures, of $8,971,000 and $27,139,000, respectively, representing the difference between the exercise price and the deemed fair market value of the Company's common stock on the dates these stock options were granted.

    Deferred compensation is included as a reduction of stockholders' equity and is being amortized on a straight-line basis over the vesting periods of the related options, which is generally four years. During 2000 and 1999, the Company recorded amortization of $8,366,000 and $2,894,000, respectively

                               MCDATA CORPORATION

NOTE 10--EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS (CONTINUED)
(of which $1,907,000 and $709,000 is included in the cost of product and service revenue for 2000 and 1999, respectively).

    All stock option grants under the Plan since August 2000 have been granted at an exercise price equal to the fair market value of the Company's stock on the day of the grant.

    The fair value of each option granted during 2000, 1999 and 1998 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                  YEARS ENDED DECEMBER 31,
                                                           --------------------------------------
                                                             2000           1999           1998
                                                           --------       --------       --------
Dividend yield......................................           0%             0%             0%
Expected volatility.................................          90%             0%             0%
Risk-free interest rate.............................         6.3%           5.5%           5.4%
Expected life in years..............................         4.0            4.0            4.0

    Using these assumptions, the weighted average fair values of options granted were:

                                                           YEARS ENDED DECEMBER 31,
                                                        ------------------------------
                                                          2000       1999       1998
                                                        --------   --------   --------
Options granted with an exercise price below
  fair market value...................................   $12.71     $7.96         --
Options granted with an exercise price equal to
  fair market value...................................   $27.53        --      $0.21

    The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The pro forma impact on the company's net income (loss) and net income (loss) per share as reported for the years ended December 31 pursuant to SFAS 123 to reflect the fair value method of accounting for stock-based compensation plans would have been as follows (in thousands, except per share amounts):

                                                          YEARS ENDED DECEMBER 31,
                                                    ------------------------------------
                                                      2000          1999          1998
                                                    --------      --------      --------
Net income (loss):
  As reported.................................      $30,764       $(1,616)      $(5,118)
  Pro forma...................................      $27,323       $(2,006)      $(5,473)
Basic net income (loss) per share:
  As reported.................................      $  0.31       $ (0.02)      $ (0.06)
  Pro forma...................................      $  0.27       $ (0.02)      $ (0.06)
Diluted net income (loss) per share:
  As reported.................................      $  0.28       $ (0.02)      $ (0.06)
  Pro forma...................................      $  0.25       $ (0.02)      $ (0.06)

NOTE 11--INCOME TAXES

    Historically, the Company has been included in a consolidated Federal and Colorado income tax return with EMC. As a result of its initial public offering on August 9, 2000, the Company is no longer

                               MCDATA CORPORATION

NOTE 11--INCOME TAXES (CONTINUED)
eligible to be included in EMC's consolidated tax returns and will consequently file a separate income tax return for the tax period which began immediately following the offering.

    When the Company was included in EMC's consolidated tax returns, the Company recorded income taxes based on the pro rata method. The pro rata method assumes the allocation of income taxes based on McDATA's parent company's consolidated tax position. The pro rata method of allocating income taxes is consistently used for all members of the consolidated group. Pursuant to a tax sharing agreement entered into with EMC, the Company was compensated by EMC for the use of its United States net operating losses during 1999 and 1998 at 35%, and its tax credits, including research and development credits, utilized by the Parent.

    Had the Company's tax provision been calculated as if the Company were a separate, independent United States taxpayer, the income tax provision would not have materially changed.

    Income tax expense (benefit) consisted of the following (in thousands):

                                                        YEARS ENDED DECEMBER 31,
                                                     ------------------------------
                                                       2000       1999       1998
                                                     --------   --------   --------
Current:
  Federal..........................................  $26,035     $ 508     $(3,918)
  State............................................    1,934         7        (217)
                                                     -------     -----     -------
                                                      27,969       515      (4,135)

Deferred:
  Federal..........................................   (6,511)     (676)        956
  State............................................     (567)      (25)         55
                                                     -------     -----     -------
                                                      (7,078)     (701)      1,011
                                                     -------     -----     -------

Total expense (benefit)............................  $20,891     $(186)    $(3,124)
                                                     =======     =====     =======

    The total income tax expense (benefit) differs from the amount computed using the federal income tax rate of 35% for the following reasons (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                       2000          1999          1998
                                                     --------      --------      --------
Federal income tax expense (benefit) at
  statutory rate...............................      $18,079        $(631)       $(2,885)
Research and development credit................         (100)        (300)          (100)
State taxes, net of federal benefit............        1,343          (23)          (107)
Stock-based compensation.......................        1,926          778             --
Foreign sales corporation......................       (1,218)        (151)            --
Other..........................................          861          141            (32)
                                                     -------        -----        -------
Income tax expense (benefit)...................      $20,891        $(186)       $(3,124)
                                                     =======        =====        =======

    Deferred income taxes reflect the tax effect of temporary differences between the amount of assets and liabilities for financial reporting purposes and income tax purposes. The tax effects of each type of

                               MCDATA CORPORATION

NOTE 11--INCOME TAXES (CONTINUED)
temporary difference that give rise to significant portions of the net deferred tax assets are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Current deferred tax assets:
  Inventory reserves and costs..............................   $2,492     $1,329
  Revenue recognition.......................................    4,067         --
  Warranty reserves.........................................      360        358
  Reserves related to employee benefits.....................      877        597
  Stock-based compensation..................................    1,354        273
  Other.....................................................       82         58
                                                               ------     ------
                                                                9,232      2,615

Noncurrent deferred tax assets (liabilities):
  Difference between book and tax depreciation..............      186       (275)
                                                               ------     ------
Total deferred tax asset, net...............................   $9,418     $2,340
                                                               ======     ======

    Under the terms of the tax sharing agreement between the Company and EMC, the Company is obligated to indemnify EMC for any taxes arising out of the failure of such distribution to be tax free if that failure results from, among other things, (i) any act or omission by the Company that would cause such distribution to fail to qualify as a tax free distribution under the Internal Revenue Code of 1986, as amended; (ii) any act or omission by the Company that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the distribution; (iii) any acquisition by a third party of the Company's stock or assets; or (iv) any issuance by the Company of stock or any change in ownership of the Company's stock. If the distribution of the Company's Class A common stock fails to qualify as a tax-free distribution, EMC would incur tax liability as if the Company's Class A common stock that was distributed by EMC had been sold by EMC for its fair market value in a taxable transaction. In the event that the Company is required to indemnify EMC because the distribution of the Company's Class A common stock fails to qualify as a tax-free distribution, the Company's liability could exceed 35% of the value of the Company's Class A common stock distributed by EMC as determined on the date of the distribution.

    Although the Company is no longer a member of EMC's consolidated tax group, the tax sharing agreement between the Company and EMC continues to affect the Company in two principal ways. First, if a taxing authority effects a change to the EMC consolidated return, the Company is required to reimburse EMC for the tax of any Company-related unfavorable adjustment. Conversely, the Company is entitled to any refund for any Company-related favorable adjustment. Second, the Company is required to remit to EMC any tax savings generated by the tax deductions, if any, related to the issuance or sale of EMC stock upon the exercise of options held by Company employees.

NOTE 12--TRANSACTIONS WITH PARENT

    McDATA, as EMC's majority-owned subsidiary, has engaged in several related-party transactions with EMC and its subsidiaries. These included benefiting from a service agreement to provide services

                               MCDATA CORPORATION

NOTE 12--TRANSACTIONS WITH PARENT (CONTINUED) for the Parent's ESCON switch business, making direct sales of Fibre Channel products to the Parent, participating in the Parent's cash management system and filing as a member of the Parent's consolidated tax return (see Note 11). The terms of these arrangements, which were negotiated in the context of a parent-subsidiary relationship, may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.

    Under the terms of the service agreement with the Parent, the Company provides management, manufacturing, research, development, sales, support and administrative services with respect to specified customers of the Parent. The amount of such service fee is subject to annual revision based on the review and concurrence of both parties. Such service fee revenue totaled $14,497,000, $17,337,000 and $25,674,000 for 2000, 1999 and 1998, respectively. Additionally, the Company provided $2,824,000 and $349,000 of consulting services to the Parent for 2000 and 1999, respectively. No such services were provided to the Parent in 1998.

    Pursuant to a five-year OEM supply and license agreement executed in 2000, the Company sells Fibre Channel products to the Parent. Such sales comprised 69%, 51% and 15% of Company revenue in 2000, 1999 and 1998, respectively. The agreement has no minimum purchase commitments and has customary termination rights.

    Until September 2000, the Company participated in EMC's cash management program, in which it deposited excess operating funds with EMC for short-term investment when funds in excess of operating requirements were available or borrowed funds from EMC during periods of operating cash needs. Such funds were repaid on demand and earned simple interest, calculated monthly. Interest income and interest (expense) includes $102,000, $(740,000) and $312,000 earned (paid) from participation in EMC's cash management program during 2000, 1999 and 1998, respectively.

    Certain directors and executive officers of the Company own EMC common stock and options to purchase EMC common stock. One of the Company's directors as of December 31, 2000 was an employee of EMC. This director resigned from his position on the Company's Board of Directors effective upon the distribution of the McDATA Class A common stock.

NOTE 13--COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company had various operating leases in effect at December 31, 2000 for certain buildings, office space and machinery and equipment. Future minimum lease payments under non-cancelable operating leases with terms of one year or more are as follows at December 31, 2000 (in thousands):

2001........................................................  $ 4,850
2002........................................................    5,151
2003........................................................    4,030
2004........................................................    1,907
2005 and thereafter.........................................    2,560
                                                              -------
                                                              $18,498
                                                              =======

    Rent expense in 2000, 1999 and 1998 totaled approximately $3,424,000, $2,218,000 and $2,115,000, respectively.

                               MCDATA CORPORATION

NOTE 13--COMMITMENTS AND CONTINGENCIES (CONTINUED)
CONTINGENCIES

    From time to time, the Company is subject to claims arising in the ordinary course of business. In the opinion of management, no such matter, individually or in the aggregate, exists which is expected to have a material effect on the Company's consolidated results of operations, financial position or cash flows.

    The Company has contracted with SCI Systems, Inc. (SCI) for the manufacture of printed circuit boards and box build assembly for specific Fibre Channel directors and switches. The agreement with SCI requires the Company to submit purchasing forecasts, place orders and reschedule orders for products as necessary. At December 31, 2000, SCI had on hand materials purchased on behalf of McDATA valued at approximately $33,205,000. In addition, SCI has purchase commitments outstanding related to materials that it had also ordered on McDATA's behalf. The Company may be liable for materials that SCI purchases on McDATA's behalf if the Company's actual requirements do not meet or exceed its forecasts and those materials cannot be redirected to other uses by SCI. Management does not expect this commitment to have a material adverse effect on the Company's business, results of operations, financial position or cash flows. The agreement renews monthly and both parties have customary termination rights.

    The Company has various commitments for sales, purchases and employee benefit plans in the ordinary course of business. In the aggregate, such commitments do not differ significantly from current market prices or anticipated usage requirements.

NOTE 14--SEGMENT INFORMATION

    The Company has one reporting segment relating to the manufacturing and marketing of computer-based hardware systems. The Company's operations are conducted in the United States with sales offices in Germany, Japan and the United Kingdom and a research and development facility in Canada, none of which are individually significant to the Company's overall operations. The Company has not incurred any foreign currency translation adjustments as all of its sales are settled in U.S. dollars. In addition, all of its subsidiaries' books are maintained in U.S. dollars.

                               MCDATA CORPORATION

NOTE 14--SEGMENT INFORMATION (CONTINUED)
    Certain information related to the Company's operations by geographic area is presented below (in thousands). The Company's revenues are attributed to the geographic areas according to the location of the customers. Long-lived assets include property and equipment and other non-current assets.

                                                                      LONG-LIVED
                                                          NET SALES     ASSETS
                                                          ---------   ----------
2000
United States...........................................  $171,888      $27,347
Foreign countries.......................................    76,798        1,353
                                                          --------      -------
    Total...............................................  $248,686      $28,700
                                                          ========      =======

1999
United States...........................................  $ 80,055      $13,755
Foreign countries.......................................    15,208        1,506
                                                          --------      -------
    Total...............................................  $ 95,263      $15,261
                                                          ========      =======

1998
United States...........................................  $ 34,463      $13,126
Foreign countries.......................................     2,085        2,414
                                                          --------      -------
    Total...............................................  $ 36,548      $15,540
                                                          ========      =======

    Included in the United States long-lived assets balances at December 31, 2000, 1999 and 1998 are intangible assets totaling $0, $95,000 and $1,828,000, respectively. Included in the foreign countries long-lived assets balances as of December 31, 2000, 1999 and 1998 are intangible assets totaling $542,000, $897,000 and $1,330,000, respectively.

    Included in the net sales to foreign countries is $58,836,000, $8,924,000 and $1,419,000 of net sales to Ireland for 2000, 1999 and 1998, respectively.

                               MCDATA CORPORATION

NOTE 15--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following summarizes selected financial information for each of the two years in the period ended December 31, 2000 (in thousands except share data):

                                             Q1         Q2         Q3         Q4
                                          --------   --------   --------   --------
2000
Total revenue...........................  $47,134    $56,461    $66,760    $78,331
Gross profit............................   24,524     28,807     35,661     40,151
Net income..............................    4,848      4,707      8,958     12,251
Basic net income per share..............     0.05       0.05       0.09       0.11
Diluted net income per share............  $  0.05    $  0.05    $  0.08    $  0.10

1999
Total revenue...........................  $13,163    $21,027    $22,661    $38,412
Gross profit............................    7,067     10,818     10,443     16,655
Net income (loss).......................   (1,995)       (52)    (1,587)     2,018
Basic net income (loss) per share.......    (0.02)      0.00      (0.02)      0.02
Diluted net income (loss) per share.....  $ (0.02)   $  0.00    $ (0.02)   $  0.02

NOTE 16--SUBSEQUENT EVENTS

    On February 7, 2001, EMC distributed all of its shares of Class A stock in the Company to EMC's stockholders of record as of January 24, 2001. EMC has received a ruling from the Internal Revenue Service that the distribution to EMC stockholders will be tax free for U.S. federal income tax purposes. The Company currently believes that the distribution of its Class A common stock by EMC will be tax free.

    On February 9, 2001, the Company entered into a lease for an approximately 167,000 square foot multi-story office and engineering building to be constructed on a 109 acre parcel of land located in Broomfield, Colorado. Construction of the building is anticipated to commence in the first half of 2001 and is scheduled to be complete no later than February 2003. The initial term of the lease is for 78 months, with an option to renew the lease for additional 12 month terms, subject to certain conditions. The Company, at its option, may purchase the facility during or at the end of the term of the lease at approximately the amount expended by the lessor to acquire the land and construct the building (approximately $60 million). If the Company does not renew the lease or exercise the purchase option by the end of the lease or arrange for the sale of the property to a third-party, the Company has guaranteed a residual value of the facility as a percentage of the original costs (approximately 85% of such original plus 5 percent). As part of the lease, the Company has agreed to restrict up to $60 million of its investment securities as collateral for specified obligations under the lease. In addition, the lease agreement requires that the Company maintain compliance with certain affirmative and negative covenants, representations and warranties, including certain defined financial covenants.

                               MCDATA CORPORATION
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                        BALANCE    CHARGED TO                 BALANCE
                                                       BEGINNING   COSTS AND                  AT END
                                                       OF PERIOD    EXPENSES    DEDUCTIONS   OF PERIOD
                                                       ---------   ----------   ----------   ---------
Year ended December 31, 1998
Allowance for doubtful accounts......................   $   48       $   18       $    (1)    $   65
Inventory reserves...................................    3,129        1,326        (3,815)       640
Warranty reserve.....................................      826          905          (246)     1,485

Year ended December 31, 1999
Allowance for doubtful accounts......................   $   65       $   30       $    --     $   95
Inventory reserves...................................      640        1,907          (483)     2,064
Warranty reserve.....................................    1,485           12          (511)       986

Year ended December 31, 2000
Allowance for doubtful accounts......................   $   95       $  248       $   (59)    $  284
Inventory reserves...................................    2,064        2,541          (290)     4,315
Warranty reserve.....................................      986          707          (737)       956

                                                                      APPENDIX F

  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE FISCAL QUARTER
                              ENDED MARCH 31, 2001
          (REPRODUCED FROM THE COMPANY'S FORM 10-Q FILED MAY 8, 2001)

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the information presented in this Quarterly Report contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Although McDATA Corporation ("McDATA" or the "Company", which may also be referred to as "we," "us" or "our") believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its businesses and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors that could cause actual results to differ materially from expectations include:

- changes in our relationship with EMC Corporation ("EMC") and International Business Machines Corporation ("IBM") and the level of their orders;

- the economic slowdown experienced in late 2000 and early 2001 that may continue and delay purchasing decisions by customers;

- additional manufacturing costs that we may continue to experience as we continue the transition to new products;

- our ability to secure additional chassis supply sources for our mid- and low-end products and the financial strength of our current chassis supplier for such products;

- the transition to the contract manufacturer of our director products as contract manufacturer for our mid- to low-end products;

- significant growth in sales of our products through system integrator sales channels;

- a loss of any of our key customers, distributors, resellers or our manufacturers;

- our ability to expand our product offerings and any transition to new products;

- component quality and availability;

- the development of the storage area network and switch markets;

- any change in business conditions, our sales strategy or product development plans;

- competition in the storage area network and switch markets (including competitive pricing pressures);

- our ability to attract and retain highly skilled individuals;

- continued market acceptance of our product, name recognition of our products and changes in customer buying patterns;

- delays in the development of new products and new technology; and

- one-time events and other important risks and factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission, including the risk factors discussed in this Quarterly Report.

    You should not construe these cautionary statements as an exhaustive list or as any admission by us regarding the adequacy of the disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by our forward-looking statements or other statements. In addition, you are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements.

PART I--FINANCIAL INFORMATION

                               MCDATA CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $128,339      $174,630
  Short-term investments....................................     168,979       191,060
  Accounts receivable, net..................................      69,055        58,797
  Inventories, net..........................................      44,411        23,105
  Deferred tax asset........................................      10,328         9,232
  Prepaid expenses and other current assets.................       5,111         3,467
                                                                --------      --------
Total current assets........................................     426,223       460,291
Property and equipment, net.................................      31,569        26,894
Long-term investments.......................................      49,559        22,378
Restricted investments......................................      16,971            --
Other assets, net...........................................       1,830         1,806
                                                                --------      --------
    Total assets............................................    $526,152      $511,369
                                                                ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 29,981      $ 26,547
  Accrued liabilities.......................................       9,449         9,058
  Deferred revenue..........................................       8,582         7,778
  Income taxes payable......................................       3,794        10,103
  Obligations under capital leases..........................       2,639         2,446
                                                                --------      --------
Total current liabilities...................................      54,445        55,932
Obligations under capital leases............................       1,910         1,624
                                                                --------      --------
    Total liabilities.......................................      56,355        57,556
                                                                --------      --------

Commitments and Contingencies (Notes 6 and 7)

Stockholders' Equity:
Preferred stock, $0.01 par value, 25,000,000 shares
  authorized, no shares issued or outstanding...............          --            --
Common stock, Class A, $0.01 par value, 250,000,000 shares
  authorized, 81,000,000 shares issued and outstanding......         810           810
Common stock, Class B, $0.01 par value, 200,000,000 shares
  authorized, 30,150,075 and 28,907,689 shares issued and
  outstanding at March 31, 2001 (unaudited) and December 31,
  2000, respectively........................................         302           289
Additional paid-in capital..................................     460,073       454,009
Deferred compensation.......................................     (22,631)      (24,850)
Accumulated other comprehensive income......................         263           117
Retained earnings...........................................      30,980        23,438
                                                                --------      --------
Total stockholders' equity..................................     469,797       453,813
                                                                --------      --------
    Total liabilities and stockholders' equity..............    $526,152      $511,369
                                                                ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION
                         CONSOLIDATED INCOME STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Revenue.....................................................  $ 83,035   $47,134
Cost of revenue.............................................    45,571    22,610
                                                              --------   -------
  Gross profit..............................................    37,464    24,524

Operating expenses:
Research and development....................................    10,093     7,644
Selling and marketing.......................................    13,819     5,856
General and administrative..................................     4,542     1,357
Amortization of deferred compensation (excludes amortization of deferred compensation included in costs of revenue of
  $496 and $439, respectively)..............................     1,723     1,336
                                                              --------   -------
  Operating expenses........................................    30,177    16,193
                                                              --------   -------
Income from operations......................................     7,287     8,331
Interest income.............................................     4,781       109
Interest expense............................................       (97)     (144)
                                                              --------   -------
Income before income taxes..................................    11,971     8,296
Income tax expense..........................................     4,429     3,448
                                                              --------   -------
Net income..................................................  $  7,542   $ 4,848
                                                              ========   =======

Basic net income per share..................................  $   0.07   $  0.05
                                                              ========   =======
  Shares used in computing basic net income per share.......   110,687    93,395
                                                              ========   =======

  Diluted net income per share..............................  $   0.06   $  0.05
                                                              ========   =======
  Shares used in computing diluted net income per share.....   117,587    99,692
                                                              ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2001        2000
                                                              ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $   7,542   $ 4,848
Adjustments to reconcile net income to cash flows from
  operating activities:
  Depreciation and amortization.............................      3,254     2,057
  Inventory provision.......................................        900       302
  Deferred income taxes.....................................     (1,374)     (782)
  Noncash compensation expense..............................      2,219     1,776
  Tax benefit from stock options exercised..................      4,495        95
Changes in assets and liabilities:
  Accounts receivable, net..................................    (10,258)   (8,879)
  Inventories...............................................    (22,801)    1,023
  Prepaid expenses and other current assets.................     (1,644)    1,064
  Other assets, net.........................................         32       124
  Accounts payable..........................................      3,434      (256)
  Accrued liabilities.......................................        391       587
  Deferred revenue..........................................        804     1,560
  Income taxes payable......................................     (6,309)       --
                                                              ---------   -------
Net cash (used) provided by operating activities............    (19,315)    3,519
                                                              ---------   -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net....................     (5,929)   (1,641)
Purchases of investments....................................   (306,369)       --
Maturities of investments...................................    284,558        --
                                                              ---------   -------
Net cash used in investing activities.......................    (27,740)   (1,641)
                                                              ---------   -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of obligations under capital leases.................       (818)     (706)
Proceeds from exercise of stock options.....................      1,582       713
                                                              ---------   -------
Net cash provided by (used in) financing activities.........        764         7
                                                              ---------   -------

Net (decrease) increase in cash and cash equivalents........    (46,291)    1,885
Cash and cash equivalents, beginning of period..............    174,630     6,897
                                                              ---------   -------
Cash and cash equivalents, end of period....................  $ 128,339   $ 8,782
                                                              =========   =======

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Capital lease obligations incurred..........................  $   1,297   $   852
                                                              =========   =======
Transfer of inventory to fixed assets.......................  $     595   $   150
                                                              =========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1--BACKGROUND AND BASIS OF PRESENTATION

    McDATA Corporation ("McDATA" or "the Company") designs, develops, manufactures and sells Fibre Channel switching devices that enable enterprise-wide high performance storage area networks. The Company sells its products through original equipment manufacturers ("OEM") and resellers, including EMC Corporation ("EMC"), Hitachi Data Systems, Hewlett-Packard Co, and IBM, as well as systems integrators. The Company also provides services for EMC's ESCON switch business under a service agreement with EMC.

    As of December 31, 2000, EMC owned 81 million shares of the Company's Class A common stock, or approximately 74% of the outstanding common stock of the Company. Each share of the Company's Class A common stock entitles its holder to one vote, and each share of the Company's Class B common stock entitles its holder to one-tenth (1/10) of one vote per share. Therefore, EMC's ownership of the Class A common stock as of December 31, 2000 represented approximately 97% of the combined voting power of the Company's Class A and B common stock.

    On February 7, 2001, EMC distributed its shares in McDATA Class A common stock to EMC's shareholders of record as of January 24, 2001. EMC has received a ruling from the Internal Revenue Service that the distribution to EMC stockholders will be tax free for U.S. federal income tax purposes. The Company currently believes that the distribution of its Class A common stock by EMC was tax free. The Class A stock now trades on the NASDAQ National Market under the symbol "MCDTA". As a result of this distribution, EMC no longer has any ownership or voting power in McDATA and, therefore, is no longer considered a related party.

    The accompanying consolidated financial statements of McDATA and its subsidiaries have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in the Company's annual consolidated financial statements have been condensed or omitted. The consolidated balance sheet as of December 31, 2000 has been derived from the audited financial statements as of that date, but does not include all disclosures required by generally accepted accounting principles. For further information, please refer to and read these interim consolidated financial statements in conjunction with the Company's audited financial statements for the year ended December 31, 2000.

    Certain amounts in the consolidated balance sheet as of December 31, 2000 and certain amounts in the consolidated income statement for the three months ended March 31, 2000 have been reclassified in order to conform to the current presentation.

    The interim consolidated financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations and cash flows of the Company for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the entire fiscal year or future periods.

                               MCDATA CORPORATION

                                  (UNAUDITED)

NOTE 2--NET INCOME PER SHARE

    Calculation of net income per share (in thousands, except per share information):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Net income..................................................  $  7,542   $ 4,848
                                                              ========   =======
Weighted average shares of common stock outstanding used in
  computing basic net income per share......................   110,687    93,395
Effect of dilutive stock options............................     6,900     6,297
                                                              --------   -------
Weighted average shares of common stock outstanding used in
  computing diluted net income per share....................   117,587    99,692
                                                              ========   =======

Basic net income per share..................................  $   0.07   $  0.05
                                                              ========   =======
Diluted net income per share................................  $   0.06   $  0.05
                                                              ========   =======

NOTE 3--RESTRICTED INVESTMENTS

    On February 9, 2001, the Company entered into a lease for an approximately 167,000 square foot multi-story office and engineering building to be constructed on a 109 acre parcel of land located in Broomfield, Colorado (see note 7). As part of the lease, the Company has agreed to restrict a portion of its investment securities as collateral for specified obligations under the lease. As of March 31, 2001, the Company had restricted investments totaling $16,971,000.

NOTE 4--COMPREHENSIVE INCOME

    Comprehensive income consisted of the following (in thousands):

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          -------------------
                                                            2001       2000
                                                          --------   --------
Net income..............................................  $  7,542   $ 4,848
Unrealized gain on investments, net of tax..............       146        --
                                                          --------   -------
Comprehensive income....................................  $  7,688   $ 4,848
                                                          ========   =======

                               MCDATA CORPORATION

                                  (UNAUDITED)

NOTE 5--INVENTORIES

    The components of inventory were as follows (in thousands):

                                                        MARCH 31,   DECEMBER 31,
                                                          2001          2000
                                                        ---------   ------------
Raw materials.........................................   $34,231       $19,058
Work-in-progress......................................     4,942           872
Finished goods........................................    10,449         7,490
                                                         -------       -------
  Total inventories at cost...........................    49,622        27,420
Less reserves.........................................    (5,211)       (4,315)
                                                         -------       -------
  Total inventories, net..............................   $44,411       $23,105
                                                         =======       =======

NOTE 6--CONTINGENCIES

    From time to time, the Company is subject to claims arising in the ordinary course of business. In the opinion of management, no such matter, individually or in the aggregate, exists which is expected to have a material effect on the Company's consolidated results of operations, financial position or cash flows.

    The Company has contracted with various manufacturers for the manufacture of printed circuit boards and box build assembly for specific Fibre Channel directors and switches. The agreement with these entities require the Company to submit purchasing forecasts, place orders and reschedule orders for products as necessary. At March 31, 2001 and December 31, 2000, the entities had on hand materials purchased on behalf of McDATA valued at approximately $43,364,000 and $33,205,000. In addition, these entities have purchase commitments related to materials that they have also ordered on McDATA's behalf. The Company may be liable for materials purchased on McDATA's behalf if the Company's actual requirements do not meet or exceed its forecasts and those materials cannot be redirected to other uses. Management does not expect this commitment to have a material adverse effect on the Company's business, results of operations, financial position or cash flows. The agreements renew monthly and all parties have customary termination rights.

    The Company has various commitments for sales, purchases and employee benefit plans in the ordinary course of business. In the aggregate, such commitments do not differ significantly from current market prices or anticipated usage requirements.

NOTE 7--COMMITMENTS

    On February 9, 2001, the Company entered into a lease for an approximately 167,000 square foot multi-story office and engineering building to be constructed on a 109 acre parcel of land located in Broomfield, Colorado. Construction of the building is anticipated to commence in the first half of 2001 and is scheduled to be completed no later than February 2003. The initial term of the lease is for 78 months, with an option to renew the lease for additional 12 month terms, subject to certain conditions. The Company, at its option, may purchase the facility during or at the end of the term of the lease for approximately the amount expended by the lessor to acquire the land and construct the building (approximately $60 million). If the Company does not renew the lease, exercise the purchase option by the end of the lease, or arrange for the sale of the property to a third-party, the Company

                               MCDATA CORPORATION

                                  (UNAUDITED)

NOTE 7--COMMITMENTS (CONTINUED)
has guaranteed a residual value of the facility as a percentage of the original costs (approximately 85% of such original costs). As part of the lease, the Company has agreed to restrict up to $60 million (plus 5 percent) of its investment securities as collateral for specified obligations under the lease. In addition, the lease agreement requires that the Company maintain compliance with certain affirmative and negative covenants, representations and warranties, including certain defined financial covenants.

    Subsequent to March 31, 2001, the Company's die-cast chassis supplier for its new low-end and mid range switch products has experienced financial difficulties. To ensure continued product supply, the Company has provided an interim financing guarantee in the amount of $500,000 to the lender of that supplier. The Company's obligation to pay amounts due under the guarantee when and if it is drawn upon is fully secured by cash collateral on deposit with an escrow agent. The Company is not obligated to provide any additional financing for the benefit of the supplier and will evaluate the need to do so based on the ability to secure additional chassis supply sources.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED IN ITEM 1 OF THIS QUARTERLY REPORT AND WITH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINED IN OUR ANNUAL REPORT FILED ON
FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2001.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data for the periods indicated as a percentage of total revenues.

                                                                   THREE MONTHS
                                                                      ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
Revenue.....................................................   100.0%        100.0%
Cost of product revenue.....................................    54.9          48.0
                                                               -----         -----

Gross profit................................................    45.1          52.0
                                                               -----         -----

Operating expenses:
  Research and development..................................    12.1          16.2
  Selling and marketing.....................................    16.6          12.4
  General and administrative................................     5.5           2.9
  Amortization of deferred compensation.....................     2.1           2.8
                                                               -----         -----
    Total operating expenses................................    36.3          34.3
                                                               -----         -----

Income from operations......................................     8.8          17.7
Interest income (expense), net..............................     5.6           (.1)
                                                               -----         -----
Income before income taxes..................................    14.4          17.6
Income tax expense..........................................     5.3           7.3
                                                               -----         -----
Net income..................................................     9.1%         10.3%
                                                               =====         =====

    REVENUES

    Total revenue increased by approximately 76% to $83.0 million for the quarter ended March 31, 2001 from $47.1 million for the quarter ended March 31, 2000. For the quarter ended March 31, 2001, approximately 68% of our revenues came from sales to EMC, excluding ESCON service revenue. Although we anticipate this percentage to decrease as we increase our revenue from other sources, we expect a majority of our revenues in the foreseeable future to be derived from EMC.

    Approximately 94% of the increase in revenues from March 31, 2000 relates to product revenue, which increased to $74.9 million for the quarter ended
March 31, 2001 from $41.0 million for the quarter ended March 31, 2000. This increase reflects our continued leadership in the Director-class products, as well as acceptance of our new products that drive our Enterprise-to-Edge strategy. Software and professional service revenue increased 79% to $3.7 million for the quarter ended March 31, 2001 from $2.0 million for the quarter ended March 31, 2000. Other revenues, including the ESCON service fee, increased 9% to $4.4 million for the first quarter of 2001 from $4.1 million in the first quarter of 2000. We anticipate that service revenue from EMC under the ESCON service agreement will decrease in the future. As ESCON revenue continues to decrease we anticipate that it will represent an increasingly smaller percentage of total revenue.

    GROSS PROFIT

    Gross profit increased by approximately 53% to $37.5 million for the quarter ended March 31, 2001 from $24.5 million for the quarter ended March 31, 2000. The gross profit percentage decreased to 45% at March 31, 2001 from 52% at March 31, 2000. This decrease in gross profit percentage was attributable primarily to increased manufacturing and inventory costs related to our new products, including some additional costs associated with the expedited delivery of certain components.

    OPERATING EXPENSES

    RESEARCH AND DEVELOPMENT. Research and development expenses were $10.1 million in the three months ended March 31, 2001 compared with $7.6 million, in the three months ended March 31, 2000. The $2.5 million or 32% increase in expenses was primarily attributable to increased staffing levels, and to expenditures for prototype materials, design consulting services and other materials and services related to the design and development of new technology, new products and enhancements to our existing products.

    SELLING AND MARKETING EXPENSES. Selling and marketing expenses increased by approximately 136% to $13.8 million for the first quarter of 2001 from $5.9 million for the first quarter of 2000. This increase was primarily attributable to increased sales force staffing, as the number of selling employees increased to 153 at March 31, 2001 from 56 at March 31, 2000. There were also increases in costs of marketing and public relations programs and expansion of our field offices and labs used for product demonstration and systems integration testing.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by approximately 235% to $4.5 million for the first quarter of 2001 from $1.4 million for the first quarter of 2000. This increase was due primarily to increased staffing levels, expenses related to the distribution of McDATA common stock by EMC, and costs of operating as a public company.

    AMORTIZATION OF DEFERRED COMPENSATION. In prior periods, we recorded deferred compensation in connection with stock options grants. We are amortizing these amounts on a straight-line basis over the vesting period of the applicable options, resulting in amortization expense of $2.2 million during the first quarter of 2001 and $1.8 million during the first quarter of 2000 (of which approximately $0.5 million and $0.4 million, respectively, was included in cost of product and service revenue).

    INTEREST INCOME, NET. Interest income consisted primarily of interest earnings on our cash, cash equivalents and various investment holdings. Increases in interest income were due primarily from the investment of the net proceeds from our initial public offering in August 2000. Net interest income increased to $4.7 million for the first quarter of 2001 from net interest expense of approximately $35,000 for the first quarter of 2000.

    PROVISION FOR INCOME TAXES. The effective tax rates for the quarters ended March 31, 2001 and 2000 were 37.0% and 41.6%, respectively. The effective tax rate in 2001 decreased primarily due to a higher percentage of our investments held in tax-exempt instruments.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash used by operating activities was $19.3 million for the quarter ended March 31, 2001, reflecting net income for the quarter offset by net increases in working capital components consistent with growth of the business.

    Net cash used in investing activities during the quarter ended March 31, 2001 was $27.7 million, primarily related to purchases of short-term and long-term investments, purchases of equipment for use by our employees and for developing, testing and demonstrating our products, and expansion of our facilities.

    Net cash provided by financing activities during the quarter ended
March 31, 2001 totaled $0.8 million, reflecting proceeds from the exercise of employee stock options, partially offset by repayment of capital lease obligations.

    Our principal sources of liquidity at March 31, 2001 consisted of our cash and short-term investment securities on hand, which totaled approximately $297.3 million, and our equipment financing arrangements, which totaled approximately $4.5 million. Borrowings under our equipment financing arrangements are secured by the related capital equipment and are payable through 2004. In addition, we hold approximately $49.6 million in long-term investments which have a maturity of more than one year, and approximately
$17 million of restricted investments. Restricted investments represent collateral for a lease related to our new corporate campus.

    We believe our existing cash and short-term investment balances will be sufficient to meet our capital and operating requirements at least through the next twelve months, although we could be required, or could elect, to seek additional funding prior to that time.

    On February 9, 2001, we entered into a lease and associated agreements with Deutsche Bank AG, New York Branch ("Deutsche Bank") for the lease of a 167,000 (approx.) square foot multi-story office and engineering building to be constructed on a 109 acre parcel of land located in Broomfield, Colorado. Construction must be completed no later than February 2003. As part of the transaction, we have guaranteed a residual value of the facility to Deutsche Bank of approximately 85% of the total original cost. We have agreed to restrict up to $60 million (plus 5 percent) of our investment securities as collateral for our specified obligations under the lease. These investment securities are restricted as to withdrawal and are managed by a third party subject to certain limitations. In addition, the lease agreement requires that the Company maintain compliance with certain affirmative and negative covenants, representations and warranties, including certain defined financial covenants.

    Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, and market acceptance of our products.

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

RECENT RISKS RELATED TO THE ECONOMY AND MANUFACTURING.

    During late 2000 and early 2001, the U.S. economy experienced a slowdown, which may continue and could delay purchasing decisions by our customers. During the first quarter of 2001, we experienced increased manufacturing and inventory costs related to our new products. For example, we incurred costs and delays related to some mechanical features of our new low-end and mid-range switch products in the first quarter. Specifically, we had additional delays and costs related to our new die-cast chassis for such products. Also, the Company's die cast chassis supplier for its new low-end and mid range switch products has experienced financial difficulties and, subsequent to March 31, 2001, we have had to supply an interim financing guarantee in the amount of $500,000 to the lender of that supplier. The Company's obligation to pay amounts due under the guarantee when and if it is drawn upon is fully secured by cash collateral on deposit with an escrow agent. We plan to secure additional chassis supply sources.

WE MAY NOT BE ABLE TO SUSTAIN OUR REVENUE GROWTH RATES OR PROFITABILITY IN THE
  FUTURE.

    We have been profitable for the six most recent fiscal quarters. We cannot be certain that we can sustain our revenue growth rates or that we can sustain profitability. Our future operating results will depend on many factors, including the growth of the Fibre Channel market, market acceptance of new products, demand for our products and levels of product and price competition. In addition, we expect to incur continued significant product development, sales and marketing, and general and administrative expenses and, as a result, we may not be able to sustain profitability.

WE DEPEND ON TWO KEY DISTRIBUTION RELATIONSHIPS FOR MOST OF OUR REVENUE, AND THE LOSS OF EITHER OF THEM COULD SIGNIFICANTLY REDUCE OUR REVENUES.

    We depend on EMC for most of our total revenue. Sales to EMC, which is an original equipment manufacturer customer, represented approximately 68% of our revenue, excluding ESCON service revenue, for the quarter ended March 31, 2001. In addition, IBM represented approximately 14% of our total revenue for the same period. We anticipate that our future operating results will continue to depend heavily on sales to EMC and IBM. Therefore, the loss of either EMC or IBM as a customer, or a significant reduction in sales to either EMC or IBM in any fiscal period, could significantly reduce our revenue.

A LARGE PERCENTAGE OF OUR QUARTERLY SALES OCCUR AT THE END OF THE QUARTER, CONTRIBUTING TO POSSIBLE QUARTERLY FLUCTUATIONS IN REVENUE THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    Our quarterly results have historically reflected an uneven pattern in which a disproportionate percentage of a quarter's total sales occurs in the last month, weeks or even days of each quarter. This pattern makes the prediction of revenue, earnings and working capital for each financial period especially difficult and increases the risk of unanticipated variations from budgeted quarterly results and financial condition. Additional factors that affect us and could cause our revenue and operating results to vary in future periods include:

    - the size, timing, terms and fluctuations of customer orders, particularly large orders from our significant original equipment manufacturer or reseller customers;

    - our ability to attain and maintain market acceptance of our products;

    - seasonal fluctuations in customer buying patterns;

    - the timing of the introduction or enhancement of products by us, our significant original equipment manufacturer or reseller customers or our competitors;

    - our ability to obtain sufficient supplies of single- or limited-source components of our products; and

    - increased operating expenses, particularly in connection with our strategies to increase brand awareness or to invest in accelerated research and development.

    Our uneven sales pattern makes it difficult for our management to predict near-term demand and adjust manufacturing capacity accordingly. If orders for our products vary substantially from the predicted demand, our ability to assemble, test and ship orders received in the last weeks and days of each quarter may be limited, which could seriously harm quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

WE CURRENTLY HAVE LIMITED PRODUCT OFFERINGS AND MUST SUCCESSFULLY INTRODUCE NEW AND ENHANCED PRODUCTS THAT RESPOND TO RAPID TECHNOLOGICAL CHANGES AND EVOLVING INDUSTRY STANDARDS.

    During the quarter ended March 31, 2001, we derived approximately 90% of our product revenue from sales of our Director-class products. We expect that revenue from our Director class switching products will continue to account for a substantial portion of our revenue for the foreseeable future. Therefore, continued market acceptance of this product and its successor products is critical to our future success. Factors such as performance, market positioning, the availability and price of competing products, the introduction of new technologies and the success of our original equipment manufacturer, reseller and systems integrator customers will affect the market acceptance of our products.

    In addition, our future success depends upon our ability to address the changing needs of customers and to transition to new technologies and industry standards. The introduction of competing products embodying new technologies or the emergence of new industry standards could render our products non-competitive, obsolete or unmarketable and seriously harm our market share, revenue and gross margin. Risks inherent in this transition include the inability to expand production capacity to meet demand for new products, the impact of customer demand for new products or products being replaced, and delays in the initial shipment of new products. There can be no assurance that we will successfully manage these transitions.

IF WE FAIL TO EXPAND OUR DISTRIBUTION CHANNELS AND MANAGE OUR DISTRIBUTION RELATIONSHIPS, OUR REVENUE COULD BE SIGNIFICANTLY REDUCED.

    Our success will depend on our continuing ability to develop and manage relationships with significant original equipment manufacturers, resellers and systems integrators, as well as on the sales efforts and success of these customers. We cannot assure you that we will be able to expand our distribution channels, manage our distribution relationships successfully or that our customers will market our products effectively. Our failure to expand our distribution channels or manage successfully our distribution relationships or the failure of our OEM and reseller customers to sell our products could reduce our revenue.

WE ARE DEPENDENT ON A SINGLE OR LIMITED NUMBER OF SUPPLIERS FOR CERTAIN KEY COMPONENTS OF OUR PRODUCTS, AND THE FAILURE OF ANY OF THOSE SUPPLIERS TO MEET OUR PRODUCTION NEEDS COULD SERIOUSLY HARM OUR ABILITY TO MANUFACTURE OUR PRODUCTS, RESULT IN DELAYS IN THE DELIVERY OF OUR PRODUCTS AND HARM OUR REVENUE.

    We currently purchase several key components from single or limited sources. We purchase application specific integrated circuits, or ASICs, printed circuit boards and power supplies from single sources, and gigabit interface converters and 1x9 transceivers from limited sources. Additional sole- or limited-sourced components may be incorporated into our products in the future. Delays in the delivery of components for our products could result in decreased revenue. We do not have any long-term supply contracts to ensure sources of supply. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results. If our suppliers are unable to provide, or we are unable otherwise to obtain these components for our products on the schedule and in the quantities we require, we will be unable to manufacture our products. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers, which, if not effectively managed, could prevent us from satisfying our production requirements. If we fail to effectively manage our relationships with these key suppliers, or if our suppliers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to manufacture and ship products to our customers could be delayed, and our competitive position, reputation, business, financial condition and results of operations could be seriously harmed.

THE LOSS OF OUR CONTRACT MANUFACTURER, OR THE FAILURE TO FORECAST DEMAND ACCURATELY FOR OUR PRODUCTS OR TO MANAGE OUR RELATIONSHIP WITH OUR CONTRACT MANUFACTURER SUCCESSFULLY, WOULD NEGATIVELY IMPACT OUR ABILITY TO MANUFACTURE AND SELL OUR PRODUCTS.

    We rely on third-party manufacturers to manufacture all of our circuit boards and to perform extensive testing and assembly of our products. We are transitioning the manufacturing of our mid- and low-end products to the manufacturer of our director products. We do not have a long-term supply contract with this manufacturer and, therefore, it is not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. We generally place orders for circuit boards with our contract manufacturer approximately four to five months prior to the anticipated delivery date, with order volumes based on forecasts of demand for our products. If we fail to forecast demand for our products accurately, we may be unable to obtain adequate manufacturing capacity from our contract manufacturer to meet our customers' delivery requirements, or we may accumulate excess inventories. We may be unable to respond adequately to unexpected increases in customer purchase orders, and therefore be unable to benefit from this incremental demand. Our contract manufacturer has not provided assurances to us that adequate capacity will be available to us within the time required to meet additional demand for our products.

    In addition, we coordinate our efforts with those of our component suppliers and our contract manufacturer in order to rapidly achieve volume production. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers and with our contract manufacturer, which, if not effectively managed, could prevent us from satisfying our production requirements. If we should fail to manage effectively our relationships with our component suppliers and our contract manufacturer, or if any of our suppliers or our manufacturer experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to ship products to our customers could be delayed, and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production can be expensive and time consuming. If we are required to change or choose to change contract manufacturers, we may lose revenue and damage our customer relationships.

IF WE FAIL TO SUCCESSFULLY DEVELOP THE MCDATA BRAND, OUR REVENUE MAY NOT GROW.

    Our name is not widely recognized as a brand in the marketplace. We have operated substantially as a separate company from EMC only since October 1997. EMC, which currently accounts for the majority of our revenue, markets our products under its own brand name. As a result, we have not fully established our brand name. We believe that establishing and maintaining the McDATA brand is a critical component in maintaining and developing strategic original equipment manufacturer, reseller and systems integrator relationships, and the importance of brand recognition will increase as the number of vendors of competitive products increases. Our failure to successfully develop our brand may prevent us from expanding our business and growing our revenue. Similarly, if we incur excessive expenses in an attempt to promote and maintain the McDATA brand, our business, financial condition and results of operations could be seriously harmed.

THE STORAGE AREA NETWORK MARKET IN WHICH WE COMPETE IS STILL DEVELOPING, AND IF THIS MARKET DOES NOT CONTINUE TO DEVELOP AND EXPAND AS WE ANTICIPATE, OUR BUSINESS WILL SUFFER.

    The market for storage area networks, or SANs, and related products has only recently begun to develop and continues to evolve. Because this market is relatively new, it is difficult to predict its potential size or future growth rate. Our Director-class products, from which we derived approximately 90%, 92% and 73% of our total product revenues in the quarter ended March 31, 2001, and the years ended December 31, 2000 and 1999, respectively, is used extensively in SANs. Accordingly, continued widespread adoption of SANs as an integral part of data-intensive enterprise computing environments is critical to our future success. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like SANs. Our success in generating net revenue in this developing market will depend on, among other things, our ability to:

    - educate our potential original equipment manufacturer, reseller and systems integrator customers and end users about the benefits of SANs and the use of our products in the SAN environment; and

    - predict, develop and base our products on standards that ultimately become industry standards.

THE SALES CYCLE FOR OUR PRODUCTS IS LONG, AND WE MAY INCUR SUBSTANTIAL NON-RECOVERABLE EXPENSES AND DEVOTE SIGNIFICANT RESOURCES TO SALES THAT DO NOT OCCUR WHEN ANTICIPATED OR AT ALL.

    Our original equipment manufacturer, reseller and systems integrator customers typically conduct significant evaluation, testing, implementation and acceptance procedures before they begin to market and sell new solutions that include our products. This evaluation process is lengthy and may extend up to one year or more. This process is complex and may require significant sales, marketing and management efforts on our part. This process becomes more complex as we simultaneously qualify our products with multiple customers. As a result, we may expend significant resources to develop customer relationships before we recognize revenue, if any, from these relationships.

UNDETECTED SOFTWARE OR HARDWARE DEFECTS IN OUR PRODUCTS COULD RESULT IN LOSS OF OR DELAY IN MARKET ACCEPTANCE OF OUR PRODUCTS AND COULD INCREASE OUR COSTS OR REDUCE OUR REVENUE.

    Our products may contain undetected software or hardware errors when first introduced or when new versions are released. Our products are complex, and we have from time to time detected errors in existing products, and we may from time to time find errors in our existing, new or enhanced products. In addition, our products are combined with products from other vendors. As a result, should problems occur, it might be difficult to identify the source of the problem. These errors could result in a loss of or delay in market acceptance of our products and would increase our costs, reduce our revenue and cause significant customer relations problems.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE SUCCESSFUL.

    Our success depends to a significant degree upon the continued contributions of our key management, technical, sales and marketing, finance and operations personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on John F. McDonnell, our President and Chief Executive Officer and the Chairman of our Board of Directors. In addition, our engineering and product development teams are critical in developing our products and have developed important relationships with customers and their technical staffs. The loss of any of these key personnel could harm our operations and customer relationships. We do not have key person life insurance on any of our key personnel.

    We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing, and finance and operations personnel. As we increase our production and sales levels, we will need to attract and retain additional qualified and skilled workers for our operations. In recent years there has been great demand among companies in the technology industry for these personnel. In particular, competition for these personnel has become increasingly intense in the greater Denver, Colorado metropolitan area, where we have our headquarters and certain of our manufacturing facilities, and the greater Toronto, Canada metropolitan area, where we have an engineering group. We cannot assure you that we will continue to be able to attract and retain qualified personnel, or that delays in hiring required personnel, particularly engineers, will not delay the development or introduction of products or negatively impact our ability to sell our products.

IF WE CANNOT COMPETE SUCCESSFULLY IN THE FUTURE AGAINST EXISTING OR POTENTIAL COMPETITORS, OUR OPERATING RESULTS WILL SUFFER.

    The market for our Fibre Channel switching products is competitive, and is likely to become even more so. Our primary competitor in the Fibre Channel switch market is Brocade Communications Systems, Inc. Other companies are also providing Fibre Channel switches and other products to the

SAN market, including Qlogic Corporation, Gadzoox Networks, Inc., Vixel Corporation and INRANGE Technologies Corporation. In the future, we may also compete with networking companies that may develop SAN products or other companies in related or other industries for which future direct participation in the market for switching devices may become strategic.

    EMC has agreed not to develop or manufacture products that compete with our products for two years beginning in August 2000. Upon the expiration of the two-year period, we have no agreement that would restrict EMC from competing with us in the development or manufacture of these products. In addition, EMC has recently agreed to resell certain products offered by two of our competitors. Moreover, under a cross license agreement between us and EMC, we have granted EMC a license under our patents to make, use and sell any products that EMC was selling or distributing up to August 9, 2000, including products that compete with ours.

    Continued or increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share or the failure of our products to achieve or maintain market acceptance. Some of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, more established distribution channels or substantially greater resources than we have. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.

WE DO NOT HAVE SIGNIFICANT EXPERIENCE IN INTERNATIONAL MARKETS AND MAY HAVE UNEXPECTED COSTS AND DIFFICULTIES IN DEVELOPING INTERNATIONAL REVENUE.

    We intend to expand the marketing and sales of our products internationally. We have limited experience in marketing, distributing and supporting our products internationally and may not be able to maintain or increase international market demand for our products. In addition, our international operations are generally subject to inherent risks and challenges that could harm our operating results, including:

    - expenses associated with developing and customizing our products for foreign countries;

    - multiple, conflicting and changing governmental laws and regulations;

    - tariffs, quotas and other import restrictions on computer peripheral equipment;

    - longer sales cycles for our products;

    - reduced or limited protections of intellectual property rights;

    - compliance with international standards that differ from domestic standards; and

    - political and economic instability.

    Any negative effects on our international business could harm our business, operating results and financial condition as a whole. To date, none of our international revenue or costs have been denominated in foreign currencies. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. A portion of our international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in those foreign currencies.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

    We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality and/or license agreements with our employees, consultants and corporate partners. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and the steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

    We may be a party to intellectual property litigation in the future, either to protect our intellectual property or as a result of alleged infringements of others' intellectual property. These claims and any resulting litigation could subject us to significant liability for damages or could cause our proprietary rights to be invalidated. Litigation, regardless of the merits of the claim or outcome, would likely be time consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

    - stop using the challenged intellectual property or selling our products or services that incorporate it;

    - obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may not be available on reasonable terms, or at all; and

    - redesign those products or services that are based on or incorporate the challenged intellectual property.

    If we are forced to take any of these actions, we may be unable to manufacture and sell our products, and our revenue would be reduced.

    EMC and IBM entered into a cross-license agreement on March 19, 1999, and amended that agreement on May 12, 2000, under which each party, on behalf of itself and its subsidiaries, granted the other a license under patents issued or issuing on applications entitled to an effective filing date through December 31, 2005. Under the terms of this cross-license agreement, patents held by us were licensed to IBM and patents held by IBM were sublicensed to us by EMC. Each party released the other and its subsidiaries from claims of patent infringement committed prior to the date of the cross-license. Under the terms of that agreement, effective upon EMC's February 7, 2001 distribution of our shares of our Class A common stock indirectly held by it to its stockholders, the sublicense we hold to those IBM patents terminated. We believe that the termination of the sublicense does not materially affect out business. We are not aware of any issued or pending IBM patents that are infringed by our products, but if IBM were to allege any such infringement, we may have difficulty negotiating a settlement. If we were unable to negotiate a settlement with IBM, our ability to produce an infringing product could be affected, which could materially and adversely affect our business.

IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD INCUR SUBSTANTIAL COSTS IN DEFENDING OURSELVES.

    Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or that employees have misappropriated confidential information or trade secrets. We may receive claims of this kind or other claims relating to our employees in the future as we seek to hire qualified personnel. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves or our employees from such claims could divert the attention of our management away from our operations.

OUR STOCK PRICE IS VOLATILE.

    Since the initial public offering of our Class B common stock in August 2000 and the distribution of our Class A common stock by EMC in February 2001, the market price of our stock has been volatile. Because we are a technology company, the market price of our stock is subject to the same volatility and fluctuations that have recently characterized the stock prices of other technology companies. This volatility is often unrelated or disproportionate to the operating performance of these companies and, as a result, the price of our stock could fall regardless of our performance.

RISKS RELATED TO OUR RELATIONSHIP WITH EMC

WE HAVE ENTERED INTO AGREEMENTS WITH EMC THAT, DUE TO OUR PRIOR
PARENT-SUBSIDIARY RELATIONSHIP, MAY CONTAIN TERMS LESS BENEFICIAL TO US THAN IF THEY HAD BEEN NEGOTIATED WITH UNAFFILIATED THIRD PARTIES.

    In October 1997, in connection with the reorganization of our business, we entered into certain agreements with EMC relating to our business relationship with EMC after the 1997 reorganization. In addition, we have entered into agreements with EMC relating to our relationship with EMC after the completion of our initial public offering in August 2000 and the distribution by EMC of our Class A common stock in February 2001. We have also entered into an OEM Purchase and License Agreement with EMC that governs EMC's purchases of McDATA products and grants EMC rights to use, support and distribute software for use in connection with these products. The agreement does not provide for the purchase of a guaranteed minimum amount of product. These agreements were negotiated and made in the context of our prior parent-subsidiary relationship. As a result, some of these agreements may have terms and conditions, in the case of the OEM agreement, including the terms of pricing, that are less beneficial to us than agreements negotiated with unaffiliated third parties. Sales and services revenue from EMC represented approximately 68% of our revenue, excluding ESCON service revenue, for the quarter ended March 31, 2001. In addition, in some instances, our ability to terminate these agreements is limited, which may prevent us from being able to negotiate more favorable terms with EMC or from entering into similar agreements with third parties.

WE DEPEND HEAVILY ON EMC AS OUR KEY OEM CUSTOMER; IF OUR RELATIONSHIP WITH EMC ADVERSELY CHANGES, OUR REVENUE WILL BE SIGNIFICANTLY REDUCED.

    For the quarter ended March 31, 2001, our product sales to EMC represented approximately 68% of our total revenue, excluding ESCON service revenue. In addition, during the same period, revenue under our service agreement with EMC Corporation, pursuant to which we manufacture and supply ESCON switching devices for IBM, represented approximately 4% of our total revenue. EMC has recently agreed to resell products offered by two of our competitors, and nothing restricts EMC from expanding those relationships in a manner that could be adverse to us. If our business relationship with EMC ends or significantly changes, resulting in reduced sales to EMC, our revenue will be significantly reduced.

PROVISIONS OF OUR AGREEMENTS WITH EMC RELATING TO OUR RELATIONSHIP WITH EMC AFTER THE DISTRIBUTION BY EMC OF OUR CLASS A COMMON STOCK INDIRECTLY HELD BY IT TO ITS STOCKHOLDERS MAY AFFECT THE OPERATION OF OUR BUSINESS, LIMIT OUR ABILITY TO FINANCE OUR OPERATIONS OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY.

    Under the terms of the Tax Sharing Agreement between EMC and us, until 27 months after the date of EMC's distribution of our Class A common stock indirectly held by it to its stockholders, we may not, without the consent of EMC or the receipt by EMC of a private letter ruling from the Internal Revenue Service that the tax treatment of the distribution will not be adversely affected:

    - enter into any transaction that would result in any person acquiring a 50% or greater interest in us;

    - take or fail to take any other action which would cause the distribution to be taxable to EMC stockholders;

    - issue stock or other equity interests in us, or redeem or repurchase any of our capital stock which would involve the acquisition by one or more persons of more than 35% of our stock; or

    - undertake any transaction which would be treated as a liquidation or reorganization for tax purposes.

    These restrictions may prevent us from being acquired, either in a negotiated transaction or otherwise, from using shares of our common stock as payment in the acquisition by us of other companies or from financing our operations through sales of securities.

    Under the terms of the Master Confidential Disclosure and License Agreement between EMC and us, EMC has granted us a license under existing EMC patents. If we are acquired, our acquirer will retain this license as long as our acquirer grants to EMC a license under all of the acquirer's patents for all products licensed under the agreement under the same terms as the license we have granted to EMC under the agreement. The potential loss of the license from EMC after an acquisition of us by a third party may make an acquisition of us by a third party unlikely.

WE MAY BE OBLIGATED TO INDEMNIFY EMC IF THE DISTRIBUTION IS NOT TAX FREE.

    The Tax Sharing Agreement that we have entered into with EMC obligates us to indemnify EMC from taxes relating to the failure of EMC's distribution to EMC's stockholders of our Class A common stock (that it indirectly holds) to be tax free if that failure results from, among other things:

    - any act or omission by us that would cause the distribution to fail to qualify as a tax free distribution under the Internal Revenue Code;

    - any act or omission by us that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the distribution by EMC of our Class A common stock indirectly held by it to its stockholders;

    - any acquisition by a third party of our stock or assets; or

    - any issuance by us of stock or any change in ownership of our stock.

    As a result, we may be liable to EMC under the Tax Sharing Agreement upon the occurrence of events that are beyond our control. If the distribution of our Class A common stock fails to qualify as a tax-free distribution, EMC would incur tax liability as if our Class A common stock that was distributed by EMC had been sold by EMC for its fair market value in a taxable transaction. In the event that we are required to indemnify EMC because the distribution of our Class A common stock fails to qualify as a tax-free distribution, our liability could exceed 35% of the value of the Class A common stock distributed by EMC as determined on the date of the distribution.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

    The Company is exposed to market risk, primarily from changes in interest rates, foreign currency exchange rates and credit risks.

INTEREST RATE RISK

    The Company earns interest income on both its cash and cash equivalents and its investment portfolio. The Company's investment portfolio consists of readily marketable investment-grade debt securities of various issuers and maturities ranging from overnight to two years. All investments are denominated in U.S. dollars and are classified as "available for sale." These instruments are not leveraged, and are not held for trading purposes. As interest rates change, the amount of unrealized gain or loss on these securities will change. The quantitative and qualitative disclosures about market risk are discussed in
Item 7-Quantitative and Qualitative Disclosure About Market Risk, contained in the Company's Form 10-K.

FOREIGN CURRENCY EXCHANGE RISK

    The Company operates sales and support offices in several countries. All of the Company's sales contracts have been denominated in U.S. dollars, therefore the Company's transactions in foreign currencies are limited to operating expense transactions. Due to the limited nature and amount of these transactions, we do not believe we have had or will have material exposure to foreign currency exchange risk.

CREDIT RISK

    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of temporary cash investments, investments and trade receivables. The Company places its temporary cash investments and investment securities in investment grade instruments and limits the amount of investment with any one financial institution. The Company evaluates the credit risk associated with each of its customers and has concluded that it does not have a material exposure to credit risk with its customers.

Directions To

McDATA Corporation
Annual Meeting of Stockholders
Arvada Center for the Arts and Humanities
6901 Wadsworth Boulevard
Arvada, Colorado 80003

From the Denver Airport

Pena Boulevard to I-70 West
I-70 West to Wadsworth Boulevard - Exit 269A - North
North on Wadsworth Boulevard to 6901 Wadsworth Boulevard

From the South

I-25 North to US 36 West
US 36 West to Broomfield exit - US 121
Left on US 121 (Wadsworth Boulevard) to 6901 Wadsworth Boulevard

From the North

I-25 South to US 36 West
US 36 West to Broomfield exit - US 121
Left on US 121 (Wadsworth Boulevard) to 6901 Wadsworth Boulevard

                   MCDATA CORPORATION                                        MCDATA CORPORATION

             ANNUAL MEETING OF STOCKHOLDERS                            ANNUAL MEETING OF STOCKHOLDERS

       ARVADA CENTER FOR THE ARTS AND HUMANITIES                 ARVADA CENTER FOR THE ARTS AND HUMANITIES
                6901 WADSWORTH BOULEVARD                                  6901 WADSWORTH BOULEVARD
                 ARVADA, COLORADO 80003                                    ARVADA, COLORADO 80003
                     AUGUST 1, 2001                                            AUGUST 1, 2001
                       2:00 P.M.                                                 2:00 P.M.

                       ADMIT ONE                                                 ADMIT ONE

[MCDATA LOGO]
C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form. YOU CAN ALSO ELECT TO RECEIVE FUTURE SHAREHOLDER COMMUNICATIONS ELECTRONICALLY BY ENROLLING IN ELECTRONIC DELIVERY.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to McDATA Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.



TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                 MCDATA                       KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
                                             DETACH AND RETURN THIS PORTION ONLY


              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.


MCDATA CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEE LISTED BELOW AND "FOR" PROPOSALS 2 AND 3.

1.   Election of Directors:

     Electing one director to serve a three-year term as Class I Director and for nominee.

     01) John W. Gerdelman

          FOR       WITHHOLD        FOR ALL
          ALL         ALL           EXCEPT

     To withholdauthoritytovote, mark "For All Except" and write the nominee's number on the line below.

     -----------------------------------

VOTE ON PROPOSALS

                                                           FOR  AGAINST  ABSTAIN
2.   To ratify the appointment of the firm                 / /    / /      / /
     PricewaterhouseCoopers LLP as auditors of
     McDATA  Corporation for the calendar year 2001.

3.   To amend the 1997 Stock Option Plan as                / /    / /      / /
     described in McDATA's Proxy Statement.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NOMINEE NOTED HEREON TO THE BOARD OF DIRECTORS TO SERVE FOR A THREE-YEAR TERM AS A CLASS I DIRECTOR; RATIFYING THE APPOINTMENT OF THE FIRM PRICEWATERHOUSECOOPERS LLP AS AUDITORS OF MCDATA CORPORATION FOR THE CALENDAR YEAR 2001 AND TO AMEND THE 1997 STOCK OPTION PLAN, AS DESCRIBED IN MCDATA'S PROXY STATEMENT. A VOTE FOR THE ELECTION OF DIRECTORS INCLUDES DISCRETIONARY AUTHORITY TO VOTE FOR A SUBSTITUTE IF THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


Mark box at right if an address change has been noted on the          / /
reverse side of this card.

Please check here if you plan to attend the Annual Meeting.           / /



----------------------------------  ----     -----------------------------  ----
Signature [PLEASE SIGN WITHIN BOX]  Date     Signature (Joint Owners)       Date

                                 [MCDATA LOGO]

                 ANNUAL MEETING OF STOCKHOLDERS, AUGUST 1, 2001
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints John F. M c Donnell, Thomas M. Uhlman and Charles C. Johnston, and each of them, proxies with full power of substitution to each, to represent and to vote at the Annual Meeting of Stockholders of McDATA Corporation, a Delaware corporation, to be held on August 1, 2001, at 2:00p.m., local time at the Arvada Center for the Arts and Humanities located at 6901 Wadsworth Boulevard, Arvada, CO 80003, and at any adjournments thereof all the shares of Class A Common Stock, par value $.01 per share and Class B Common Stock, par value $.01 per share, of McDATA Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of McDATA Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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If you made address changes above, please mark the box on the reverse side.